Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146658

GREAT PEE DEE BANCORP, INC.
901 CHESTERFIELD HIGHWAY
CHERAW, SOUTH CAROLINA 29520

To the Stockholders of Great Pee Dee Bancorp, Inc.:

Great Pee Dee Bancorp, Inc. and First Bancorp have entered into a merger agreement dated July 12, 2007, as amended on February 5, 2008. This agreement calls for a merger of Great Pee Dee and First Bancorp, with First Bancorp surviving the merger. References to the merger in the proxy statement/prospectus refer to the merger of Great Pee Dee into First Bancorp.

The merger requires the approval of the stockholders of Great Pee Dee. For that reason, you are receiving a proxy statement/prospectus describing the terms of the merger and providing other important information. We urge you to read it carefully, including the risk factors beginning on page 13 of the proxy statement/prospectus.

At a special stockholder meeting to be held on March 14, 2008, you will be asked to vote upon and approve the merger and a proposal to adjourn the special meeting, including, if necessary, to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the merger. A proxy card that can be used to cast your vote accompanies the proxy statement/prospectus. The approval of the holders of at least a majority of the shares of Great Pee Dee common stock outstanding as of January 24, 2008, which is the record date for the Great Pee Dee stockholder meeting, is required to complete the merger.

Under the merger agreement, you will receive 1.15 shares of First Bancorp common stock for each share of Great Pee Dee common stock you own as of the date the merger is completed. This exchange ratio is subject to adjustment in limited circumstances as described in the proxy statement/prospectus. The approximate maximum number of shares to be issued by First Bancorp pursuant to the merger agreement based on the exchange ratio is 2,086,872.

First Bancorp common stock is traded on the Nasdaq Global Select Market under the symbol “FBNC.” Based on the closing price of First Bancorp common stock on February 5, 2008 of $17.83 per share and the 1.15 exchange ratio, you would receive approximately $20.50 worth of First Bancorp common stock for each share of Great Pee Dee common stock you hold on the closing date. The actual value of the First Bancorp common stock you receive in the merger will depend on the market value of First Bancorp common stock at the time of completion of the merger.

Your vote is very important. The board of directors of Great Pee Dee has unanimously adopted the merger agreement, and your board strongly encourages you to vote FOR approval of the merger and the proposal to adjourn the special meeting.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the First Bancorp common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate, adequate or complete. Any representation to the contrary is a criminal offense. The shares of First Bancorp common stock are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The shares of First Bancorp common stock to be issued in connection with the merger will be freely tradable in the open market, subject to the resale restrictions applicable to affiliates described in “The Merger — Resales of First Bancorp Common Stock” on page 39.

The date of this proxy statement/prospectus is February 6, 2008.
It is first being mailed on or about February 7, 2008.

GREAT PEE DEE BANCORP, INC.
901 CHESTERFIELD HIGHWAY
CHERAW, SOUTH CAROLINA 29520
(843) 537-7656

Notice of Special Meeting of Stockholders to be held on March 14, 2008

Great Pee Dee Bancorp, Inc. will hold a special meeting of stockholders at its offices located at 901 Chesterfield Highway, Cheraw, South Carolina 29520, at 2:00 p.m., local time, on March 14, 2008 for the following purposes:

(1) Approval of Merger Agreement.  To consider and vote on a proposal to approve the merger agreement dated July 12, 2007 between First Bancorp and Great Pee Dee, as amended on February 5, 2008, pursuant to which Great Pee Dee will merge into First Bancorp, with First Bancorp being the surviving corporation. Under the merger agreement, Great Pee Dee stockholders will receive 1.15 shares of First Bancorp common stock for each share of Great Pee Dee common stock they own as of the date the merger is completed (subject to adjustment under certain limited circumstances).

(2) Adjournment.  To consider and vote on a proposal to adjourn the special meeting, including, if necessary, to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting in person or by proxy, to approve the merger.

(3) Other Business.  To transact such other business as may properly come before the special meeting, or any adjournments or postponements of such meeting.

Great Pee Dee’s board of directors is not aware of any other business to be considered at the meeting.

The merger is described more fully in the proxy statement/prospectus attached to this notice.

Record holders of Great Pee Dee common stock at the close of business on January 24, 2008 will receive notice of and may vote at the special meeting, including any adjournments or postponements of such meeting.

Approval of the merger agreement at the special meeting will require the affirmative vote of the holders of a majority of the outstanding shares of Great Pee Dee common stock.

Under certain circumstances described in the proxy statement/prospectus, stockholders will have dissenters’ rights under Section 262 of the Delaware General Corporation Law with respect to the proposed merger. The procedures to exercise dissenters’ rights are summarized in, and a copy of Section 262 of the Delaware General Corporation Law is attached as Appendix C to, the proxy statement/prospectus. Strict compliance with Section 262 of the Delaware General Corporation Law is required to exercise dissenters’ rights.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or following the voting instructions from your broker for shares held in “street name.” If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger and the proposal to adjourn the special meeting. If you do not either return your card or attend and vote in favor of the merger agreement at the special meeting, the effect will be the same as a vote against the merger.

By Order of the Board of Directors

John S. Long
President and Chief Executive Officer

February 6, 2008

Your board of directors unanimously recommends that you vote FOR approval of the merger agreement and the proposal to adjourn the special meeting.

PLEASE NOTE

No one has been authorized to provide stockholders of Great Pee Dee with any information other than the information included in this document and the documents that are referred to herein. Stockholders of Great Pee Dee should not rely on other information as being authorized by Great Pee Dee or First Bancorp.

This proxy statement/prospectus has been prepared as of February 6, 2008. There may be changes in the affairs of First Bancorp or Great Pee Dee since that date that are not reflected in this document.

When used in this proxy statement/prospectus, the terms “Great Pee Dee” and “First Bancorp” refer to Great Pee Dee Bancorp, Inc. and First Bancorp, respectively, and, where the context requires, to Great Pee Dee and First Bancorp and their respective subsidiaries.

OTHER INFORMATION ABOUT THE PARTIES

Important business and financial information about First Bancorp is contained in documents that have been incorporated by reference into this document. These documents are described on page 75 under “Additional Information.”

You can obtain additional, free copies of the information described above or additional copies of this document on written or oral request, or you can ask questions about the merger, by writing or calling:

John M. Digby
Great Pee Dee Bancorp, Inc.
901 Chesterfield Highway
Cheraw, South Carolina 29520
Telephone: (843) 537-7656

Anna G. Hollers
First Bancorp
Post Office Box 508
341 North Main Street
Troy, North Carolina 27371-0508
Telephone: (910) 576-6171

To obtain timely delivery of the documents, you must request the information by March 4, 2008.

Appendices

Appendix A	—	Merger Agreement, dated as of July 12, 2007, between First Bancorp and Great Pee Dee Bancorp, Inc. and Amendment to Merger Agreement, dated as of February 5, 2008, between First Bancorp and Great Pee Dee Bancorp, Inc.
Appendix B	—	Opinion of Howe Barnes Hoefer & Arnett, Inc.
Appendix C	—	Section 262 of the Delaware General Corporation Law

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements about each of First Bancorp and Great Pee Dee, as well as information relating to the merger. Forward-looking statements are statements about the future and are not based on historical fact and can often be identified by such words as “expect,” “may,” “could,” “intend,” “believe” or “anticipate.” These forward-looking statements reflect current views as of the date of this proxy statement/prospectus of First Bancorp and Great Pee Dee, but they are based on assumptions and are subject to risks, uncertainties and other factors. These risks, uncertainties and other factors could cause actual results to differ significantly from these forward-looking statements and include the following:

•	First Bancorp may not be able to successfully integrate its acquisition of Great Pee Dee;

•	competitive pressure in the banking industry may increase significantly;

•	changes in the interest rate environment may reduce operating margins;

•	general economic conditions, either national or regional, may be less favorable than expected, resulting in, among other things, deterioration of asset quality;

•	adverse changes may occur in the regulatory environment;

•	adverse changes may occur in business conditions and inflation; and

•	adverse changes may occur in the securities markets.

Further information on specific factors that could affect the financial results of First Bancorp after the merger is included in the discussion of “Risk Factors” beginning on page 13. You should also consider the cautionary statements contained in First Bancorp’s and Great Pee Dee’s respective filings with the Securities and Exchange Commission.

SUMMARY TERM SHEET

First Bancorp has entered into a merger agreement with Great Pee Dee, dated July 12, 2007, as amended on February 5, 2008. A summary of the terms of the merger agreement is set forth below. Great Pee Dee’s board of directors is soliciting your proxy for use at the meeting of Great Pee Dee stockholders to be held at 901 Chesterfield Highway, Cheraw, South Carolina 29520, at 2:00 p.m., local time, on March 14, 2008. At the special meeting you will be asked to consider and approve the merger agreement. Great Pee Dee’s board of directors has unanimously approved the merger agreement and believes that the merger is fair to, and in the best interests of, Great Pee Dee stockholders. Great Pee Dee strongly encourages you to vote “FOR” the merger.

Aggregate Merger Consideration:	2,086,872 shares of First Bancorp common stock, plus additional shares for any Great Pee Dee options exercised prior to closing

Form of Merger Consideration:	Great Pee Dee stockholders will receive 1.15 shares of First Bancorp common stock for each share of Great Pee Dee common stock

Merger Consideration Adjustment:	If the average closing price of First Bancorp common stock is less than $16.50 during the 20-day trading period ending three business days prior to the later of (i) the date of stockholder approval of the merger agreement, or (ii) the date of the last consent from a regulatory authority required for consummation of the merger, and if certain other conditions are satisfied, Great Pee Dee will have the option to terminate the merger. First Bancorp has the option to nullify the termination by increasing the exchange ratio and/or paying cash to Great Pee Dee stockholders such that the sum of the increased exchange ratio multiplied by the average price of First Bancorp stock during such 20-day trading period, plus any cash paid per share, is at least $18.975.

Fractional Shares:	For many Great Pee Dee stockholders, the conversion of Great Pee Dee common stock into First Bancorp common stock would result in the issuance of fractional shares of First Bancorp common stock. Instead of issuing fractional shares, First Bancorp will pay cash, determined by multiplying the fraction by the closing price of First Bancorp common stock on the last trading day before the merger is effective.

Dissenters’ Rights:	Stockholders of Great Pee Dee will not have dissenters’ rights unless First Bancorp increases the merger consideration (as described above) and elects to pay all or a portion of such increased consideration in cash. If cash is included in the merger consideration (other than for fractional shares), then Great Pee Dee stockholders who do not vote in favor of the merger and properly exercise their dissenters’ rights will have the right to receive a cash payment for the fair value of their Great Pee Dee shares instead of accepting the consideration offered in the merger.

Surviving Corporation:	First Bancorp; Great Pee Dee will merge into First Bancorp

Headquarters after Merger:	Troy, North Carolina

Great Pee Dee Representation on the Board of Directors of First Bancorp:	One director

Pro Forma Ownership of First Bancorp Common Stock by Great Pee Dee stockholders:	Approximately 12.53%, as of January 31, 2008

Expected Closing:	Second quarter of 2008

Required Approvals:	First Bancorp — Regulatory

Great Pee Dee — Stockholder

Fairness Opinion:	Howe Barnes Hoefer & Arnett, Inc., an investment banking firm headquartered in Chicago, Illinois, has given its opinion, dated July 12, 2007, to Great Pee Dee’s board of directors that the consideration to be received by the Great Pee Dee stockholders in connection with the merger is fair, from a financial point of view, to Great Pee Dee stockholders. An updated opinion, dated January 31, 2008, is attached as Appendix B to this proxy statement/prospectus, and Great Pee Dee’s stockholders should read it carefully.

Stock Listings:	First Bancorp common stock is listed on the Nasdaq Global Select Market under the symbol “FBNC.”

Great Pee Dee common stock is listed on the Nasdaq Global Market under the symbol “PEDE.”

v

QUESTIONS AND ANSWERS ABOUT THE STOCKHOLDER MEETING AND MERGER

Q:	What am I being asked to vote upon at the Great Pee Dee stockholder meeting?

A:	As a Great Pee Dee stockholder, you are being asked to:

•	approve the merger agreement pursuant to which Great Pee Dee will merge into First Bancorp;

•	approve a proposal to adjourn the special meeting to a later date or dates, including, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	take action upon any other business as may properly come before the meeting, or any adjournments or postponements of the meeting.

Great Pee Dee’s board of directors is not aware of any other business to be considered at the meeting.

Q:	Why is my vote important?

A:	The merger cannot be completed unless the holders of at least a majority of the outstanding shares of Great Pee Dee common stock vote in favor of the merger agreement. The proposal to adjourn the special meeting will be approved if more votes are cast in favor of the proposal than are cast against it. The Great Pee Dee board of directors recommends that you vote FOR approval of the merger agreement and the proposal to adjourn if necessary. If you do not either return your proxy card or attend the stockholder meeting and vote in favor of the merger agreement, the effect will be the same as a vote against the merger.

Q:	Who is eligible to vote at the stockholder meeting?

A:	Holders of Great Pee Dee common stock are eligible to vote their shares of Great Pee Dee common stock at the stockholder meeting if they were holders of record of those shares at the close of business on January 24, 2008.

Q:	What will I receive in the merger?

A:	Each Great Pee Dee stockholder will receive 1.15 shares of First Bancorp common stock for each issued and outstanding share of Great Pee Dee common stock, with cash being paid for any fractional shares. The value of the consideration to be received by each Great Pee Dee stockholder will depend upon the value of the First Bancorp common stock at the effective time of the merger. Based on the closing price of First Bancorp common stock of $18.28 as of July 12, 2007 (the last trading day before the merger was announced) and $17.83 as of February 5, 2008 (the most recent practicable trading date prior to the mailing of this proxy statement/prospectus), the value of the consideration to be received by each stockholder of Great Pee Dee would be approximately $21.02 on July 12, 2007 and $20.50 as of February 5, 2008.

Q:	Will I be taxed on the First Bancorp common stock that I receive in exchange for my Great Pee Dee shares?

A:	We expect the merger to qualify as a reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization for United States federal income tax purposes, Great Pee Dee stockholders will not recognize any gain or loss to the extent Great Pee Dee stockholders receive First Bancorp common stock in exchange for their Great Pee Dee shares. However, Great Pee Dee’s stockholders will recognize capital gain, but not loss, to the extent of any cash received. We recommend that Great Pee Dee stockholders carefully read the complete explanation of the material United States federal income tax consequences of the merger beginning on page 37, and that Great Pee Dee stockholders consult their individual tax advisors for a full understanding of the tax consequences of their participation in the merger based on their particular individual circumstances.

Q:	When will the merger be completed?

A:	If the merger agreement is approved by Great Pee Dee stockholders, the merger will be completed within 30 days after the satisfaction or waiver of the conditions to the merger, which are described in this proxy statement/prospectus. First Bancorp and Great Pee Dee currently anticipate that the merger will be completed during the second quarter of 2008.

Q:	What should I do now?

A:	After you carefully read this document, indicate on your proxy card how you want to vote, and sign, date, and mail the proxy card in the enclosed envelope as soon as possible, so that your shares will be voted at the meeting.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger and the proposal to adjourn the special meeting. Failing to sign and send in your proxy or attend and vote in person at the meeting will have the effect of a vote against the merger.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares of stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares in accordance with the directions your broker provides. Failure to provide instructions to your broker will result in your shares not being voted, which will have the effect of a vote against the merger.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. If you mailed your proxy card, you can change your vote in any of the following ways:

•	by sending a written notice to the Secretary of Great Pee Dee that is received prior to the stockholder meeting stating that you revoke your proxy;

•	by signing, dating and mailing a new proxy card so that it is received by Great Pee Dee prior to the stockholder meeting; or

•	by attending the stockholder meeting and voting in person.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, First Bancorp will send you written instructions for exchanging your Great Pee Dee stock certificates for First Bancorp stock certificates.

Q:	Can I exercise dissenters’ rights?

A:	Generally, no. If First Bancorp only issues its common stock as merger consideration (other than cash paid for fractional shares), then you will not be entitled to exercise dissenters’ rights. However, there are circumstances in which First Bancorp may elect to pay cash as a portion of the merger consideration. If that occurs, and you vote against or abstain from voting on the merger and properly exercise your dissenters’ rights prior to the stockholder meeting, you will have the right to receive a cash payment equal to the fair value of your shares of Great Pee Dee common stock. To exercise this right, you must strictly comply with Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix C to this proxy statement/prospectus and which is summarized below in “Dissenters’ Rights.” If you wish to exercise dissenters’ rights, please read this information carefully. You must take affirmative steps to preserve these rights.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus relating to the merger and may not include all of the information that is important to you. To get a more complete description of the proposed merger, you should carefully read this entire document. For more information about First Bancorp and Great Pee Dee, see“Additional Information” and “Information About Great Pee Dee.” We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find more detailed information about the topics summarized below.

The Parties (See page 50)

Great Pee Dee Bancorp, Inc.
901 Chesterfield Highway
Cheraw, South Carolina 29520
Telephone: (843) 537-7656

Great Pee Dee is a savings and loan holding company headquartered in Cheraw, South Carolina. It conducts its operations through a wholly owned subsidiary bank, Sentry Bank & Trust, formerly First Federal Savings and Loan Association of Cheraw.

Sentry was organized in 1935 and has been a member of the Federal Home Loan Bank system since its organization. Sentry’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation, or the FDIC, to the maximum amount permitted by law. Sentry conducts its primary business in Chesterfield, Marlboro and Florence Counties, South Carolina. Sentry is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by real estate located in its primary market area. Sentry also makes commercial loans, consumer loans and loans secured by deposit accounts. Sentry is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. In fiscal year 2007 and other recent years, Sentry accounted for substantially all of the consolidated net income of Great Pee Dee.

As of September 30, 2007, Great Pee Dee had total assets of approximately $221.6 million, total loans of approximately $174.7 million, total deposits of approximately $160.4 million, investment securities of approximately $19.5 million, and stockholders’ equity of approximately $27.4 million.

At September 30, 2007, Great Pee Dee and its subsidiaries had 37 full-time employees.

First Bancorp
341 North Main Street
Post Office Box 508
Troy, North Carolina 27371-0508
Telephone: (910) 576-6171

First Bancorp is a bank holding company headquartered in Troy, North Carolina. It conducts its operations primarily through a subsidiary bank, First Bank, from 70 branches covering a geographical area from Latta, South Carolina to the southeast, to Wilmington, North Carolina to the east, to Radford, Virginia to the north, to Wytheville, Virginia to the northwest, and to Harmony, North Carolina to the west. First Bancorp provides a full range of banking services, including accepting demand and time deposits, making secured and unsecured loans to individuals and businesses, and offering repurchase agreements. In 2006 and other recent years, First Bank accounted for substantially all of the consolidated net income of First Bancorp.

As of September 30, 2007, First Bancorp had total assets of approximately $2.3 billion, loans of approximately $1.8 billion, deposits of approximately $1.8 billion, investment securities of approximately $153.4 million, and total shareholders’ equity of approximately $170.8 million.

At September 30, 2007, First Bancorp and its subsidiaries had 577 full-time employees.

The Merger (See page 17)

Pursuant to the merger agreement, Great Pee Dee will merge into First Bancorp, with First Bancorp being the surviving corporation.

After the merger is completed, it is expected that James C. Crawford, III, who currently serves as Chairman of the Board of Directors of Great Pee Dee, will be elected as a director of First Bancorp and First Bank. It is also expected that immediately after completion of the merger, John S. Long, the current chief executive officer and president of Great Pee Dee, will be employed by First Bancorp. See “The Merger — Management and Operations after the Merger.”

What Great Pee Dee Stockholders Will Receive in the Merger (See page 17)

Upon completion of the merger, Great Pee Dee stockholders will receive 1.15 shares of First Bancorp common stock for each share of Great Pee Dee common stock. If the average price of First Bancorp common stock, however, is less than $16.50 during the 20-day trading period ending three business days prior to the later of the date of stockholder approval of the merger agreement or the date of the last consent from a regulatory authority required for consummation of the merger, and certain other conditions are satisfied, Great Pee Dee will have the option to terminate the merger. First Bancorp has the option to nullify the termination by increasing the exchange ratio and/or paying cash to Great Pee Dee stockholders such that the sum of the increased exchange ratio multiplied by the average price of First Bancorp stock, plus any cash paid per share, is at least $18.975. See “The Merger — What Great Pee Dee Stockholders Will Receive in the Merger.”

Based on the closing price of First Bancorp common stock on February 5, 2008 of $17.83 per share and the 1.15 exchange ratio, Great Pee Dee stockholders would receive approximately $20.50 of First Bancorp common stock for each share of Great Pee Dee common stock held. The market price of First Bancorp stock, however, may fluctuate between the date of this proxy statement/prospectus and the date that the merger is completed. Such fluctuation will change the value of the shares of First Bancorp common stock that the Great Pee Dee stockholders will receive in the merger. For more information about what the Great Pee Dee stockholders will receive if the merger is completed, see “The Merger — What Great Pee Dee Stockholders Will Receive in the Merger.”

First Bancorp will not issue any fractional shares of its common stock but, instead, will pay cash (without interest) for any fractional shares that any Great Pee Dee stockholders would otherwise receive upon completion of the merger. The cash payment will be an amount equal to the fraction of a share of First Bancorp common stock that otherwise would be received in the merger multiplied by the closing price of one share of First Bancorp common stock on the Nasdaq Global Select Market on the last trading day before the merger is completed.

Effect of the Merger on Great Pee Dee Options (See page 18)

There are outstanding options to acquire Great Pee Dee common stock under an existing Great Pee Dee stock option plan. Upon completion of the merger, First Bancorp will assume each outstanding option, which will be converted into an option to purchase First Bancorp common stock. The number of shares of First Bancorp common stock subject to such options and their exercise price will be established based on the exchange ratio applicable to outstanding shares of Great Pee Dee common stock in the merger.

First Bancorp Dividend Policy Following the Merger (See page 34)

First Bancorp currently pays quarterly dividends at an annualized rate of $0.76 per share of First Bancorp common stock, which, based on an exchange ratio of 1.15, equates to approximately $0.87 per share of Great Pee Dee common stock. First Bancorp, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. Great Pee Dee currently pays quarterly dividends at an annualized rate of $0.64 per share of Great Pee Dee common stock.

Comparative Market Prices of Great Pee Dee and First Bancorp Common Stock (See page 49)

Shares of First Bancorp common stock are traded on the Nasdaq Global Select Market under the symbol “FBNC.” Shares of Great Pee Dee common stock are traded on the Nasdaq Global Market under the symbol “PEDE.”

The following table shows the reported closing sale prices per share for Great Pee Dee common stock and First Bancorp common stock on (i) July 12, 2007, the last trading day before the public announcement of the execution of the merger agreement, and (ii) February 5, 2008, the latest practicable date prior to the mailing of this proxy statement/prospectus. This table also shows in the column entitled “Equivalent Price Per Great Pee Dee Share” the value that Great Pee Dee stockholders would receive in the merger for each share of Great Pee Dee common stock as of the dates indicated.

	Great Pee Dee
	Common	First Bancorp	Equivalent Price per
	Stock	Common Stock	Great Pee Dee Share(1)

July 12, 2007	$15.50	$18.28	$21.02
February 5, 2008	$19.72	$17.83	$20.50

(1)	The equivalent price per share of Great Pee Dee common stock at each specified date represents the closing sales price of a share of First Bancorp common stock on such date multiplied by an exchange ratio of 1.15. See “Comparative Market Prices and Dividends.”

We can make no assurance as to what the market price of the First Bancorp common stock will be when the merger is completed or anytime thereafter. Great Pee Dee stockholders should obtain current stock price quotations for First Bancorp and Great Pee Dee common stock.

Expected Tax Treatment as a Result of the Merger (See page 37)

It is anticipated that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code and that, for federal income tax purposes, Great Pee Dee stockholders that exchange their shares solely for First Bancorp common stock will not recognize any gain or loss upon the exchange. However, Great Pee Dee stockholders will be required to recognize gain upon the receipt of any cash paid as part of the merger consideration or in lieu of fractional shares to the extent of the cash received. For more information, see “The Merger — What Great Pee Dee Stockholders Will Receive in the Merger.”

Because certain tax consequences of the merger may vary depending on the particular circumstances of each stockholder, whether the stockholder receives cash or stock, and other factors, each stockholder of Great Pee Dee should consult his or her own tax advisor to determine the tax consequences of the merger under federal, state, local, and foreign tax laws.

Reasons for the Merger (See pages 28, 29)

The boards of directors of Great Pee Dee and First Bancorp believe that, among other things, the merger will provide the resulting company with expanded opportunities for profitable growth. In addition, the boards believe that by combining the resources and capital of First Bancorp and Great Pee Dee, the resulting company will have an improved ability to compete in the competitive financial services industry.

Opinion of Great Pee Dee’s Financial Advisor (See page 20)

In deciding to approve the merger agreement, the board of directors of Great Pee Dee considered an opinion from its financial advisor Howe Barnes Hoefer & Arnett, Inc., dated July 12, 2007, that the merger consideration was fair to the Great Pee Dee stockholders from a financial point of view as of such date. An updated opinion, dated January 31, 2008, is attached to this proxy statement/prospectus as Appendix B. We encourage all Great Pee Dee stockholders to read this opinion.

Stockholder Meeting (See page 15)

The special meeting of the Great Pee Dee stockholders will be held at 901 Chesterfield Highway, Cheraw, South Carolina 29520, at 2:00 p.m., local time, on March 14, 2008. The stockholders will be asked to:

•	approve the merger agreement;

•	approve a proposal to adjourn the special meeting to a later date or dates, including, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	transact such other business as may properly come before the meeting, or any adjournments or postponements of such meeting.

Great Pee Dee’s board of directors is not aware of any other business to be considered at the meeting. A quorum of Great Pee Dee stockholders must be present to hold the special meeting. A quorum is established when the holders of a majority of the shares of Great Pee Dee common stock entitled to vote on a matter are represented at the meeting, either in person or by proxy.

Required Stockholder Vote (See page 15)

The approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Great Pee Dee common stock.

Voting Rights at the Stockholder Meeting (See page 15)

If you are a holder of shares of Great Pee Dee common stock as of the close of business on January 24, 2008, the record date, you are entitled to vote at the special meeting of the Great Pee Dee stockholders. On the record date, 1,814,671 shares of Great Pee Dee common stock were outstanding. You will be entitled to one vote for each share of Great Pee Dee common stock owned as of the record date. You may vote either by attending the meeting and voting your shares or by completing the enclosed proxy card and mailing it to Great Pee Dee in the enclosed envelope.

Great Pee Dee is seeking your proxy to use at the special meeting of its stockholders. We have prepared this proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. Please indicate on your proxy card how you want to vote. Sign, date and mail the proxy to us by mail as soon as possible so that your shares will be voted at the meeting. If you sign, date and mail your proxy card without marking how you want to vote, your proxy will be counted as a vote for the merger. Failure to return your proxy card or to vote in person will have the effect of a vote against the merger. If you sign a proxy, you may revoke it at any time prior to the meeting or by attending and voting at the meeting. You cannot vote shares held in “street name” (by a broker); only your broker can vote these shares. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and your shares will be treated as votes against the merger.

Dissenters’ Rights (See page 16)

If First Bancorp pays a portion of the merger consideration in the form of cash (other than cash paid for fractional shares) (see “What Great Pee Dee Stockholders Will Receive in the Merger,” above), stockholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the stockholder meeting have the right to receive a cash payment for the fair value of their shares of Great Pee Dee common stock. To exercise these rights, you must comply with Delaware General Corporation Law, the relevant portions of which are attached as Appendix C to this proxy statement/prospectus. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights. See ‘‘Stockholder Meeting.”

Great Pee Dee Recommendation to Stockholders (See page 16)

The Great Pee Dee board of directors has unanimously approved the merger agreement and believes that the proposed merger is fair to the Great Pee Dee stockholders and is in their best interests. The Great Pee Dee board unanimously recommends that the Great Pee Dee stockholders vote FOR approval of the merger agreement.

Share Ownership of Management and Certain Stockholders (See page 16)

On the record date, Great Pee Dee directors and executive officers, their immediate family members and entities they control owned or had or shared voting power over 282,916 shares of Great Pee Dee common stock, or approximately 15.6% of the outstanding shares of Great Pee Dee common stock, which constitutes approximately 31.2% of the vote required to approve the merger. This number does not include stock that the Great Pee Dee directors and officers may acquire through exercising outstanding stock options. On the record date, one of First Bancorp’s directors indirectly owned a minority interest in 9,900 shares of Great Pee Dee common stock. No other executive officer or director of First Bancorp owned any shares of Great Pee Dee common stock on the record date, and neither First Bancorp or its subsidiaries nor Great Pee Dee or its subsidiaries owned any shares of Great Pee Dee common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.

Interests of Certain Persons in the Merger (See page 34)

The Great Pee Dee board of directors and certain executive officers may have interests in the merger that are in addition to their general interests as Great Pee Dee stockholders. The Great Pee Dee directors and certain members of Great Pee Dee’s management, along with other employees of Great Pee Dee, have employment or severance agreements and are covered by certain benefit plans and other arrangements and may receive benefits from First Bancorp as a result of the merger. As a result, their interests in and potential benefits from the merger are different from those of the Great Pee Dee stockholders in general. The Great Pee Dee board of directors was aware of these interests and considered them in approving and recommending the merger.

Effective Time (See page 30)

Subject to the conditions to the obligations of Great Pee Dee and First Bancorp to effect the merger, as provided in the merger agreement and described in this proxy statement/prospectus, the merger will become effective at the time of the filing of articles of merger with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Delaware.

If the stockholders of Great Pee Dee approve the merger and all required regulatory approvals are obtained in a timely manner, it is currently anticipated that the merger will be completed during the second quarter of 2008.

Great Pee Dee and First Bancorp cannot assure you if or when the necessary stockholder and regulatory approvals can be obtained or that the other conditions precedent to the merger can or will be satisfied.

Exchange of Stock Certificates for Merger Consideration (See page 30)

Promptly after the merger is completed, Great Pee Dee stockholders will receive a transmittal letter from First Bancorp’s exchange agent with instructions on how to surrender their Great Pee Dee stock certificates in exchange for the merger consideration. Great Pee Dee stockholders should carefully review and complete the transmittal letter and return it as instructed, together with their stock certificates for Great Pee Dee common stock. Great Pee Dee stockholders should not send their stock certificates to Great Pee Dee, First Bancorp or First Bancorp’s exchange agent until they receive these written instructions. Shares of Great Pee Dee common stock held in book-entry form or “street name” will be exchanged for the merger consideration without the submission of any Great Pee Dee stock certificate. First Bancorp will pay cash (without interest) to Great Pee Dee stockholders in lieu of issuing any fractional shares of First Bancorp common stock.

Regulatory Approval and Other Conditions (See page 32)

First Bancorp was required to notify and obtain approval of the merger from the Federal Reserve, which was received on October 15, 2007. First Bancorp has also submitted an application for approval of the transaction by the South Carolina Board of Financial Institutions. We expect this approval will be received, but neither Great Pee Dee nor First Bancorp can make any assurances that this approval will be obtained or as to the timing of receiving such approval.

In addition to the required regulatory approvals, the merger can be completed only if certain other conditions, including the following, are met or waived (if permitted to be waived):

•	Great Pee Dee stockholders approve the merger agreement;

•	Great Pee Dee and First Bancorp receive an opinion from an acceptable tax advisor that the merger will qualify as a tax-free reorganization;

•	holders of not more than 10% of Great Pee Dee’s common stock exercise dissenters’ rights in the merger;

•	First Bancorp receives a copy of a favorable determination letter issued by the Internal Revenue Service with respect to the termination of the Sentry Bank & Trust Employee Stock Ownership Plan, which is referred to herein as the Employee Stock Ownership Plan;

•	Great Pee Dee and First Bancorp have complied with their covenants made in the merger agreement; and

•	neither Great Pee Dee nor First Bancorp has breached in any material respect any of its representations made in the merger agreement.

In addition to these conditions, the merger agreement, attached to this proxy statement/prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

Waiver, Amendment and Termination (See page 32)

At any time before the merger is completed, Great Pee Dee and First Bancorp may agree to terminate the merger agreement and not proceed with the merger.

Additionally, either Great Pee Dee or First Bancorp may terminate the merger if the conditions for its completion of the merger have not been satisfied or waived by June 30, 2008. However, either Great Pee Dee or First Bancorp may terminate the merger for this reason if, and only if, it has materially complied with all of its obligations under the merger agreement. In addition, Great Pee Dee may terminate the merger agreement if the trading price of First Bancorp’s common stock falls below certain levels, and First Bancorp chooses not to increase the exchange ratio and/or pay cash to prevent such termination. See “The Merger — What Great Pee Dee Stockholders Will Receive in the Merger.”

Great Pee Dee and First Bancorp also may terminate the merger if other circumstances occur that are described in Article IX of the merger agreement, which is attached to this proxy statement/prospectus as Appendix A.

The merger agreement may be amended by the written agreement of Great Pee Dee and First Bancorp. The parties may amend the merger agreement without stockholder approval, even if Great Pee Dee stockholders already have approved the merger. Great Pee Dee stockholders, however, must approve any amendments that would modify, in a material respect, the type or amount of consideration that they will receive in the merger.

Termination Fee (See page 39)

The merger agreement provides for the payment of a $1,200,000 termination fee by Great Pee Dee to First Bancorp in certain cases. Subject to certain conditions, Great Pee Dee would generally have to pay the termination fee if Great Pee Dee terminates the merger agreement in order to accept a superior acquisition proposal. Great Pee Dee would also have to pay the termination fee if Great Pee Dee receives an acquisition proposal and Great Pee Dee’s board of directors fails to recommend or continue recommending approval of the merger, or amends or withdraws its recommendation to the stockholders, and the stockholders do not approve the merger.

Great Pee Dee agreed to this termination fee arrangement in order to induce First Bancorp to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Great Pee Dee.

Accounting Treatment (See page 39)

The merger will be accounted for by First Bancorp as a purchase transaction for accounting and financial reporting purposes. Under the purchase method, First Bancorp will record, at fair value, the acquired assets and assumed liabilities of Great Pee Dee. The excess of the value of First Bancorp common stock that is exchanged for shares of Great Pee Dee common stock over the fair value of the net assets of Great Pee Dee will be recorded on First Bancorp’s balance sheet as intangible assets, including a core deposit intangible and “goodwill.” The goodwill will not be amortized against earnings but instead will be tested for impairment at least annually by First Bancorp. Any impairment and resulting write-down of goodwill will be included in First Bancorp’s consolidated results of operations for periods after the merger is completed. Other intangible assets such as the core deposit intangible will be amortized. Financial statements of First Bancorp issued after completion of the merger will reflect the acquisition of Great Pee Dee, but past periods shown will not be restated to reflect Great Pee Dee’s historical financial position or results of operations.

Certain Differences in Stockholders’ Rights (See page 40)

Upon completion of the merger, Great Pee Dee stockholders will become shareholders of First Bancorp. The First Bancorp articles of incorporation and bylaws will govern their rights as First Bancorp shareholders. Because of differences in the articles of incorporation and bylaws of First Bancorp and the certificate of incorporation and bylaws of Great Pee Dee, as well as differences in North Carolina and Delaware corporate law, the rights of Great Pee Dee stockholders prior to the merger will not be the same in certain important ways as their rights as First Bancorp shareholders.

Management and Operations after the Merger (See page 34)

After the merger is completed, it is expected that James C. Crawford, III will be elected as a director of First Bancorp and its banking subsidiary, First Bank. Mr. Crawford currently serves as Chairman of the Board of Directors of Great Pee Dee. The six other directors of Great Pee Dee will not be nominated for election as directors of First Bancorp but, instead, will have the option to serve on a local advisory board of First Bancorp. In recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will pay each of them, as a member of such board, $1,000 per month for a period of three years following the completion of the merger. Such amount, although greater than First Bancorp’s ordinary compensation of $60 per month for serving on such a board, would be comparable to the board fees they were receiving from Great Pee Dee immediately prior to the merger. In addition, upon completion of the merger, First Bancorp, or its banking subsidiary, First Bank, will employ John S. Long as an Executive Vice President and Regional Executive. See “The Merger — Management and Operations after the Merger” and “— Interests of Certain Persons in the Merger.”

Selected Financial Data

The following tables present First Bancorp’s selected financial data for the nine-month periods ended September 30, 2007 and 2006 and for each of the years in the five-year period ended December 31, 2006 and Great Pee Dee’s selected financial data for the three-month periods ended September 30, 2007 and 2006 and for each of the years in the five-year period ended June 30, 2007. The selected financial data is based on information contained in reports First Bancorp and Great Pee Dee have filed with the Securities and Exchange Commission.

You should read the following tables in conjunction with the consolidated financial statements of First Bancorp and Great Pee Dee contained in reports that First Bancorp and Great Pee Dee have filed with the Securities and Exchange Commission, recognizing that historical results are not necessarily indicative of results to be expected for any future period. With respect to First Bancorp, results for the nine-month period ended September 30, 2007 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2007 as a whole. In the opinion of the management of First Bancorp, all adjustments (which include normal recurring adjustments) necessary to arrive at a fair statement of interim results for such nine-month period have been included. With respect to Great Pee Dee, results for the three-month period ended September 30, 2007 are not necessarily indicative of results that may be expected for any other interim period or for the year ending June 30, 2008 as a whole. In the opinion of the management of Great Pee Dee, all adjustments (which include normal recurring adjustments) necessary to arrive at a fair statement of interim results for such three-month period have been included.

First Bancorp Selected Financial Data

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)
	(Dollars in thousands, except per share data)

Income Statement Data
Interest income	$110,628	$93,937	$129,207	$101,429	$81,593	$74,667	$73,261
Interest expense	51,907	38,599	54,671	32,838	20,303	18,907	23,871

Net interest income	58,721	55,338	74,536	68,591	61,290	55,760	49,390
Provision for loan losses	3,742	3,630	4,923	3,040	2,905	2,680	2,545

Net interest income after provision for loan losses	54,979	51,708	69,613	65,551	58,385	53,080	46,845
Noninterest income	13,370	10,252	14,310	15,004	15,864	14,918	11,968
Noninterest expense	42,581	39,328	53,198	47,636	43,717	37,964	32,301

Income before income taxes	25,768	22,632	30,725	32,919	30,532	30,034	26,512
Income taxes	9,720	8,474	11,423	16,829	10,418	10,617	9,282

Net income	$16,048	$14,158	$19,302	$16,090	$20,114	$19,417	$17,230

Per Share Data(1)
Net income per share — basic	$1.12	$0.99	$1.35	$1.14	$1.42	$1.38	$1.26
Net income per share — diluted	1.11	0.98	1.34	1.12	1.40	1.35	1.23
Cash dividends declared	0.57	0.55	0.74	0.70	0.66	0.63	0.60
Period end stated book value	11.88	11.40	11.34	10.94	10.54	10.02	9.06
Period end tangible book value	8.32	7.78	7.76	7.48	7.04	6.44	7.22
Balance Sheet Data (at Period End)
Total assets	$2,284,263	$2,078,458	$2,136,624	$1,801,050	$1,638,913	$1,475,769	$1,218,146
Loans	1,838,346	1,696,835	1,740,396	1,482,611	1,367,053	1,218,895	998,547
Allowance for loan losses	20,631	18,465	18,947	15,716	14,717	13,569	10,907
Deposits	1,818,908	1,664,902	1,695,679	1,494,577	1,388,768	1,249,364	1,055,957
Borrowed funds	233,013	200,013	210,013	100,239	92,239	76,000	30,000
Total shareholders’ equity	170,770	163,089	162,705	155,728	148,478	141,856	123,985
Performance Ratios
Return on average assets(2)	1.01%	1.00%	1.00%	0.94%	1.30%	1.45%	1.48%
Return on average equity(2)	12.68%	11.70%	11.83%	10.39%	13.71%	14.14%	14.25%
Net interest income (taxable- equivalent)/average earning assets(2)(3)	4.00%	4.22%	4.18%	4.33%	4.31%	4.52%	4.58%
Shareholders’ equity to total assets	7.48%	7.85%	7.62%	8.65%	9.06%	9.61%	10.18%

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)

Capital Ratios
Tier I risk-based capital	10.04%	10.13%	10.05%	10.49%	10.92%	11.51%	12.68%
Total risk-based capital	11.63%	11.77%	11.81%	11.61%	12.08%	12.56%	13.69%
Leverage	8.60%	8.69%	8.59%	8.60%	8.86%	9.44%	10.09%
Asset Quality Ratios
Allowance/gross loans	1.12%	1.09%	1.09%	1.06%	1.08%	1.11%	1.09%
Nonperforming loans/total loans	0.38%	0.31%	0.39%	0.11%	0.27%	0.35%	0.30%
Nonperforming assets/total assets	0.39%	0.34%	0.39%	0.17%	0.32%	0.39%	0.36%
Net charge-offs/average loans(2)	0.15%	0.08%	0.11%	0.14%	0.14%	0.10%	0.11%

(1)	Per share amounts for 2002 and 2003 have been restated from their originally reported amounts to reflect the 3-for-2 stock split paid on November 15, 2004.

(2)	Ratios for the nine-month periods ended September 30, 2007 and 2006 have been annualized.

(3)	Net interest income on a tax equivalent basis is derived by adding the tax benefit realized from tax-exempt securities to reported interest income. The following is a reconciliation of reported net interest income to tax equivalent net interest income.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)
	(Dollars in thousands)

Taxable-Equivalent Net Interest Income
Net interest income as reported	$58,721	$55,338	$74,536	$68,591	$61,290	$55,760	$49,390
Tax-equivalent adjustment	399	384	501	448	475	519	535

Net interest income, tax-equivalent	$59,120	$55,722	$75,037	$69,039	$61,765	$56,279	$49,925

Great Pee Dee Selected Financial Data

	Three Months Ended
	September 30,		Years Ended June 30,
	2007	2006	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

Income Statement Data
Interest income	$3,941	$3,545	$14,516	$12,754	$9,746	$8,312	$8,426
Interest expense	2,229	1,824	7,963	6,038	3,954	3,131	3,367

Net interest income	1,712	1,721	6,553	6,716	5,792	5,181	5,059
Provision for loan losses	67	47	168	363	192	375	400

Net interest income after provision for loan losses	1,645	1,674	6,385	6,353	5,600	4,806	4,659
Noninterest income	275	290	1,142	773	941	1,274	1,080
Noninterest expense	1,577	1,231	5,029	4,584	4,723	4,105	3,496

Income before income taxes	343	733	2,498	2,542	1,818	1,975	2,243
Income taxes	248	280	955	943	654	727	833

Net income	$95	$453	$1,543	$1,599	$1,164	$1,248	$1,410

Per Share Data
Net income per share — basic	$0.06	$0.27	$0.90	$0.93	$0.68	$0.74	$0.87
Net income per share — diluted	0.05	0.26	0.89	0.92	0.68	0.73	0.85
Cash dividends declared	0.16	0.16	0.64	0.64	0.64	0.61	0.55
Period end stated book value	15.23	15.04	15.26	14.83	14.57	14.38	14.77
Period end tangible book value	14.99	14.69	14.98	14.45	14.10	13.80	14.07
Balance Sheet Data (at Period End)
Total assets	$221,641	$214,237	$236,747	$212,706	$195,746	$156,355	$143,326
Loans held for investment	174,702	180,880	178,687	177,176	155,724	115,824	109,370
Allowance for loan losses	1,987	1,940	1,938	1,901	1,593	1,532	1,416
Deposits	160,427	155,387	171,204	151,339	136,573	108,945	108,812
Borrowed funds	31,900	30,100	36,400	33,100	31,448	21,000	8,000
Total stockholders’ equity	27,354	26,863	27,315	26,540	26,256	26,051	26,043
Performance Ratios
Return on average assets(1)	0.18%	0.90%	0.71%	0.76%	0.66%	0.81%	1.01%
Return on average equity(1)	1.39%	6.78%	5.87%	6.05%	4.52%	4.80%	5.49%
Net interest income/average earning assets(1)	3.16%	3.44%	3.21%	3.38%	3.50%	3.55%	3.79%
Stockholders’ equity to total assets	12.34%	12.54%	11.54%	12.48%	13.41%	16.66%	18.17%
Capital Ratios (for Sentry)
Tier I risk-based capital	14.61%	14.02%	14.01%	15.78%	18.78%	23.52%	26.72%
Total risk-based capital	15.79%	15.21%	15.14%	16.97%	20.03%	23.52%	27.97%
Leverage	11.13%	10.69%	10.05%	11.90%	12.28%	14.33%	16.72%
Asset Quality Ratios
Allowance/gross loans	1.14%	1.07%	1.08%	1.07%	1.02%	1.32%	1.29%
Nonperforming loans/total loans	0.93%	0.32%	0.70%	0.31%	0.71%	1.86%	2.06%
Nonperforming assets/total assets	0.78%	0.28%	0.56%	0.31%	0.66%	1.70%	1.60%
Net charge-offs/average loans(1)	0.04%	0.02%	0.07%	0.03%	0.10%	0.23%	0.04%

(1)	Ratios for the three-month periods ended September 30, 2007 and 2006 have been annualized.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

The following table shows certain comparative per share data relating to net income, cash dividends, and book value. The equivalent pro forma information is based on an exchange ratio of 1.15 shares of First Bancorp common stock for each share of Great Pee Dee common stock, which means that 2,086,872 shares of First Bancorp common stock will be issued as merger consideration, with 27,329 of such shares being cancelled immediately in connection with the repayment of the loan to the Employee Stock Ownership Plan. A different number of shares of First Bancorp common stock may, in certain circumstances, be issued and paid as merger consideration. See ‘‘The Merger — What Great Pee Dee Stockholders Will Receive in the Merger.” The pro forma information gives effect to the merger as though it was completed as of the beginning of the period stated.

The pro forma and equivalent pro forma data is presented for your information only. It does not necessarily indicate the results of operations or combined financial position that would have resulted had First Bancorp and Great Pee Dee completed the merger at the time indicated, and it does not necessarily indicate future results of operations or the combined financial position of First Bancorp after the merger.

You should read the information shown below in conjunction with the historical consolidated financial statements of First Bancorp and Great Pee Dee (and notes to them) and related financial information appearing elsewhere in this proxy statement/prospectus and the documents incorporated by reference in this document. See “Summary — Selected Financial Data” and ‘‘Additional Information.”

First Bancorp and Great Pee Dee Bancorp, Inc.
Historical and Pro Forma Comparative Per Share Data

	Nine Months	Twelve Months
	Ended	Ended
	September 30,	December 31,
	2007	2006

Net Income Per Share
First Bancorp — Historical
Basic	$1.12	$1.35
Diluted	1.11	1.34
First Bancorp — Pro forma(1)
Basic	1.03	1.30
Diluted	1.02	1.29
Great Pee Dee — Historical(2)
Basic	0.46	1.00
Diluted	0.46	0.99
Great Pee Dee — Pro forma equivalent(3)
Basic	1.18	1.50
Diluted	1.17	1.48
Cash Dividends Per Share
First Bancorp — Historical	0.57	0.74
First Bancorp — Pro forma(4)	0.57	0.74
Great Pee Dee — Historical	0.48	0.64
Great Pee Dee — Pro forma equivalent(3)(4)	0.66	0.85
Book Value — At Period End
First Bancorp — Historical	11.88	11.34
First Bancorp — Pro forma(5)	12.67	12.20
Great Pee Dee Bancorp — Historical	15.23	15.16
Great Pee Dee — Pro forma equivalent(3)	14.57	14.03

(1)	Pro forma assumptions include:

•	the immediate cancellation of 27,329 shares of First Bancorp common stock in connection with the planned termination of the Employee Stock Ownership Plan;

•	the amortization of an estimated fair value adjustment to loans amounting to $2,678,000, which results in estimated additional interest income in the first year of $412,000;

•	the amortization of an estimated fair value adjustment to investment securities amounting to $588,000, which results in estimated additional interest income in the first year of $113,000;

•	a cost of funds rate of 5.5% per annum on the estimated net transaction expenses of $2,353,000, which reduces interest income by $129,000 annually; and

•	a seven-year straight-line amortization of the estimated core deposit intangible of $790,000, which results in annual amortization expense of $113,000, or $72,000 less than Great Pee Dee’s current intangible amortization expense.

(2)	Converted from a fiscal year end of June 30 to First Bancorp’s fiscal year end of December 31 and nine-months ended September 30, 2007.

(3)	The pro forma equivalent per share data for Great Pee Dee are calculated by multiplying First Bancorp’s pro forma information by the 1.15 exchange ratio.

(4)	First Bancorp’s pro forma cash dividends per share represents historical dividends per share paid by First Bancorp. First Bancorp currently pays quarterly dividends at an annualized rate of $0.76 per share, which is a pro forma equivalent of $0.87 per share of Great Pee Dee common stock. See “The Merger — Management and Operations after the Merger” and “— Dividend Policy.”

(5)	Based on the pro forma total shareholders’ equity of First Bancorp divided by the total pro forma shares of First Bancorp common stock, assuming the issuance of 2,059,543 shares of First Bancorp common stock (after cancellation of the shares issued in connection with the repayment of the loan to the Employee Stock Ownership Plan).

RISK FACTORS

Upon completion of the merger, Great Pee Dee stockholders will receive shares of First Bancorp common stock in exchange for their shares of Great Pee Dee common stock. Great Pee Dee stockholders should be aware of and consider particular risks and uncertainties that are applicable to the merger.

The value of the merger consideration will vary with changes in First Bancorp’s stock price.

Subject to certain exceptions, each share of Great Pee Dee common stock owned by Great Pee Dee stockholders will be converted into the right to receive shares of First Bancorp common stock. The price of First Bancorp common stock when the merger takes place will likely vary from its price at the date of this proxy statement/prospectus and at the date of Great Pee Dee’s stockholder meeting. Such variations in the price of First Bancorp common stock may result from changes in the business, operations or prospects of First Bancorp, regulatory considerations, general market and economic conditions and other factors. At the time of Great Pee Dee’s stockholder meeting, you will not know the exact value of the merger consideration to be received when the merger is completed.

The value of First Bancorp shares may decline before the merger consideration is received.

As discussed above, the price of First Bancorp common stock that Great Pee Dee stockholders receive in the merger may decline from its price at the date of this proxy statement/prospectus and at the date of Great Pee Dee’s stockholder meeting. Additionally, there will be a time period after the merger between the deadline for delivering a transmittal letter and surrendering certificates representing Great Pee Dee shares and the time at which former Great Pee Dee stockholders receive the certificates representing the merger consideration. Until such certificates are received, Great Pee Dee stockholders will not be able to sell their First Bancorp shares on the open market and thus will not be able to avoid losses resulting from any decline in the trading prices of First Bancorp common stock during such period.

The merger agreement limits Great Pee Dee’s ability to pursue alternative transactions.

The merger agreement prohibits Great Pee Dee and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or, subject to very narrow exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits Great Pee Dee’s ability to pursue offers that may be superior from a financial point of view from other possible acquirers. If Great Pee Dee receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by First Bancorp and terminates the merger agreement, Great Pee Dee would be required to pay a $1,200,000 termination fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.

If First Bancorp does not successfully integrate the operations of Great Pee Dee, it may not realize all the expected benefits from the merger.

The merger involves the combination of two holding companies that previously have operated independently. A successful combination of their operations will depend substantially on First Bancorp’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. First Bancorp may not be able to combine the operations of Great Pee Dee and First Bancorp without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and

•	problems with the assimilation of new operations, sites and personnel, which could divert resources from regular banking operations.

After the merger is completed, Great Pee Dee stockholders will become First Bancorp shareholders and will have different rights.

Upon completion of the merger, Great Pee Dee stockholders who receive First Bancorp common stock for their shares of Great Pee Dee common stock will become First Bancorp shareholders. Differences in Great Pee Dee’s certificate of incorporation and bylaws and First Bancorp’s articles of incorporation and bylaws will result in changes to the rights of Great Pee Dee stockholders who become First Bancorp shareholders. For more information, see “Effect of the Merger on Rights of Stockholders,” beginning on page 40. A stockholder of Great Pee Dee may conclude that his, her or its current rights under Great Pee Dee’s certificate of incorporation and bylaws are more advantageous than the rights he, she or it may have as a First Bancorp shareholder under First Bancorp’s articles of incorporation and bylaws.

Finally, there are risks and uncertainties relating to an investment in First Bancorp common stock or to economic conditions generally that should affect other financial institutions in similar ways. These aspects are discussed under the heading “A Warning About Forward-Looking Statements” herein and in First Bancorp’s 2006 Annual Report on 10-K under the heading “Risk Factors.”

STOCKHOLDER MEETING

Date, Place, Time and Purpose

Great Pee Dee is furnishing this proxy statement/prospectus to the holders of Great Pee Dee common stock in connection with a proxy solicitation by the Great Pee Dee board of directors, which will use the proxies at a special meeting of Great Pee Dee stockholders to be held at 901 Chesterfield Highway, Cheraw, South Carolina 29520 at 2:00 p.m., local time, on March 14, 2008.

At this meeting, holders of Great Pee Dee common stock will be asked to:

•	vote on a proposal to approve the merger agreement, as amended, which is attached to this proxy statement/prospectus as Appendix A;

•	vote on a proposal to adjourn the special meeting, including, if necessary, to allow time for the further solicitation of proxies if there are not sufficient votes present at the meeting to approve the merger; and

•	transact such other business as may properly come before the special meeting, or any adjournments or postponements of such meeting.

Great Pee Dee’s board of directors is not aware of any other business to be considered at the special meeting.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The Great Pee Dee board of directors fixed the close of business on January 24, 2008 as the record date for determining the Great Pee Dee stockholders entitled to notice of and to vote at the special meeting of Great Pee Dee stockholders. Only holders of Great Pee Dee common stock of record on the books of Great Pee Dee at the close of business on January 24, 2008 have the right to receive notice of and to vote at the special meeting. On the record date, there were 1,814,671 shares of Great Pee Dee common stock issued and outstanding held by approximately 259 holders of record. At the special meeting, Great Pee Dee stockholders will have one vote for each share of Great Pee Dee common stock owned on the record date.

A quorum of stockholders is required to hold the special meeting. A quorum will exist when the holders of a majority of the outstanding shares of Great Pee Dee common stock entitled to vote on a matter are present at the meeting. To determine whether a quorum is present, Great Pee Dee will count all shares of Great Pee Dee common stock present at the special meeting either in person or by proxy, whether or not such shares are voted for any matter.

Approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Great Pee Dee common stock. Approval of the proposal to adjourn will require more votes in favor of the proposal than against the proposal.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, nonvoting share or “broker non-vote” will have the same effect as a vote AGAINST approval of the merger.

Properly executed proxies that Great Pee Dee receives before the vote at the Great Pee Dee special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. Any proxy received with no instructions indicated will be voted FOR the proposal to approve the merger agreement and the proposal to adjourn the special meeting, and the proxy holder may vote the proxy in its discretion as to any other matter that may come properly before the special meeting. No proxy holder, however, will vote a proxy in favor of a proposal to adjourn the special meeting if that proxy instructed a vote against approval of the merger.

A stockholder of Great Pee Dee who has given a proxy may revoke it at any time prior to its exercise at the Great Pee Dee special meeting by:

•	giving written notice of revocation to the Secretary of Great Pee Dee;

•	properly submitting to Great Pee Dee a duly executed proxy bearing a later date; or

•	attending the Great Pee Dee special meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to:

Great Pee Dee Bancorp, Inc.
901 Chesterfield Highway
Cheraw, South Carolina 29520
Attention: John M. Digby

On the record date, Great Pee Dee’s directors and executive officers, including their immediate family members and affiliated entities, owned or had or shared voting power over 282,916 shares or approximately 15.6% of the outstanding shares of Great Pee Dee common stock, or approximately 31.2% of the shares required to approve the merger. This number does not include shares subject to options to purchase Great Pee Dee common stock. It is expected that the directors and executive officers of Great Pee Dee will vote their shares in favor of the merger. On the record date, one of First Bancorp’s directors indirectly owned a minority interest in 9,900 shares of Great Pee Dee common stock. No other executive officer or director of First Bancorp owned any shares of Great Pee Dee common stock on the record date, and neither First Bancorp or its subsidiaries nor Great Pee Dee or its subsidiaries owned any shares of Great Pee Dee common stock other than in a fiduciary capacity for others or as a result of debts previously contracted.

Solicitation of Proxies

Directors, officers, employees, and agents of Great Pee Dee may solicit proxies by mail, in person, or by telephone or telegraph. They will receive no additional compensation for such services. Although Great Pee Dee does not currently expect to do so, it may engage one or more proxy solicitation firms to assist it in the delivery of proxy materials and solicitation of votes. Great Pee Dee also may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of the common stock held of record by such persons. Great Pee Dee will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection with the services provided. In general, Great Pee Dee will pay its own expenses incurred in connection with the merger. See ‘‘The Merger — Expenses.”

Dissenters’ Rights

If First Bancorp pays a portion of the merger consideration in cash (other than cash paid for fractional shares), as described in “The Merger — What Great Pee Dee Stockholders Will Receive in the Merger,” then stockholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the stockholder meeting will have the right to receive a cash payment for the fair value of their shares of Great Pee Dee common stock. To exercise these rights, stockholders must comply with Section 262 of the Delaware General Corporation Law, the relevant portions of which are attached as Appendix C to this proxy statement/prospectus. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights.

Recommendation by Great Pee Dee’s Board of Directors

Great Pee Dee’s board of directors has unanimously approved the merger agreement, and it believes that completion of the merger is in the best interests of Great Pee Dee and its stockholders. Great Pee Dee’s board of directors unanimously recommends that its stockholders vote FOR approval of the merger agreement and the proposal to adjourn the special meeting if necessary.

PROPOSAL NO. 1

THE MERGER

The following information describes material aspects of the merger. This description is not a complete description of all the terms and conditions of the merger agreement. This description is qualified in its entirety by the Appendices attached to this proxy statement/prospectus, including the merger agreement, which is attached as Appendix A and incorporated into this document by reference. You are urged to read the Appendices in their entirety.

The Merger

Great Pee Dee will be acquired by and merged into First Bancorp, with First Bancorp being the surviving corporation.

What Great Pee Dee Stockholders Will Receive in the Merger

Upon completion of the merger, Great Pee Dee stockholders will receive 1.15 shares of First Bancorp common stock for each share of Great Pee Dee common stock.

No fractional shares of First Bancorp common stock will be issued. Instead, cash (without interest) will be paid in lieu of any fractional share to which any Great Pee Dee stockholder would be entitled upon completion of the merger in an amount equal to such stockholder’s fractional interest multiplied by the closing price of First Bancorp common stock on the Nasdaq Global Select Market on the last trading day preceding the effective date of the merger.

Great Pee Dee’s board of directors may terminate the merger agreement if:

•	the average closing price (as defined below) of First Bancorp common stock is less than $16.50 for the 20-day trading period (the “measurement period”) ending three business days prior to the later of the date of stockholder approval of the merger agreement or the date of the last consent from a regulatory authority required for consummation of the merger;

provided, however, that:

•	in such case, First Bancorp has the right to increase the exchange ratio and/or pay cash to Great Pee Dee stockholders such that the sum of the increased exchange ratio multiplied by the average closing price of First Bancorp stock, plus any cash paid per share, is at least $18.975, in which case Great Pee Dee will not have the right to terminate the merger agreement and the merger.

For purposes of the adjustment provisions described above,

•	“average closing price” means, during any specified period, with respect to First Bancorp common stock, the average of the daily closing sales price for such stock on the Nasdaq Global Select Market during such period.

The actual market value of shares of First Bancorp common stock at the effective time of the merger and at the time stock certificates for those shares are delivered following surrender and exchange of stock certificates representing shares of Great Pee Dee common stock may be more or less than the average closing price during the measurement period. Great Pee Dee stockholders are urged to obtain current market prices for First Bancorp common stock.

The above description is adapted from the provisions contained in Section 9.1(h) of the merger agreement, which is attached to this proxy statement/prospectus as Appendix A.

What Dissenting Stockholders Will Receive in the Merger

If First Bancorp pays a portion of the merger consideration in cash (other than cash paid for fractional shares), as described above in “— What Great Pee Dee Stockholders Will Receive in the Merger,” stockholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the stockholder meeting have the right to receive a cash payment for the fair value of their shares of Great Pee Dee common stock, plus accrued interest. Any such payment will be in lieu of shares of First Bancorp common stock otherwise receivable by the dissenting stockholder and could be more than, the same as, or less than the value of such shares of First Bancorp common stock. To exercise these rights, you must comply with Section 262 of the Delaware General Corporation Law, the relevant portions of which are attached as Appendix C to this proxy statement/prospectus and which sets forth in detail the procedures by which these rights are exercisable and by which the fair value of shares is determined and paid. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights.

Effect of the Merger on Great Pee Dee Options

Great Pee Dee’s directors and several of its employees hold options to purchase shares of Great Pee Dee common stock. When the merger becomes effective, each outstanding option or other right to purchase Great Pee Dee common stock granted under Great Pee Dee’s stock option plan will become an option to purchase First Bancorp common stock. First Bancorp will assume each option in accordance with the terms of Great Pee Dee’s stock option plan and the agreements that evidence the options and will deliver First Bancorp common stock upon the exercise of each option. All Great Pee Dee options not already exercisable have or will become vested, non-forfeitable and exercisable as a result of the proposed merger and the change-in-control provisions in the Great Pee Dee stock option plan. After the merger becomes effective:

•	First Bancorp and the compensation committee of its board of directors will be substituted for Great Pee Dee and the compensation committee of Great Pee Dee’s board of directors administering the Great Pee Dee stock option plan;

•	each option assumed by First Bancorp may be exercised only for shares of First Bancorp common stock;

•	the number of shares of First Bancorp common stock subject to the converted Great Pee Dee options will be equal to the number of shares of Great Pee Dee common stock subject to the options immediately before the merger became effective multiplied by the exchange ratio, rounded down to the nearest whole share; and

•	the per share exercise price under each converted Great Pee Dee option will be adjusted by dividing the exercise price immediately before the merger by the exchange ratio and rounding up to the nearest cent.

Notwithstanding the foregoing:

•	each Great Pee Dee option that is an “incentive stock option” will be adjusted as required by Section 424 of the Internal Revenue Code and the related regulations so that the conversion will not constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code.

For information with respect to stock options held by Great Pee Dee’s management, see “The Merger — Interests of Certain Persons in the Merger.”

Background of the Merger

Great Pee Dee has been a public company since its initial public offering in 1997 relating to the mutual-to-stock conversion of Sentry. As a result of the enactment of the Sarbanes-Oxley Act in 2002, Great Pee Dee has become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure controls, internal and external audit relationships, and the duties and qualifications of its board committees. Great Pee Dee has also become subject to expanded disclosure requirements relating to its corporate and trading activities. As a result of these new requirements, Great Pee Dee’s cost of compliance has increased, particularly relative to its limited personnel resources and market capitalization. In addition to the substantial indirect costs in management time, costs associated with Great Pee Dee’s reporting obligations include securities counsel fees, auditor fees, costs of printing and mailing shareholder documents, and specialized word processing and filing costs. Additional costs are anticipated from the upcoming requirement under Section 404 of the Sarbanes-Oxley Act that Great Pee Dee document, test and assess its internal control structure and that its external auditors report on the effectiveness of its internal control structure.

In light of the foregoing, at a regular meeting of Great Pee Dee’s board of directors in March 2007, the board discussed the advantages and disadvantages of pursuing a “going private” transaction that would result in the termination of Great Pee Dee’s reporting obligations under the federal securities laws. In early April, certain members of Great Pee Dee’s management and the board met with an executive of a bank in North Carolina that had engaged in a going private transaction. At a special meeting held on April 20, the board reviewed a detailed analysis of a going private transaction and the alternative methods available to accomplish the deregistration of Great Pee Dee’s common stock.

At a special meeting on April 26, the board again discussed engaging in a transaction that would result in the deregistration of Great Pee Dee’s common stock and the termination of its reporting obligations under the federal securities laws. Counsel to Great Pee Dee, Luse Gorman Pomerenk & Schick, reviewed various legal issues associated with a going private transaction and the process involved. At the April 26 meeting, Great Pee Dee’s President and Chief Executive Officer, John Long, also reported on a meeting he had with certain executives of First Bancorp and their expression of interest in a possible merger between First Bancorp and Great Pee Dee. The board determined to continue with its review and consideration of a going private transaction, but authorized management and Great Pee Dee’s financial advisor, Howe Barnes Hoefer & Arnett, Inc., referred to herein as Howe Barnes, to have further discussions with First Bancorp regarding a possible merger between the companies.

Further discussions took place between Howe Barnes and management of Great Pee Dee and First Bancorp regarding the possible terms of a merger between Great Pee Dee and First Bancorp. At a special meeting held on May 9, the Great Pee Dee board reviewed an analysis prepared by Howe Barnes regarding the terms of a business combination that were proposed by First Bancorp, which involved a stock-for-stock merger with an exchange ratio of 1.1429 shares of First Bancorp stock for each share of Great Pee Dee common stock, the assumption of outstanding stock options, and the appointment of one director from Great Pee Dee to the board of First Bancorp. The board also reviewed an analysis and overview of First Bancorp that was prepared by Howe Barnes. The board further discussed the matter in executive session, and concluded by authorizing management and Howe Barnes to continue discussions with First Bancorp and to seek an increase in the proposed exchange ratio.

At a special meeting held on May 22, Howe Barnes reported that First Bancorp had agreed to increase the exchange ratio to 1.15 shares of First Bancorp common stock for each share of Great Pee Dee common stock. The board reviewed an updated analysis of the proposed terms and a preliminary financial analysis of the proposed terms presented by Howe Barnes. After further discussion, including discussion among the independent board members in executive session, the board authorized management and Great Pee Dee’s legal and financial advisors to proceed to the negotiation of a definitive merger agreement.

On May 23, each of the parties entered into confidentiality agreements in contemplation of conducting due diligence. During the next several weeks, each party conducted due diligence reviews of the other. A merger agreement was prepared by counsel to First Bancorp and negotiated with Great Pee Dee and its advisors. A special board meeting was held on June 26. Management, Howe Barnes and Great Pee Dee’s legal counsel reported on the favorable results of the due diligence investigation of First Bancorp. Howe Barnes presented a detailed analysis from a financial point of view of the terms of the proposed merger. Counsel reviewed in detail a proposed merger agreement, which had been distributed to the board in advance of the meeting, and discussed the fiduciary duties of the board of directors in general and in particular in connection with a merger transaction. Howe Barnes stated that it was prepared to provide its opinion that the proposed merger consideration was fair to Great Pee Dee and its stockholders from a financial point of view. Counsel indicated that further discussions and negotiations needed to take place before a definitive agreement would be ready for execution and final approval by the board.

A special board meeting was held on July 12, and Howe Barnes presented its fairness opinion as to the merger consideration at the meeting. Great Pee Dee’s legal counsel again reviewed the material terms of the merger agreement and the fiduciary duties of the board. After further discussion, the board of directors voted unanimously to approve the merger agreement as being in the best interests of Great Pee Dee and its stockholders. Management was authorized to execute the agreement and to issue a joint press release announcing the transaction.

On February 5, 2008, Great Pee Dee’s board of directors met and unanimously approved an amendment to the merger agreement to modify the procedure for converting Great Pee Dee options into First Bancorp options. This modification was made to ensure compliance with Section 368(a) of the Internal Revenue Code. The amendment was entered into by First Bancorp and Great Pee Dee on February 5, 2008 and is included in Appendix A to this proxy statement/prospectus.

Opinion of Great Pee Dee’s Financial Advisor

On July 12, 2007, at a meeting of the Great Pee Dee board of directors, Howe Barnes delivered to the Great Pee Dee board of directors its opinion, to the effect that, as of that date and based upon and subject to various assumptions, matters considered, and limitations on Howe Barnes’ review described in the opinion, the merger consideration was fair, from a financial point of view, to the stockholders of Great Pee Dee. Howe Barnes has updated its opinion as of January 31, 2008. No limitations were imposed by Great Pee Dee on Howe Barnes with respect to the investigations made or the procedures followed in rendering its opinion.

Great Pee Dee retained Howe Barnes to act as its financial advisor in connection with its proposed merger with First Bancorp. Great Pee Dee selected Howe Barnes as its financial advisor based upon Howe Barnes’ qualifications, expertise, and reputation advising financial institutions and other companies with regard to mergers and acquisitions.

The full text of Howe Barnes’ updated written opinion to Great Pee Dee’s board, dated January 31, 2008, which sets forth the assumptions made, matters considered and extent of review by Howe Barnes, is attached as Appendix B and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Howe Barnes’ opinion is qualified in its entirety by reference to the full text of the opinion. Howe Barnes’ opinion is directed to Great Pee Dee’s board and does not constitute a recommendation to any stockholder of Great Pee Dee as to how a stockholder should vote with regard to the merger at the stockholders meeting described in this proxy statement/prospectus. The opinion addresses only the fairness, from a financial point of view, of the merger consideration to the holders of Great Pee Dee’s common stock. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of Great Pee Dee’s board to approve or proceed with or effect the merger, or any other aspect of the merger.

Howe Barnes has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this proxy statement/prospectus. In giving such consent, Howe Barnes does not concede that it comes within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

In connection with rendering its original opinion, Howe Barnes:

(1) reviewed the terms of the merger agreement;

(2) reviewed First Bancorp’s recent filings with the Securities and Exchange Commission, including its proxy statement filed March 27, 2007, annual reports on Form 10-K for the three years ended December 31, 2006, 2005 and 2004, and quarterly report on Form 10-Q for the three months ended March 31, 2007;

(3) reviewed Great Pee Dee’s recent filings with the Securities and Exchange Commission, including its proxy statement filed September 8, 2006, annual reports on Form 10-KSB for the three years ended June 30, 2006, 2005 and 2004, and quarterly reports on Form 10-QSB for the three quarters ended March 31, 2007, December 31, 2006 and September 30, 2006;

(4) reviewed current reports to stockholders of Great Pee Dee and First Bancorp as filed on Form 8-K with the Securities and Exchange Commission from January 1, 2004 through the date of its opinion;

(5) reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to Howe Barnes by Great Pee Dee and First Bancorp;

(6) held discussions with members of senior management of Great Pee Dee and First Bancorp, including without limitation, their respective outside accountants, legal advisors and others concerning the past and current results of operations of Great Pee Dee and First Bancorp, their respective current financial condition and managements’ opinion of their respective future prospects;

(7) reviewed the historical record of reported prices, trading activity and dividend payments for both Great Pee Dee and First Bancorp;

(8) compared the reported financial terms of selected recent business combinations in the banking industry; and

(9) performed such other studies and analyses as Howe Barnes considered appropriate under the circumstances.

The written opinion provided by Howe Barnes to Great Pee Dee, dated as of July 12, 2007, and updated as of January 31, 2008, was necessarily based upon economic, monetary, financial market, and other relevant conditions as of the date the opinion was rendered. Accordingly, you should understand that although subsequent developments may affect its opinion, Howe Barnes does not have any obligation to further update, revise, or reaffirm its opinion.

In connection with its review and arriving at its opinion, with the consent of Great Pee Dee’s board, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by Great Pee Dee and First Bancorp to Howe Barnes for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from Great Pee Dee and First Bancorp, as well as projections of cost savings, Howe Barnes assumed that this information reflected the best available estimates and good faith judgments of management as to Great Pee Dee’s future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. Great Pee Dee does not publicly disclose internal management forecasts or projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role as its financial advisor, and those forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions Great Pee Dee faces. Accordingly, actual results could vary significantly from those set forth in the forecasts and projections.

Howe Barnes does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that Great Pee Dee’s allowances and First Bancorp’s allowances were adequate to cover any losses. In addition, Howe Barnes has not reviewed and does not assume any responsibility for any individual credit files and did not make an independent evaluation, appraisal, or physical inspection of the assets or liabilities, contingent or otherwise, of Great Pee Dee’s or First Bancorp’s individual properties, nor was Howe Barnes provided with any such appraisals. In rendering its opinion, Howe Barnes expressed no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of Great Pee Dee, or any class of such persons relative to the exchange ratio to be received by the holders of the common stock of Great Pee Dee in the transaction or with respect to the fairness of any such compensation. In addition, for purposes of rendering its written opinion, Howe Barnes assumed that (i) the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity, and (ii) the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules, and regulations.

In connection with rendering its opinion to Great Pee Dee’s board, Howe Barnes performed a variety of financial and comparative analyses, which are briefly summarized below. Such summaries do not purport to be a complete description of the analyses performed by Howe Barnes. The fact that any specific analysis has been referred to in the summaries below is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of values resulting from any particular analysis described below should not be taken to be Howe Barnes’ view of Great Pee Dee’s or the combined company’s actual value. Moreover, Howe Barnes believes that the analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of its opinion as to fairness from a financial point of view that is based on those analyses.

Comparable Transaction Analysis.  Howe Barnes reviewed and compared financial performance and pricing information for the following groups of United States thrift merger transactions announced in the 24 months ended July 10, 2007 (the “Nationwide Merger Groups”):

•	Thrift acquisitions in the United States in the preceding 24 months;

•	Thrift acquisitions in the United States involving acquired thrifts with assets of $100 million to $300 million;

•	Thrift acquisitions in the United States with total deal values of $20 million to $60 million;

•	Thrift acquisitions in the United States involving acquired thrifts with returns on average assets of 0.60% to 0.90%;

•	Thrift acquisitions in the United States involving acquired thrifts with returns on average equity of 5.0% to 8.0%;

•	Thrift acquisitions in the United States involving acquired thrifts with tangible capital to tangible assets of 10.0% to 14.0%.

Pricing ratios for the merger were compared to the Nationwide Merger Group’s median (1) price to book value, (2) price to tangible book value, (3) capital adjusted price to tangible book value, (4) price to last twelve months reported earnings, (5) tangible book value premium to core deposits, and (6) premium paid to market price (the “Pricing Ratios”), as seen below:

				Capital			Tangible
			Price/	Adjusted Price/	Price/		Book
		Price/	Tangible	Tangible	LTM		Premium/	Premium/
	Number	Book	Book	Book	Reported		Core	Market
Groups	of Deals	Value	Value	Value(1)	Earnings(2)		Deposits(3)	Price

Last 24 Months	82	180%	202%	222%	21.7	x	14.6%	32%
Assets $100 — $300 Million	25	166%	168%	212%	23.2	x	11.9%	61%
Deal Value $20 — $60 Million	16	178%	188%	214%	23.9	x	13.9%	34%
ROAA 0.60% — 0.90%	18	177%	183%	216%	23.4	x	17.2%	42%
ROAE 5.0% — 8.0%	21	166%	168%	213%	25.1	x	13.0%	43%
Tangible Capital 10% — 14%	25	171%	176%	229%	22.8	x	17.2%	42%

High		180%	202%	229%	25.1	x	17.2%	61%
Median		174%	180%	215%	23.3	x	14.3%	42%
Low		166%	168%	212%	21.7	x	11.9%	32%

Great Pee Dee/First Bancorp(4)		137%	140%	174%	22.5	x	10.4%	35%

*	Source: SNL Financial LC

(1)	Estimated premium paid on the first 7% of tangible capital

(2)	Last 12 months fully-diluted reported earnings per share

(3)	Premium over tangible book value as a percentage of core deposits (total deposits less “jumbo” time deposits)

(4)	Based on First Bancorp’s closing price of $17.97 on July 11, 2007

In addition, Howe Barnes reviewed a selected group of thrift merger transactions announced since January 1, 2004 involving acquired thrifts with assets of $100 million to $500 million, tangible equity to tangible assets of 8.0% to 16.0% and return on average assets of 0.50% to 1.00%, as well as First Community Corp.’s acquisition of Dutchfork Bancshares, Inc. based on its similar asset size, capital level and proximity to Great Pee Dee (the “Guideline Transactions”). The following table represents the Guideline Transactions:

Acquiror	Target

First Mutual of Richmond, Inc.	Mutual Bancorp, Inc.
Great River Holding Co.	First Federal Bancorp
First Place Financial Corp.	Northern Savings & Loan Co.
MainSource Financial Group	HFS Bank FSB
MainSource Financial Group	Peoples Ohio Financial
Peoples Community Bancorp, Inc.	PFS Bancorp, Inc.
Main Street Trust, Inc.	Citizens First Financial Corp.
ESB Financial Corp.	PHSB Financial Corp.
Park National Corp.	First Federal Bancorp, Inc.
Kentucky First Federal	Frankfort First Bancorp, Inc.
Prosperity Bancshares, Inc.	Village Bank & Trust S.S.B.
First Community Corp.	Dutchfork Bancshares, Inc.
WesBanco, Inc.	Western Ohio Financial Corp
United Community Banks, Inc.	Fairbanco Holding Co., Inc.

The following table represents a comparison of the merger to the Guideline Transaction Pricing Ratios:

			Capital			Tangible
		Price/	Adjusted Price/	Price/		Book
	Price/	Tangible	Tangible	LTM		Premium/	Premium/
	Book	Book	Book	Reported		Core	Market
Target	Value	Value	Value(1)	Earnings(2)		Deposits(3)	Price

Mutual Bancorp, Inc.	165%	165%	218%	20.0	x	10.8%	NA
First Federal Bancorp	149%	149%	165%	25.1	x	7.5%	NA
Northern Savings & Loan Co.	166%	166%	229%	25.3	x	13.2%	47%
HFS Bank FSB	175%	175%	195%	23.3	x	11.0%	55%
Peoples Ohio Financial	164%	164%	229%	23.3	x	22.8%	45%
PFS Bancorp, Inc.	165%	166%	267%	35.9	x	22.5%	39%
Citizens First Financial Corp.	152%	152%	203%	33.0	x	11.2%	17%
PHSB Financial Corp.	173%	173%	278%	25.7	x	20.0%	20%
First Federal Bancorp, Inc.	195%	195%	230%	24.5	x	17.3%	56%
Frankfort First Bancorp, Inc.	168%	168%	249%	30.5	x	22.9%	1%
Village Bank & Trust S.S.B.	198%	204%	239%	20.1	x	12.6%	NA
Dutchfork Bancshares, Inc.	149%	149%	221%	12.9	x	18.0%	10%
Western Ohio Financial Corp	142%	142%	187%	25.0	x	14.1%	13%
Fairbanco Holding Co., Inc.	131%	131%	142%	14.7	x	5.8%	NA

High	198%	204%	204%	35.9	x	22.9%	56%
Median	165%	165%	225%	24.8	x	13.7%	30%
Low	131%	131%	142%	12.9	x	5.8%	1%

Great Pee Dee / First Bancorp(4)	137%	140%	174%	22.5	x	10.4%	35%

*	Source: SNL Financial LC

(1)	Estimated premium paid on the first 7% of tangible capital

(2)	Last 12 months fully-diluted reported earnings per share

(3)	Premium over tangible book value as a percentage of core deposits (total deposits less “jumbo” time deposits)

(4)	Based on First Bancorp’s closing price of $17.97 on July 11, 2007

Comparable Public Company Analysis.  Howe Barnes considered the market performance of publicly traded thrifts for the three-year period ended July 11, 2007. Howe Barnes compared Great Pee Dee’s market performance to the market performances of the indexes of all publicly traded thrifts in the United States with assets below $250 million, all publicly traded thrifts in the United States with assets $250 million to $500 million, and all publicly traded thrifts in the United States (as identified by SNL Financial LC). During this period, Great Pee Dee decreased 1.2%, the index of thrifts with assets less than $250 million decreased 10.2%, the index of thrifts with assets $250 million to $500 million increased 4.2%, and the index of all publicly traded thrifts in the United States increased 14.3%.

In addition, Howe Barnes compared the trading performance for Great Pee Dee to the following selected groups of public thrifts, as defined by SNL Financial LC. (the “Nationwide Trading Groups”):

•	All public thrifts;

•	Public thrifts with assets of $150 million to $300 million;

•	Public thrifts with market capitalizations of $20 million to $40 million;

•	Public thrifts with returns on average assets of 0.70% to 0.90%;

•	Public thrifts with returns on average equity of 5.0% to 8.0%;

•	Public thrifts with tangible capital to tangible assets of 10.0% to 14.0%;

•	Public thrifts located in South Carolina;

•	Public thrifts located in the Southeast.

Great Pee Dee’s price performance was compared to the Nationwide Trading Group medians, as seen below:

		Price/		Price/			Price/
	Number	LTM		MRQ		Price/	Tangible
	of	Reported		Reported		Book	Book	Dividend
Groups(3)	Companies	Earnings(1)		Earnings(2)		Value	Value	Yield

All Companies	275	18.0	x	18.0	x	124%	131%	2.7%
Assets $150 — $300 Million	54	18.7	x	19.7	x	117%	118%	2.7%
Market Cap $20 — $40 Million	61	22.4	x	21.4	x	121%	124%	3.0%
ROAA 0.70% — 0.90%	51	16.2	x	17.5	x	124%	134%	3.0%
ROAE 5.0% — 8.0%	53	19.1	x	20.4	x	122%	130%	2.8%
Tangible Capital 10% — 14%	64	21.4	x	21.0	x	126%	130%	2.7%
South Carolina	5	15.7	x	14.8	x	152%	140%	3.2%
Southeast	31	17.8	x	17.8	x	121%	126%	3.0%

High		22.4	x	21.4	x	152%	140%	3.2%
Median		18.3	x	18.8	x	123%	130%	2.9%
Low		15.7	x	14.8	x	117%	118%	2.7%

Great Pee Dee(4)	$15.32	15.8	x	18.0	x	100%	102%	4.2%

*	Source: SNL Financial LC

(1)	Last 12 months fully-diluted reported earnings per share

(2)	Most recent quarter fully-diluted reported earnings per share

(3)	Nationwide Trading Group trade data as of July 10, 2007; financial data as of March 31, 2007

(4)	Great Pee Dee trade data as of July 11, 2007; financial data as of March 31, 2007

Howe Barnes also compared historical operating, financial and trading performance for Great Pee Dee to a select group of United States public thrifts, as defined by SNL Financial LC, with available public trading data and with the following financial characteristics: assets of $100 million to $500 million, tangible equity to tangible assets of 8.0% to 16.0% and return on average assets of 0.60% to 0.90% (the “Guideline Companies”). The Guideline Companies do not include thrifts located in Alaska, mutual holding companies or acquisition targets. Howe Barnes considered these companies to be reasonably similar in scope of operations for purposes of its analyses.

The following tables represent the comparison of Great Pee Dee to the Guideline Companies:

		Price/		Price/			Price/
		LTM		MRQ		Price/	Tangible
	Closing	Reported		Reported		Book	Book	Dividend
Company(3)	Price	Earnings(1)		Earnings(2)		Value	Value	Yield

CKF Bancorp, Inc.	$14.85	14.9	x	18.6	x	118%	126%	4.9%
Crazy Woman Creek Bancorp, Inc.	$20.41	16.9	x	19.6	x	122%	124%	2.4%
DSA Financial Corp.	$12.60	31.5	x	NM		124%	124%	4.1%
First Capital, Inc.	$18.00	14.6	x	17.3	x	115%	132%	3.8%
First Independence Corp.	$18.35	12.7	x	12.1	x	97%	97%	3.8%
Guaranty Bancorp, Inc.	$34.00	13.3	x	16.3	x	125%	125%	NA
High Country Bancorp, Inc.	$17.55	11.2	x	6.1	x	80%	80%	2.9%
Home Loan Financial Corp.	$14.75	22.4	x	20.5	x	118%	118%	5.4%
Lexington B&L Financial Corp.	$25.90	NA		19.0	x	106%	112%	1.5%
LSB Financial Corp.	$24.90	12.6	x	13.0	x	113%	113%	3.2%
Midland Capital Holdings Corp.	$42.00	19.2	x	23.9	x	114%	114%	2.3%
Peoples-Sydney Financial Corp.	$12.90	15.9	x	17.0	x	113%	113%	5.0%
United Tennessee Bankshares, Inc.	$22.00	23.7	x	36.7	x	138%	143%	2.0%
Washington Savings Bank, F.S.B.	$7.95	18.9	x	22.1	x	96%	96%	2.0%
Wells Financial Corp.	$28.85	13.5	x	14.7	x	111%	111%	3.6%

High		31.5	x	36.7	x	138%	143%	5.4%
Median		15.4	x	17.9	x	114%	114%	3.4%
Low		11.2	x	6.1	x	80%	80%	1.5%

Great Pee Dee(4)	$15.32	15.8	x	18.0	x	100%	102%	4.2%

*	Source: SNL Financial LC

(1)	Last 12 months fully-diluted reported earnings per share

(2)	Most recent quarter fully-diluted reported earnings per share

(3)	Guideline Companies trade data as of July 10, 2007

(4)	Great Pee Dee trade data as of July 11, 2007

	Great	Guideline
	Pee Dee(1)	Companies(2)
		15 Thrifts

Balance Sheet Ratios
Total Assets ($MM)	$219	$163
Loans/Deposits	123%	106%
Borrowings/Assets	17.0%	16.2%
Tangible Equity/Tangible Assets	12.3%	9.7%
Growth Rates (LTM)
Asset Growth Rate	2.5%	1.1%
Loan Growth Rate	7.1%	0.1%
Profitability Ratios
Interest Rate Margin	3.23%	3.38%
Non-interest Income/Average Assets	0.52%	0.65%
Non-interest Expense/Average Assets	2.24%	2.43%
Efficiency Ratio	69%	70%
ROAA	0.77%	0.73%
ROAE	6.2%	7.5%
Asset Quality
LLR/Loans	1.06%	0.79%
NPA’s/Assets	0.39%	0.98%
Other
Deposits/Branch ($MM)	$50.9	$28.5

(1)	Source: SNL Financial LC as of July 10, 2007; financial data of March 31, 2007

(2)	Median values

Discounted Cash Flow Analysis.  Howe Barnes calculated the present value of a share of Great Pee Dee common stock based on the value of the estimated dividend payments to Great Pee Dee stockholders through December 31, 2012 plus a terminal value assuming the share is sold at the end of 2012. Howe Barnes relied upon the management of Great Pee Dee as to the reasonableness and achievability of the financial and operating projections.

In this analysis, Howe Barnes utilized various combinations of discount rates between 14.0% and 16.0% representing typical thrift investor return expectations. Howe Barnes selected terminal multiples between 16.0x and 19.0x estimated 2012 net income, representing a range of July 10, 2007 price-to-last-twelve month earnings multiples of:

•	19.1x — The median of nationwide public thrifts, as defined by SNL Financial LC, with assets $250 million to $500 million. Great Pee Dee’s projected asset size on December 31, 2012 is $341 million.

•	17.8x — The median of Southeast public thrifts, as defined by SNL Financial LC.

•	15.8x — Great Pee Dee (as of July 11, 2007).

Based on these assumptions, the implied per share present value of Great Pee Dee common stock ranged from $10.85 to $13.61. Howe Barnes noted that the discounted cash flow analysis was considered because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including discount rates and long term growth rates.

Accretion / Dilution Analysis.  On the basis of financial projections established by management, and estimates of on-going cost savings accruing to the combined companies, as well as estimated one-time costs related to the transaction, Howe Barnes compared pro forma equivalent earnings per share, cash earnings per share, book value per share, tangible book value per share and cash dividends per share to the stand-alone projections of Great Pee Dee and First Bancorp. No assumptions were made regarding revenue enhancements following the completion of the transaction.

•	93.3% accretion to earnings per share and 82.2% accretion to cash earnings per share for Great Pee Dee stockholders in the first year of combined operations;

•	2.5% dilution to earnings per share and 1.8% dilution to cash earnings per share for First Bancorp stockholders in the first year of combined operations;

•	1.7% dilution to book value per share and 29.4% dilution to tangible book value per share for Great Pee Dee stockholders in the first year of combined operations;

•	5.8% accretion to book value per share and 4.0% accretion to tangible book value per share for First Bancorp stockholders in the first year of combined operations;

•	A 47.3% increase in cash dividends per share for Great Pee Dee stockholders in the first full year of combined operations, assuming First Bancorp maintains its current dividend policy.

The estimates of achievable cost savings and revenue synergies and the timing of the realization of such cost savings and revenue synergies are based on numerous estimates, assumptions, and judgments and are subject to significant uncertainties. Actual results may vary, and variations in amounts and timing may be material.

Contribution Analysis.  Howe Barnes compared the contribution of Great Pee Dee to the combined companies relative to its approximate ownership of the combined companies. The analysis indicated that Great Pee Dee stockholders would own approximately 12.4% of the pro forma shares of First Bancorp. Great Pee Dee’s approximate contributions are listed below by category:

	Contribution %
	Great Pee Dee	First Bancorp

Fully diluted ownership	12.4%	87.6%

Assets	9.1%	90.9%
Loans	9.6%	90.4%
Deposits	8.0%	92.0%
Equity	14.2%	85.8%
Tangible equity	19.1%	80.9%

2007 net income — without synergies(1)	6.5%	93.5%
2007 net income — with synergies(2)	8.1%	91.9%
2007 net income — cash basis(3)	8.8%	91.2%

2008 net income — without synergies(1)	6.4%	93.6%
2008 net income — with synergies(2)	10.1%	89.9%
2008 net income — cash basis(3)	10.7%	89.3%

*	Note all balance sheet data is as of June 30, 2007

(1)	Based on forecasted net income without giving effect to merger synergies and purchase accounting

(2)	Based on forecasted net income including merger synergies and purchase accounting

(3)	Based on forecasted net income including merger synergies, but excluding amortization of intangibles

In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Great Pee Dee’s or First Bancorp’s control. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.

As described above, Howe Barnes’ opinion and presentation to Great Pee Dee’s board were among the many factors taken into consideration by Great Pee Dee’s board in making its determination to approve the merger, and to recommend that Great Pee Dee’s stockholders approve the merger.

Great Pee Dee has agreed to pay Howe Barnes an amount equal to 1.50% of the total consideration received by Great Pee Dee and its stockholders for Howe Barnes financial advisory services rendered in connection with the proposed merger. Howe Barnes has received $100,000 to date, with the remainder of its fee payable at closing of the proposed merger as a success fee. Great Pee Dee’s board was aware of this fee structure and took it into account in considering Howe Barnes’ fairness opinion and in approving the merger. In addition, Great Pee Dee has agreed to reimburse Howe Barnes for its reasonable expenses incurred by it on Great Pee Dee’s behalf up to $5,000, and to indemnify Howe Barnes against liabilities arising out of the merger, including the rendering of Howe Barnes’ fairness opinion. During the two years preceding the date of the opinion, Howe Barnes has not had a material relationship with Great Pee Dee where compensation was received or that it contemplates will be received after closing of the transaction.

Howe Barnes has received compensation from First Bancorp in the last two years. Howe Barnes advised First Bancorp with its trust preferred securities issuance in April 2006 and received a referral fee from a third party. In addition, Howe Barnes received a fee in September 2006 for a core deposit and purchase accounting analysis related to First Bancorp’s acquisition of two branches.

Great Pee Dee’s Reasons for the Merger

Great Pee Dee’s board of directors believes that the merger is in the best interests of Great Pee Dee and its stockholders. Accordingly, the board of directors has approved the merger agreement and unanimously recommends that stockholders vote “FOR” the approval of the merger agreement.

In reaching its decision to approve the merger agreement, Great Pee Dee’s board of directors consulted with its outside legal counsel, Luse Gorman Pomerenk & Schick, and with its financial advisor, Howe Barnes, and considered a variety of factors, including the following, which are not presented in order of priority:

•	the board’s understanding of, and the presentations of Great Pee Dee’s management and financial advisor regarding each of Great Pee Dee’s and First Bancorp’s business, operations, management, financial condition, earnings and prospects;

•	the results of Great Pee Dee’s due diligence investigation of First Bancorp;

•	the board’s knowledge of the current and prospective environment in which Great Pee Dee operates, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the likely effect of these factors on its potential growth, development, productivity, profitability and strategic options;

•	the board’s view that the size of the institution and related economies of scale, as well as diversification of product offerings, beyond the level it believed to be reasonably achievable on an independent basis, was becoming increasingly important to continued success in the current financial services environment;

•	advice from Great Pee Dee’s financial advisors, Howe Barnes, that the per share merger consideration is fair to Great Pee Dee’s stockholders from a financial point of view;

•	the fact that First Bancorp’s common stock has an attractive dividend yield;

•	a review of the terms, to the extent publicly available, of certain other transactions deemed by Howe Barnes to be relevant to its review of the proposed merger;

•	the review by the Great Pee Dee board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	management’s view that the merger will allow for enhanced opportunities for Great Pee Dee’s clients and customers;

•	the compatibility of the corporate cultures of Great Pee Dee and First Bancorp; and

•	the geographic fit of the branch networks of First Bank and Sentry.

On the basis of these considerations, Great Pee Dee’s board of directors unanimously approved the merger agreement and recommends that stockholders vote “FOR” the approval of the merger agreement.

First Bancorp’s Reasons for the Merger

The board of directors of First Bancorp believes that the merger presents an important opportunity for First Bancorp to increase shareholder value by merging with a profitable, well-managed financial institution in Chesterfield and Florence counties in South Carolina. These counties represent natural extensions of First Bancorp’s existing market areas, as the counties are contiguous to ones in which First Bancorp currently operates. First Bancorp’s board of directors also believes there is a positive benefit of the additional capital that will result from the merger. This additional capital will increase First Bancorp’s regulatory capital ratios, thus allowing for higher asset growth than would have otherwise been possible without the issuance of capital instruments. First Bancorp’s board of directors believes that the opportunities created by the merger to increase First Bancorp’s shareholder value more than offset risks inherent in the merger.

In reaching its decision to approve the merger agreement, First Bancorp’s board of directors consulted with the management of First Bancorp, as well as its financial advisors regarding the financial aspects of the proposed transaction and its legal advisors regarding the terms of the transaction. In reaching its decision to approve the merger agreement, First Bancorp’s board of directors considered a variety of factors, including the following:

•	the familiarity of First Bancorp’s board of directors with and review of Great Pee Dee’s business, operations, financial condition, earnings and prospects. In making this assessment, First Bancorp’s board of directors took into account the results of First Bancorp’s due diligence review of Great Pee Dee;

•	the business, operations, financial condition, earnings and prospects of the combined entity that would result from the merger of First Bancorp with Great Pee Dee;

•	the belief of senior management of First Bancorp and First Bancorp’s board of directors that First Bancorp and Great Pee Dee have similar and compatible approaches to delivering financial performance and shareholder value and operating a community banking organization, and that their management and employees possess complementary skills and expertise;

•	the pro forma and prospective financial impact of the merger upon First Bancorp;

•	the structure of the proposed merger, the terms of the merger agreement and the expectation that the merger will qualify as a transaction that is tax-free for federal income tax purposes;

•	the current and prospective economic and competitive environments facing financial institutions, including First Bancorp;

•	the attractiveness of the Great Pee Dee franchise and the complementary position of Great Pee Dee’s market to the other markets served by First Bancorp in contiguous counties of North Carolina and South Carolina;

•	the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, book value, tangible book value, assets, core deposits and earnings per share of Great Pee Dee common stock. In evaluating these relationships, First Bancorp’s board of directors also compared them to an average of comparable nationwide merger transactions;

•	the non-financial terms of the merger, including arrangements relating to continued involvement of the management and members of the board of directors of Great Pee Dee with the combined company; and

•	the likelihood that the merger will be approved by applicable regulatory authorities without undue conditions or delay.

This discussion of the information and factors considered by First Bancorp’s board of directors includes the material factors considered by First Bancorp’s board of directors. First Bancorp’s board of directors did not assign any relative or specific weights to these factors, and individual directors may have given different weights to different factors.

Effective Time of the Merger

Subject to the conditions to the obligations of the parties to complete the merger, the merger will become effective on the date and at the time of the filing of articles of merger with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Delaware. Great Pee Dee and First Bancorp will use their reasonable efforts to cause the effective time to occur as soon as practicable following the last to occur of (i) the effective date (including any applicable waiting period in respect thereof) of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date on which the stockholders of Great Pee Dee approve the merger.

Great Pee Dee and First Bancorp anticipate that the merger will become effective in the second quarter of 2008. However, delays in the completion of the merger could occur.

Exchange of Great Pee Dee Stock Certificates for the Merger Consideration

First Bancorp has appointed Registrar & Transfer Company as its exchange agent in connection with the merger. At the effective time of the merger, First Bancorp will deposit with the exchange agent, for the benefit of Great Pee Dee stockholders, certificates representing shares of First Bancorp common stock to be issued as the merger consideration.

Within 10 business days after the effective time of the merger, the exchange agent will mail to each Great Pee Dee stockholder a transmittal letter and instructions for surrendering certificates representing shares of Great Pee Dee common stock in exchange for the merger consideration.

Great Pee Dee stockholders should not send their stock certificates to Great Pee Dee, First Bancorp or First Bancorp’s exchange agent until they receive the transmittal letter with instructions from the exchange agent.

Shares of Great Pee Dee common stock held in book-entry form or “street name” will be exchanged without the submission of any Great Pee Dee stock certificate. First Bancorp will pay cash (without interest) to Great Pee Dee stockholders in lieu of issuing any fractional shares of First Bancorp common stock.

Dissenting Great Pee Dee stockholders must follow the procedures required by Section 262 of the Delaware General Corporation Law. See “The Merger — What Dissenting Stockholders Will Receive in the Merger.”

After Great Pee Dee stockholders surrender to the exchange agent their duly endorsed stock certificates representing Great Pee Dee common stock, the exchange agent will mail such stockholders (i) stock certificates representing the number of shares of First Bancorp common stock to which such stockholders are entitled, and (ii) one or more checks for the amount (without interest), if any, to be paid in cash as merger consideration and in lieu of any fractional shares and for the amount of all undelivered dividends or distributions (without interest) in respect of the shares of First Bancorp common stock, if any, declared after the completion of the merger. First Bancorp is not obligated to deliver the stock certificates or other consideration to any former Great Pee Dee stockholder until such stockholder has properly surrendered his or her Great Pee Dee stock certificates (unless such certificates are held in book-entry form or “street name,” in which case they automatically will be exchanged without being surrendered).

Whenever a dividend or other distribution with a record date after the date on which the merger is completed is declared by First Bancorp on First Bancorp common stock, the declaration will include dividends or other distributions on all shares of First Bancorp common stock that may be issued in connection with the merger. First Bancorp, however, will not pay any dividend or other distribution that is payable to any former Great Pee Dee stockholder that has not properly surrendered his or her Great Pee Dee stock certificates. If any Great Pee Dee stockholder’s stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of First Bancorp common stock and any cash in lieu of fractional shares, and such dividends or distributions will be delivered, upon the stockholder’s submission of an affidavit claiming the certificate to be lost, stolen, or destroyed and the posting of a bond as indemnity against any claim that may be made with respect to the certificate.

At the time the merger becomes effective, the stock transfer books of Great Pee Dee will be closed, and no transfer of shares of Great Pee Dee common stock by any stockholder will be made or recognized. If certificates representing shares of Great Pee Dee common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged, as applicable, for shares of First Bancorp common stock, a check for the amount, if any, to be paid in cash as merger consideration, a check for the amount due in lieu of fractional shares, if any, and a check for any undelivered dividends or distributions on the First Bancorp common stock after the merger.

Conditions to Consummation of the Merger

First Bancorp and Great Pee Dee are required to complete the merger only after the satisfaction of various conditions, which are set forth in Article VIII of the merger agreement attached as Appendix A.  These conditions include the following:

•	the holders of a majority of the outstanding shares of Great Pee Dee common stock must approve the merger;

•	dissenters’ rights shall have been perfected with respect to no more than 10% of the outstanding shares of Great Pee Dee common stock;

•	First Bancorp and Great Pee Dee must receive the required regulatory approvals for the merger, which approvals shall not be conditioned or restricted in a manner not reasonably anticipated as of the date of the merger agreement, that, in the reasonable judgment of the board of directors of either of the merger parties, would so materially adversely impact the economic or business assumptions contemplated by the merger agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the merger agreement;

•	First Bancorp and Great Pee Dee must have received all other consents required to complete the merger or to prevent any default under any contract except to the extent that the failure to obtain any such consents would not, individually or in the aggregate, result in a material adverse effect on such person;

•	there must not be any order or any action taken by any court, governmental or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

•	First Bancorp and Great Pee Dee must receive a written opinion of an acceptable tax advisor as to the tax-free nature of the merger under the Internal Revenue Code;

•	First Bancorp must receive a copy of a favorable determination letter issued by the Internal Revenue Service with respect to the termination of the ESOP;

•	the shares of First Bancorp common stock to be issued in the merger must be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•	the representations and warranties of Great Pee Dee and First Bancorp as set forth in the merger agreement must be accurate in all material respects as of the date of completion of the merger;

•	Great Pee Dee and First Bancorp must have performed and complied with all covenants and agreements made by them in the merger agreement;

•	the registration statement filed with the Securities and Exchange Commission covering the issuance of the shares of First Bancorp common stock in connection with the merger must have been declared effective, and no stop orders suspending such effectiveness shall have been initiated;

•	First Bancorp must have received all required state securities or “Blue Sky” authorizations or permits; and

•	certain other conditions must be satisfied, including the receipt of various certificates from the officers of Great Pee Dee and First Bancorp.

The foregoing is a summary of the applicable closing conditions; you are encouraged to refer to the merger agreement for a complete listing of such conditions.

Great Pee Dee and First Bancorp have agreed in the merger agreement to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under the merger agreement so that the merger will be completed.

We cannot assure you as to if or when all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, if all conditions for the merger have not been satisfied or waived on or before June 30, 2008, the board of directors of either Great Pee Dee or First Bancorp may terminate the merger agreement and abandon the merger. See “The Merger — Waiver, Amendment and Termination.”

Regulatory Approval

The merger is subject to approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which was received by First Bancorp on October 15, 2007.

The Department of Justice had 30 days after Federal Reserve Board approval to challenge the merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would have stayed the effectiveness of Federal Reserve approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could have analyzed the merger’s effect on competition differently from the Federal Reserve. Although the Department of Justice did not object, it is possible that private persons or state attorneys general may file antitrust actions, irrespective of the approvals of the Federal Reserve or the Department of Justice.

In addition, the merger must be approved by the South Carolina Board of Financial Institutions. First Bancorp’s application has been submitted to the Board. We cannot assure you that this approval will be obtained or as to the timing of obtaining this approval.

Waiver, Amendment and Termination

To the extent permitted by law, the parties to the merger agreement may amend the agreement by a writing signed by each of the parties, whether before or after stockholder approval of the merger. After stockholder approval, however, no amendment may be made that modifies in any material respect the consideration to be received by the Great Pee Dee stockholders without the further approval of the stockholders of Great Pee Dee.

In addition, before or at the time of completion of the merger, Great Pee Dee or First Bancorp may waive any default in the performance of any term of the merger agreement by any other party or may waive or extend the time for the compliance or fulfillment by the other parties of any and all of their obligations under the merger agreement. In addition, either party may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result from the waiver. To be effective, a waiver must be in writing and signed by the waiving party.

At any time before completion of the merger, the boards of directors of First Bancorp and Great Pee Dee may agree in writing to terminate the merger agreement. In addition, either Great Pee Dee’s board of directors or First Bancorp’s board of directors may terminate the merger agreement in the following circumstances:

•	if the Great Pee Dee stockholders fail to approve the merger agreement at the Great Pee Dee special meeting or adjournment thereof;

•	if there is any law or regulation that makes completion of the merger illegal or if any judgment, order, injunction or decree prohibits Great Pee Dee or First Bancorp from completing the merger or other transactions contemplated by the merger agreement and such judgment, order, injunction or decree has become final and non-appealable;

•	if the merger is not consummated by June 30, 2008 and the party seeking termination is in material compliance with all of its obligations under the merger agreement and the conditions to that party’s obligation to consummate the merger agreement have not been fulfilled or waived;

•	if a condition to the obligation to complete the merger of the party seeking termination has become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate) and the other party has not waived it; or

•	if the other party has materially breached any covenant, agreement, representation or warranty in the merger agreement and such breach has not been cured by 10 days after the date on which written notice of such breach is given to the breaching party.

Great Pee Dee’s board of directors also may terminate the merger agreement if the price of the First Bancorp common stock decreases below certain price levels and First Bancorp elects not to increase the exchange ratio and/or pay cash to Great Pee Dee stockholders such that the value of the merger consideration received by Great Pee Dee stockholders exceeds certain levels. See “The Merger — What Great Pee Dee Stockholders Will Receive in the Merger.”

Great Pee Dee’s board of directors also may terminate the merger agreement if Great Pee Dee receives an acquisition proposal, as defined in the merger agreement, that is more favorable from a financial point of view to Great Pee Dee’s stockholders than the merger with First Bancorp, after taking into account any amendment or modification to the merger agreement proposed by First Bancorp, and if Great Pee Dee executes a definitive, binding transaction agreement in furtherance of such acquisition proposal. If Great Pee Dee terminates the merger agreement pursuant to such an acquisition proposal, or if upon receipt of an acquisition proposal Great Pee Dee’s board of directors amends or withdraws its recommendation of the merger to Great Pee Dee’s stockholders and such stockholders fail to approve the merger at the stockholder meeting, then Great Pee Dee will pay First Bancorp a termination fee of $1,200,000, and First Bancorp will have no further rights or claims against Great Pee Dee arising out of the termination.

If the merger is terminated, the merger agreement will become void and have no effect, except that the confidentiality and expense provisions will survive. Termination of the merger agreement will not relieve a breaching party from liability for any uncured breach of a representation, warranty, covenant, or agreement.

Conduct of Business Pending the Merger

The merger agreement requires Great Pee Dee and Sentry to conduct business only in the usual, regular and ordinary course before the merger becomes effective and imposes certain specific limitations on the operations of Great Pee Dee and Sentry during this period. The specific restrictions are listed in Article VI of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus. The merger agreement specifically permits Great Pee Dee to declare and pay regular quarterly dividends on Great Pee Dee common stock at the annual rate of $0.64 per share with record and payment dates conforming to past practices. The merger agreement also permits the payment of any quarterly dividend if necessary to prevent Great Pee Dee stockholders from failing to receive a quarterly dividend from either Great Pee Dee or First Bancorp during a particular calendar quarter (due to the timing of the merger).

Great Pee Dee also has agreed that, except with respect to the merger agreement and the transactions contemplated in the merger agreement, neither it nor any of its representatives will directly or indirectly solicit or engage in any negotiations concerning any proposal for the acquisition of Great Pee Dee. Great Pee Dee or its representatives may, however, to the extent necessary to comply with the fiduciary duties of Great Pee

Dee’s board of directors as advised by its outside counsel, subject to a confidentiality agreement containing customary terms, furnish any information concerning Great Pee Dee in response to a request for information or access made in connection with an acquisition proposal from a third party, negotiate with such party concerning any written acquisition proposal, not recommend stockholder approval of the merger and terminate the merger agreement, but only if neither Great Pee Dee nor any of its representatives solicited, initiated or encouraged such proposal. Unless the merger agreement has been terminated, the board of directors of Great Pee Dee must notify First Bancorp immediately if any such acquisition proposal has been made.

First Bancorp and Great Pee Dee also have agreed to use their reasonable efforts to obtain any consents that are necessary or desirable for consummation of the merger.

Management and Operations after the Merger

It is not expected that the merger will change the present management team or board of directors of First Bancorp, except as follows. After the merger is completed, it is expected that James C. Crawford, III will be elected as a director of First Bancorp and its banking subsidiary, First Bank. Mr. Crawford currently serves as the Chairman of the board of directors of Great Pee Dee. The six other directors of Great Pee Dee will not be nominated for election as directors of First Bancorp but, instead, will serve on a local advisory board of First Bancorp. In recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will pay each of them, as a member of such board, $1,000 per month for a period of three years following the completion of the merger. Such amount, although greater than First Bancorp’s ordinary compensation of $60 per month for serving on such a board, would be comparable to the board fees these individuals were receiving from Great Pee Dee immediately prior to the merger. Additionally, upon completion of the merger, John S. Long will be employed by First Bancorp as an Executive Vice President and Regional Executive.

Information concerning the current management of First Bancorp is included in the documents that have been incorporated by reference into this document. See “Additional Information.” For additional information regarding the interests of certain persons in the merger, see “The Merger  — Interests of Certain Persons in the Merger.”

Dividend Policy

First Bancorp currently pays quarterly dividends at an annualized rate of $0.76 per share of First Bancorp common stock, which, based on an exchange ratio of 1.15, equates to approximately $0.87 per share of Great Pee Dee common stock. First Bancorp, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. Great Pee Dee currently pays quarterly dividends at an annualized rate of $0.64 per share of Great Pee Dee common stock.

Interests of Certain Persons in the Merger

General.  Members of Great Pee Dee’s management and Great Pee Dee’s board of directors may be deemed to have certain interests in the merger that are in addition to their interests as stockholders of Great Pee Dee generally. Great Pee Dee’s board of directors was aware of these interests and considered them, among other matters, in approving and recommending the merger agreement.

First Bancorp Employment Agreement.  Upon completion of the merger, First Bancorp will enter into an employment agreement with John S. Long. The existing employment agreement between Great Pee Dee and Mr. Long will be terminated. The employment agreement between First Bancorp and Mr. Long will be for an initial term of three years, at an initial annual salary of $175,000 per year. Mr. Long will be eligible for insurance, pension, profit-sharing, stock option and other benefit plans as are or may be available generally to the employees of First Bancorp. Additionally, under such employment agreement, Mr. Long will be eligible for participation in First Bancorp’s Supplemental Executive Retirement Plan. Mr. Long will also receive an initial grant of 5,000 stock options under the First Bancorp 2007 Equity Incentive Plan on the date of completion of the merger.

Under Mr. Long’s employment agreement, if First Bancorp terminates Mr. Long’s employment for any reason other than death, gross negligence or certain other misconduct, First Bancorp will be obligated to pay his base salary for the remainder of the term of his employment agreement. In the case of disability, these payments would be reduced by any payments from First Bancorp’s disability insurance plan and by any earnings Mr. Long receives from alternative employment while disabled. If Mr. Long voluntarily terminates his employment, First Bancorp would have no further obligations to him other than compensation and vested employee benefits earned through the date of termination.

Mr. Long’s employment agreement also will provide that if there is a change in control of First Bancorp during the term of the employment agreement and Mr. Long’s employment is terminated by him or by First Bancorp within 12 months after the change in control, the vesting of certain employee benefits would be accelerated, and he would receive a severance payment amounting to approximately 2.9 times his base annual salary.

Pursuant to his employment agreement, Mr. Long also will agree not to compete with First Bancorp within a 50-mile radius of each of Cheraw and Florence, South Carolina during the term of the employment agreement and for a period of one year after termination of employment if First Bancorp terminates Mr. Long’s employment with cause or for a period of two years after termination of employment if Mr. Long voluntarily terminates his employment. If First Bancorp terminates employment for any other reason, the restrictions on competition will last for the remainder of the term of the agreement.

Great Pee Dee Board of Directors.  After the merger is completed, it is expected that Mr. Crawford will be elected as a director of First Bancorp and its banking subsidiary, First Bank. The six other directors of Great Pee Dee will not be nominated for election as directors of First Bancorp but, instead, will serve on a local advisory board of First Bancorp. In recognition of the important role that these individuals will have in making the proposed merger successful, First Bancorp will pay each of them, as a member of such board, $1,000 per month for a period of three years following the completion of the merger. Such amount, although greater than First Bancorp’s ordinary compensation of $60 per month for serving on such a board, would be comparable to the board fees these individuals were receiving from Great Pee Dee immediately prior to the merger.

Great Pee Dee Stock Options.  Certain directors and executive officers of Great Pee Dee hold options to purchase Great Pee Dee common stock. Upon completion of the merger, these options will be converted into options to purchase First Bancorp common stock. See “The Merger — Effect of the Merger on Great Pee Dee Options.” All Great Pee Dee options not already exercisable have or will become vested, non-forfeitable and exercisable as a result of the proposed merger and the change-in-control provisions in the stock option plan under which they were granted.

The following table sets forth, with respect to (1) each executive officer, (2) a group consisting of all the executive officers, and (3) Great Pee Dee’s non-executive officers and directors as a group, the number of shares of Great Pee Dee common stock covered by outstanding Great Pee Dee options held by such persons as of the Great Pee Dee record date.

		Number of
		Shares
	Number of	Underlying	Weighted
	Shares	Options	Average	Aggregate
	Underlying	Currently	Exercise Price	Value
	Options Held	Exercisable(1)	per Option	of Options(2)

John S. Long	15,291	15,291	$17.50	$339,766.02
John M. Digby	0	0	N/A	N/A
Michael O. Blakeley	2,700	2,700	17.59	59,994.00
Terry H. Laughter	0	0	N/A	N/A
Executive Officer Group (2 persons)	17,991	17,991	17.51	399,760.02
Non-Executive Officer-Director Group (4 persons)	58,892	58,892	16.26	1,308,580.24

(1)	The information in this column assumes the completion of the merger accelerating the holder’s ability to exercise the options.

(2)	Based on the closing price of Great Pee Dee common stock of $22.22 as listed on the Nasdaq Global Market on January 24, 2008.

Great Pee Dee Severance Payments.  In connection with the completion of the merger, Great Pee Dee will enter into settlement agreements with each of John S. Long, Terry H. Laughter and John M. Digby. The settlement agreements provide for certain payment to each covered officer in full settlement under the officer’s employment agreement (in the case of Mr. Long) or change in control agreement (in the case of Ms. Laughter and Mr. Digby). Upon the completion of the merger, Mr. Long will receive a lump-sum payment of $454,913 under his settlement agreement. In addition, Great Pee Dee will transfer to Mr. Long the title to the automobile being provided to him by Great Pee Dee at the time of completion of the merger. Ms. Laughter and Mr. Digby will be entitled to receive $178,113 and $302,559, respectively, under their settlement agreements.

In addition, First Bancorp has agreed to provide severance to employees of Great Pee Dee (other than Mr. Long, Ms. Laughter and Mr. Digby) that are terminated in connection with the merger, at the rate of two weeks of base salary per year of service with Great Pee Dee, with a minimum of three months of severance. In addition, First Bancorp has agreed to offer outplacement services for Great Pee Dee employees terminated in connection with the merger.

Retention Bonuses.  In exchange for their willingness to remain employees of Sentry after the merger and provided they do not voluntarily terminate employment prior to the earlier to occur of (a) ninety (90) days following the completion of the merger or (b) the date of the data processing conversion with respect to the merger of Sentry into First Bank, First Bancorp will pay Mr. Long a retention bonus of $70,000 and will pay Ms. Laughter and Mr. Digby each a retention bonus of $25,000.

Great Pee Dee Employee Benefit Plans.  In addition to the option plan described above, the merger will trigger payments to Mr. Long and to certain directors of Great Pee Dee under existing deferred compensation and other benefit plans of Great Pee Dee. Mr. Herbert W. Watts and Mr. Long are the only two participants in the First Federal Savings and Loan Association of Cheraw Non-Qualified Supplemental Plan. Under the Supplemental Plan, Mr. Watts’ vested account balance consists of approximately 2,754 shares of Great Pee Dee common stock, and cash and other investments of approximately $24,000. Mr. Long’s vested account balance consists of approximately 2,651 shares of Great Pee Dee common stock and cash and other investments of approximately $32,000. In connection with the merger, the Supplemental Plan provides for lump sum distributions to the participants. Mr. Watts is the only participant in the First Federal Savings and Loan Association of Cheraw Restated Non-Qualified Deferred Compensation Plan and has a vested interest in 4,048 shares of Great Pee Dee common stock and two annuities valued at approximately $220,000 and $160,000, respectively. In connection with the merger, First Bancorp will assume and honor the terms of this plan. Great Pee Dee also has two deferred compensation plans for directors. Under the 2002 plan, Mr. Crawford, Robert M. Bennett, Jr., H. Malloy Evans and William R. Butler have vested account balances of approximately $36,000, $32,000, $48,000 and $31,000, respectively. In connection with the merger, the 2002 deferred compensation plan will be terminated, and all participants will receive distributions of their account balances in three equal annual installments. Mr. Watts and Mr. Evans also have vested account balances of $1,000 and $34,000, respectively, under the 2005 deferred compensation plan. In connection with the merger, Mr. Watts has elected to receive a lump sum distribution, and Mr. Evans has elected to receive his account balance in installments over a three-year period. After distributions of assets, the 2005 plan will be terminated. Messrs. Long, Watts, Evans, Crawford, Bennett and Butler have signed or, prior to closing of the merger will sign, acknowledgement agreements confirming payments due under each plan.

Indemnification; Directors and Officers Insurance.  After completion of the merger, First Bancorp has agreed to indemnify the present and former directors and officers of Great Pee Dee and its subsidiaries against certain liabilities arising out of actions or omissions (including the merger) occurring at or prior to the time the merger becomes effective to the fullest extent permitted under North Carolina law and Great Pee Dee’s certificate of incorporation. First Bancorp also has agreed to maintain, for a period of at least six years after completion of the merger, Great Pee Dee’s existing directors’ and officers’ liability insurance policy or a comparable policy.

Expected Tax Treatment as a Result of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Great Pee Dee common stock and does not discuss any aspects of state, local or foreign taxation. The discussion may not apply to special situations, such as Great Pee Dee stockholders, if any, who hold Great Pee Dee common stock other than as a capital asset, who received Great Pee Dee common stock upon the exercise of employee stock options or otherwise as compensation, who hold Great Pee Dee common stock as part of a “straddle” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions or foreign persons. This summary is based upon U.S. federal tax laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger.

Consummation of the merger is conditioned upon receipt by First Bancorp and Great Pee Dee of an opinion of an acceptable tax advisor concerning the material federal income tax consequences of the merger. Assuming that the merger is completed in accordance with the merger agreement, based upon factual statements and representations made by the parties to the merger, and to satisfy this requirement, KPMG LLP will provide an opinion stating that:

•	The merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	No gain or loss will be recognized by (and no amount will be included in the income of) Great Pee Dee, First Bancorp or holders of Great Pee Dee common stock to the extent they exchange their Great Pee Dee common stock solely for First Bancorp common stock pursuant to the merger (except with respect to any cash received in lieu of a fractional share interest in Bancorp common stock). Receipt of both First Bancorp common stock and cash by Great Pee Dee stockholders in the merger should result in gain being recognized, but no loss being recognized, by Great Pee Dee stockholders with the amount of gain not to exceed the amount of cash received. Such gain will be capital gain or dividend income (which generally are taxable at the same rates, in the case of long-term capital gains), depending on whether the receipt of the cash has the effect of a dividend distribution as determined under Section 302 of the Internal Revenue Code, but in no event will the amount of any such dividend exceed the Great Pee Dee common stockholder’s ratable share of earnings and profits. A holder of Great Pee Dee common stock will recognize a loss if such holder’s tax basis in a share of Great Pee Dee common stock is greater than the fair market value of the First Bancorp common stock and cash received therefor, and may not offset such a loss against a gain recognized on another share of Great Pee Dee common stock;

•	The aggregate tax basis of the First Bancorp common stock received by holders of Great Pee Dee common stock who exchange their Great Pee Dee common stock solely for First Bancorp common stock in the merger will be the same as the aggregate tax basis of the Great Pee Dee common stock surrendered in exchange for the First Bancorp common stock (reduced by the basis allocable to a fractional share interest in First Bancorp common stock for which cash is received);

•	The holding period of the First Bancorp common stock received by holders who exchange their Great Pee Dee common stock for First Bancorp common stock in the merger will include the holding period of the Great Pee Dee common stock surrendered in exchange therefor, provided that such Great Pee Dee common stock surrendered was held as a capital asset at the effective time of the merger;

•	The payment of cash to the holders of Great Pee Dee common stock in lieu of fractional share interests of First Bancorp common stock will be treated for U.S. federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by First Bancorp. These cash payments will be treated as having been received as distributions in exchange for the stock redeemed occurring after and separate from the merger, as provided in Section 302(a) of the Internal Revenue Code;

•	A holder of Great Pee Dee common stock who surrenders a share of Great Pee Dee common stock or exercises dissenters’ rights with respect to a share of Great Pee Dee common stock and receives solely cash therefor will recognize gain or loss on each share of Great Pee Dee common stock so surrendered equal to the difference between the fair market value of the cash received for a share of Great Pee Dee common stock and such stockholder’s tax basis in such share of Great Pee Dee common stock;

•	The substitution of a First Bancorp nonqualified stock option for a Great Pee Dee nonqualified stock option would satisfy the requirements of Treas. Reg. Sec. 1.409A-1(b)(5)(v)(D). Therefore, such First Bancorp nonqualified stock option would not be subject to Section 409A, and the substitution of a First Bancorp nonqualified stock option for a Great Pee Dee nonqualified stock option will be tax-free to the holder of such Great Pee Dee nonqualified stock option. First Bancorp will be required to report employee income and withhold taxes upon the exercise of such First Bancorp nonqualified stock option; and

•	The substitution of a First Bancorp incentive stock option for a Great Pee Dee incentive stock option will be a valid substitution under Section 424 of the Internal Revenue Code. Therefore, (i) such First Bancorp incentive stock option will be considered a substituted incentive stock option under Section 422, (ii) employee holders of such First Bancorp incentive stock options that meet the holding period requirement in Section 422 will not have compensation income as described in Section 421, and (iii) First Bancorp will not be required to withhold or report income with respect to such First Bancorp incentive stock options, the employee holders of which meet the holding period requirement in Section 422, but will be required to report income to employee holders of such First Bancorp incentive stock options who have disqualifying dispositions of such options. In addition, First Bancorp will be required to report employee income and withhold taxes upon the cancellation of such First Bancorp incentive stock options. Therefore, the substitution of a First Bancorp incentive stock option for a Great Pee Dee incentive stock option will be tax-free to the holder of such Great Pee Dee incentive stock option;

provided, however, that if First Bancorp’s stock price falls below specified levels, under certain circumstances, First Bancorp may pay cash to Great Pee Dee stockholders rather than or in addition to increasing the exchange ratio (see “The Merger — What Great Pee Dee Stockholders Will Receive in the Merger”). In that case, if the amount of cash consideration exceeds 60% of the total cash and stock consideration received by the holders of Great Pee Dee common stock, the merger probably would not qualify as a tax-free reorganization under the Internal Revenue Code. If the merger did not constitute a tax-free reorganization, (a) the exchange would be fully taxable to the holders of Great Pee Dee common stock, and (b) Great Pee Dee would incur income taxes as if it sold its assets for their fair market values.

As noted above, no ruling has been sought by the Internal Revenue Service as to whether the merger qualifies as a tax-free reorganization. The fact that no ruling has been sought should not be construed as an indication that the Internal Revenue Service would necessarily reach the same conclusion regarding the merger than set out in this summary. The opinion of KPMG LLP referred to in this summary is not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to those expressed in this summary will not be asserted by a tax authority and ultimately sustained by a court of law.

Section 1.368-3 of the Treasury Regulations requires that each stockholder that receives First Bancorp shares pursuant to the merger attach to such stockholder’s U.S. federal income tax return for the taxable year in which the merger occurs, a complete statement of all facts pertinent to the nonrecognition of gain or loss upon the merger. Stockholders should consult their own tax advisors regarding these disclosure requirements.

Because certain tax consequences of the merger may vary depending upon the particular circumstances of each Great Pee Dee stockholder, whether the stockholder receives any cash in addition to the stock merger consideration, and other factors, each Great Pee Dee stockholder should consult his or her own tax advisor to determine the particular tax consequences of the merger to such holder (including the application and effect of state, local and foreign tax laws).

Accounting Treatment

The merger will be accounted for by First Bancorp as a purchase transaction for accounting and financial reporting purposes. Under the purchase method, First Bancorp will record, at fair value, the acquired assets and assumed liabilities of Great Pee Dee. The excess of the value of First Bancorp common stock that is exchanged for shares of Great Pee Dee common stock over the fair value of the net assets of Great Pee Dee will be recorded on First Bancorp’s balance sheet as intangible assets, including a core deposit intangible and “goodwill.” The goodwill will not be amortized against earnings but instead will be tested for impairment at least annually by First Bancorp. Any impairment and resulting write-down of goodwill will be included in First Bancorp’s consolidated results of operations for periods after the merger is completed. Other intangible assets such as the core deposit intangible will be amortized. Financial statements of First Bancorp issued after completion of the merger will reflect the impact of Great Pee Dee, but past periods shown will not be restated to reflect Great Pee Dee’s historical financial position or results of operations.

Expenses and Termination Fees

The merger agreement provides that each party will generally be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. However, if each party terminates the merger agreement as the result of a breach by the other party, in any material respect, of the merger agreement, which is not cured within 10 business days after notice of breach, then the terminating party shall be entitled to reimbursement of costs and expenses by the breaching party.

The merger agreement provides for the payment of a $1,200,000 termination fee by Great Pee Dee to First Bancorp in certain cases. Subject to certain conditions, Great Pee Dee would generally have to pay the termination fee if Great Pee Dee terminates the merger agreement in order to accept a superior acquisition proposal. Great Pee Dee would also have to pay the termination fee if Great Pee Dee receives an acquisition proposal and Great Pee Dee’s board of directors fails to recommend or continue recommending approval of the merger, or amends or withdrawals its recommendation to the stockholders, and the stockholders do not approve the merger.

Great Pee Dee agreed to this termination fee arrangement in order to induce First Bancorp to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Great Pee Dee.

Resales of First Bancorp Common Stock

First Bancorp common stock to be issued to the Great Pee Dee stockholders in connection with the merger will be registered under the Securities Act of 1933. All shares of First Bancorp common stock received by holders of Great Pee Dee common stock and all shares of First Bancorp common stock issued and outstanding immediately prior to the completion of the merger will be freely transferable upon consummation of the merger by those Great Pee Dee stockholders not deemed to be “affiliates” of Great Pee Dee. “Affiliates” generally are defined as persons or entities who control, are controlled by, or are under common control with Great Pee Dee at the time of the stockholder meeting (generally, executive officers, directors and 10% or greater stockholders).

Rule 145 promulgated under the Securities Act restricts the sale of First Bancorp common stock received in the merger by affiliates of Great Pee Dee and certain of their family members and related interests. Under the rule, during the one-year period following the consummation of the merger, affiliates of Great Pee Dee may resell publicly the First Bancorp common stock received by them in the merger within certain limitations as to the amount of First Bancorp common stock sold in any three-month period and as to the manner of sale. After the one-year period, affiliates of Great Pee Dee who are not affiliates of First Bancorp may resell their shares without restriction. The ability of affiliates of Great Pee Dee to resell shares of First Bancorp common stock received in the merger under Rule 145 will be subject to First Bancorp having satisfied its Securities Exchange Act of 1934 reporting requirements for specified periods prior to the time of sale. Affiliates of Great Pee Dee will receive additional information regarding the effect of Rule 145 on their ability to resell First Bancorp common stock received in the merger. Such affiliates also would be permitted to resell First Bancorp common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or an available exemption from the Securities Act registration requirements. This proxy statement/prospectus does not cover any resales of First Bancorp common stock received by persons who may be deemed to be affiliates of Great Pee Dee.

Great Pee Dee will use its reasonable efforts to cause each person or entity that is an “affiliate” for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

Additionally, stockholders of Great Pee Dee who become affiliates of First Bancorp will be subject to the Rule 145 volume limitations on the resale of First Bancorp stock, whether obtained in connection with the merger or otherwise, for as long as they remain affiliates of First Bancorp and for an additional three months thereafter.

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

In the merger, Great Pee Dee stockholders will exchange their shares of Great Pee Dee common stock for shares of First Bancorp common stock. Great Pee Dee is a Delaware corporation governed by its certificate of incorporation and bylaws and Delaware law. First Bancorp is a North Carolina corporation governed by its articles of incorporation and bylaws and North Carolina law. There are significant differences between the rights of Great Pee Dee stockholders and First Bancorp shareholders. The following is a summary and comparison of certain provisions of the articles or certificate of incorporation and bylaws of Great Pee Dee and First Bancorp. This summary and comparison, however, is not intended to be complete and is qualified it its entirety by reference to the North Carolina Business Corporation Act (the “North Carolina Act”) and the Delaware General Corporation Law (the “Delaware GCL”), as well as First Bancorp’s articles of incorporation and bylaws and Great Pee Dee’s certificate of incorporation and bylaws.

Anti-Takeover Provisions Generally

The articles or certificate of incorporation and bylaws of certain corporations contain provisions designed to assist the board of directors in playing a role if any group or person attempts to acquire control of the company, so that the board of directors can protect the interests of the company and its shareholders under the circumstances. These provisions may help the board of directors determine that a sale of control is in the best interests of the shareholders or may enhance the board’s ability to maximize the value to be received by the shareholders upon a sale of control of the company.

Anti-takeover provisions may, however, tend to discourage some takeover bids. As a result, the corporation’s shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, the company may be able to avoid expenditures of time and money.

These anti-takeover provisions also may discourage open market purchases by a company that may desire to acquire another corporation. Such open market purchases may increase the market price of the target’s common stock temporarily and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, anti-takeover provisions may decrease the market price of the target’s common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. Provisions such as those establishing a classified board or permitting removal of directors only for cause may make it more difficult and time consuming for a potential acquirer to obtain control of the target company by replacing the board of directors and management. Furthermore, these provisions may make it more difficult for a corporation’s shareholders to replace the board of directors or management, even if a majority of the shareholders believe that replacing the board or management is in the best interests of the corporation. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

Unlike Great Pee Dee, First Bancorp does not have such anti-takeover protections as a classified board of directors or a restriction on shareholders’ ability to remove directors by requiring a showing of cause. As described below, First Bancorp has authorized but unissued shares of common stock available for various uses, but does not have any other anti-takeover protections such as the requirement of a supermajority vote to approve certain business combinations. Great Pee Dee’s certificate of incorporation and bylaws, however, contain certain of these provisions. Its certificate of incorporation and bylaws provide for a classified board, as described in greater detail below in “— Election of Directors,” and requires a showing of cause for stockholder removal of directors. See “Effect of the Merger on Rights of Stockholders — Director Removal and Vacancies.” Great Pee Dee’s certificate of incorporation also limits the voting power of stockholders who beneficially own more than 10% of the outstanding shares of Great Pee Dee stock. See “Effect of the Merger on Rights of Stockholders — Limit on Stockholder Voting Power.” Additionally, Great Pee Dee’s certificate of incorporation requires a supermajority vote for certain business combinations. See “Effect of the Merger on Rights of Stockholders — Shareholder Votes Required for Certain Actions.” Great Pee Dee also has authorized but unissued shares of common stock and authorized but unissued shares of preferred stock available for various uses.

Authorized Capital Stock

First Bancorp.  First Bancorp’s articles of incorporation authorize the issuance of up to 20,000,000 shares of First Bancorp common stock, no par value per share, of which 14,377,980 shares were outstanding as of January 24, 2008. There are no other shares of capital stock of First Bancorp outstanding. First Bancorp’s board of directors may authorize the issuance of additional shares of First Bancorp common stock without further action by First Bancorp shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange or quotation system upon which First Bancorp common stock may be listed or quoted. The First Bancorp shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of First Bancorp common stock.

Subject to the payment of cash in lieu of fractional shares, First Bancorp expects to issue 2,086,872 shares of First Bancorp common stock in connection with the merger, which is the number of shares of Great Pee Dee common stock outstanding as of the date of the merger agreement, times the 1.15 exchange ratio (subject to increase if Great Pee Dee options are exercised prior to the closing and subject to possible adjustment as described in “The Merger — What Great Pee Dee Stockholders Will Receive in the Merger”). First Bancorp will issue shares of its common stock pursuant to assumed and exercised options.

Based on the number of shares of First Bancorp common stock outstanding on January 24, 2008, it is anticipated that, immediately following the consummation of the merger, a total of approximately 16,462,175 shares of First Bancorp common stock will be outstanding, of which 27,329 shares will be cancelled immediately in connection with the repayment of the loan to the Employee Stock Ownership Plan.

The authority to issue additional authorized shares of First Bancorp common stock provides First Bancorp with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of First Bancorp common stock can be issued from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of First Bancorp. In addition, the sale of a substantial number of shares of First Bancorp common stock to persons who have an understanding with First Bancorp concerning the voting of such shares, or the distribution or declaration of a dividend of shares of First Bancorp common stock (or the right to receive First Bancorp common stock) to First Bancorp shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of First Bancorp.

Great Pee Dee.  The authorized capital stock of Great Pee Dee consists of (a) 3,600,000 shares of common stock, par value one cent ($0.01) per share, of which 1,814,671 were outstanding as of January 24, 2008, and (b) 400,000 shares of preferred stock, par value one cent ($0.01) per share, none of which was outstanding as of January 24, 2008. Great Pee Dee’s board may issue, without any further action by the Great Pee Dee stockholders, unless such action is required in a particular case by applicable law or regulation or by any stock exchange or quotation system on which Great Pee Dee’s common stock may be traded or quoted, shares of Great Pee Dee preferred stock, in one or more classes or series, with voting, conversion, dividend and liquidation rights as the board of directors may determine. Among other potential uses, this authorized but unissued preferred stock could be issued to dilute the stock ownership of persons seeking to obtain control of Great Pee Dee or as part of a stockholder rights plan. Great Pee Dee thus could use the authorized but unissued preferred stock as a defensive measure against unwanted takeover attempts. First Bancorp’s articles of incorporation do not authorize any preferred stock and thus do not provide its shareholders with this form of protection against hostile takeovers. Great Pee Dee’s directors have the right to authorize the issuance and sale of authorized but unissued shares of common stock, without stockholder approval, subject to similar limitations for similar purposes as First Bancorp as described above.

Limit on Stockholder Voting Power

First Bancorp.  First Bancorp’s articles of incorporation and bylaws do not restrict the voting power of shareholders who own large percentages of First Bancorp’s outstanding common stock. As a result, a shareholder who acquires a certain portion of First Bancorp’s common stock may exercise a significant level of control over First Bancorp through the voting power represented by such ownership of common stock.

Great Pee Dee.  Great Pee Dee’s certificate of incorporation provides that no record holder of outstanding common stock that is beneficially owned by a person who beneficially owns in excess of 10% of the outstanding shares of Great Pee Dee common stock is permitted to vote in respect of shares held in excess of the 10% limit. This limitation on voting applies to various matters with respect to which stockholders are entitled to vote, including removal of directors, approval of certain business combinations and amendment or repeal of certain provisions of Great Pee Dee’s certificate of incorporation. As a result, this limitation restricts the ability of a stockholder to exercise control over Great Pee Dee through the voting power represented by ownership of common stock.

Amendment of Articles or Certificate of Incorporation and Bylaws

Under the North Carolina Act and the Delaware GCL, most amendments to the articles or certificate of incorporation must be proposed by the board of directors and approved by a majority of shareholders entitled to vote. In North Carolina, except as otherwise required in a bylaw adopted by the shareholders or by the articles of incorporation or the North Carolina Act, a majority of the board of directors of a North Carolina corporation may amend or repeal its bylaws; provided, however, that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors unless the articles of incorporation or a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally. In Delaware, except as otherwise required by the certificate of incorporation or bylaws or the Delaware GCL, a majority of the stockholders entitled to vote may amend or repeal a bylaw; provided, however, that the certificate of incorporation may confer the power to amend or repeal bylaws upon the board of directors, which power shall not limit the power of the stockholders to amend or repeal bylaws.

First Bancorp.  In accordance with North Carolina law, First Bancorp’s bylaws provide that the board of directors may amend or repeal bylaws, except that they may not readopt, amend or repeal a bylaw that was adopted, amended or repealed by the shareholders. First Bancorp shareholders have approved a bylaw establishing the number of directors of First Bancorp at not less than three and not more than 18, as fixed by the board of directors. This bylaw may be amended or repealed only by the shareholders.

Great Pee Dee.  Great Pee Dee’s certificate of incorporation permits the board of directors to amend or repeal bylaws. In addition, Great Pee Dee’s certificate of incorporation provides that stockholders may amend or repeal bylaws only by a supermajority vote of at least 80% of the voting power of all of the then-outstanding shares of Great Pee Dee stock entitled to vote generally in the election of directors, voting together as a single class.

Election of Directors

First Bancorp.  The First Bancorp board of directors is comprised of between three and 18 members, as fixed by the board of directors. At each annual meeting, directors are elected to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. In general, each shareholder has one vote for each share of common stock owned, and the persons receiving the highest number of votes at a meeting at which a quorum is present are elected to the board. However, the board of directors may also be elected by the use of cumulative voting. The right to elect the board by cumulative voting may be exercised only if: (1) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized at the meeting; or (2) a shareholder or proxy holder present at the meeting announces, before the voting for directors starts, his or her intention to vote cumulatively. If such an announcement is made, the meeting will be recessed for at least two, but not more than seven days (or any other time period unanimously agreed upon). Cumulative voting is advantageous to minority shareholders. Without cumulative voting, the holders of a majority of the shares of First Bancorp common stock could elect 100% of the directors. Cumulative voting permits minority shareholders to concentrate their votes and obtain representation on the First Bancorp board of directors. If cumulative voting is chosen pursuant to one of the procedures described above, each shareholder is entitled to multiply the number of votes he or she is entitled to cast by the number of directors for whom he or she is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.

Great Pee Dee.  The Great Pee Dee board consists of the number of directors designated by the board of directors and, in the absence of such designation, seven members. Currently, the size of the board of Great Pee Dee is seven. The Great Pee Dee certificate of incorporation and bylaws provide that the board of directors, other than those directors elected by the holders of a class or series of preferred stock, will be classified and divided into three classes, with each director serving a three-year term of office. The effect of Great Pee Dee having a classified board of directors is that only approximately one-third of the members of Great Pee Dee’s board of directors are elected each year, which effectively requires two annual meetings for the Great Pee Dee stockholders to change a majority of the members of the board of directors. By potentially delaying the time within which an acquirer could obtain working control of Great Pee Dee’s board of directors, this provision may discourage some potential mergers, tender offers or hostile takeover attempts. Great Pee Dee stockholders will not have this protection after the merger because First Bancorp’s board of directors is not classified.

The Great Pee Dee stockholders do not have the right to vote cumulatively in the election of directors. As a result of the absence of cumulative voting, the majority of votes represented at a meeting may elect all directors, and the remaining minority stockholders may not elect any directors. The absence of cumulative voting makes it more difficult for stockholders that hold a minority of the outstanding shares of Great Pee Dee common stock to elect representatives of their choice. Because First Bancorp has the option of cumulative voting for directors, minority stockholders will have a greater opportunity to obtain representation on the board after completion of the merger.

Director Removal and Vacancies

First Bancorp.  First Bancorp’s bylaws provide that at any shareholder meeting for which the notice of meeting states that one purpose of the meeting is the removal of any or all directors, one or more directors may be removed with or without cause by a majority vote of those shareholders entitled to vote. However, unless the entire board is removed, an individual director cannot be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. In addition, the First Bancorp bylaws provide that no individual may be elected to or may serve on the board at any time after such individual’s 72nd birthday, except that a director who is elected prior to his or her 72nd birthday and reaches the age of 72 while serving his or her term may serve until the next annual meeting of shareholders. The age limitations do not apply to any individual during the time such individual is serving as chief executive officer of First Bancorp. In addition, the board may make exceptions to the age limitations for directors added to the board in connection with acquisitions.

Vacancies occurring on the First Bancorp board may be filled by the shareholders at any annual or special meeting, the board of directors at any regular or special meeting, the affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by the sole director remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining director or directors elected by that voting group or the shareholders of that voting group are entitled to fill the vacancy. A director that is elected to fill a vacancy serves for the unexpired term of his or her predecessor.

Great Pee Dee.  The Great Pee Dee certificate of incorporation provides that the stockholders may remove one or more directors from office at any time, but only for cause and upon the vote of at least 80% of the voting power of all of the then-outstanding shares of Great Pee Dee stock entitled to vote generally in the election of directors, voting together as a single class.

Any vacancy occurring on the Great Pee Dee board may be filled by the board of directors. A director that is elected to fill a vacancy will serve for the term expiring at the annual meeting of stockholders at which the term of office of the class to which that director has been chosen expires.

Limitations on Director Liability

First Bancorp.  The First Bancorp articles of incorporation provide that, to the fullest extent permitted by the North Carolina Act, a director of First Bancorp will not be personally liable to the corporation or its shareholders for monetary damages for breach of his or her duty as a director. The limitation on monetary damages does not preclude other equitable remedies such as injunctive relief or rescission, and such limitation may not be available for violations of federal and state banking and securities laws.

Great Pee Dee.  The Great Pee Dee certificate of incorporation provides that, to the fullest extent permitted by the Delaware GCL, a director of Great Pee Dee will not be personally liable to the corporation or its stockholders for monetary damages for breach of his or her duty as a director, except for liability for breach of the director’s duty of loyalty, for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividend or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit. The limitation on monetary damages does not preclude other equitable remedies such as injunctive relief or rescission, and such limitation may not be available for violations of federal and state banking and securities laws.

Indemnification of Directors

First Bancorp.  Under the North Carolina Act, a corporation may indemnify any director against liability if such person:

•	acted in his or her official capacity as a director;

•	conducted himself or herself in good faith;

•	reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under the North Carolina Act, a corporation may not indemnify a director:

•	in connection with a proceeding by or in the right of the corporation in which such person was held liable to the corporation; or

•	in connection with a proceeding in which such person was held liable on the basis that personal benefit was improperly received by him or her.

Unless limited by its articles of incorporation, a North Carolina corporation must indemnify, against reasonable expenses incurred, a director who is wholly successful, on the merits or otherwise, in defending any proceeding to which the director was a party because of his or her status as a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if that director furnishes the corporation a written undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses. A director may apply for court-ordered indemnification under certain circumstances.

Under the North Carolina Act, unless a corporation’s articles of incorporation provide otherwise,

•	an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, and

•	the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director.

In addition and separate from the statutory indemnification rights discussed above, the North Carolina Act provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. A corporation may not indemnify or agree to indemnify a person against liability or expenses he or she may incur on account of his activities that were at the time taken known or believed by him or her to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification also may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys’ fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

First Bancorp’s bylaws provide for mandatory indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director, officer, employee or agent of First Bancorp, or, at the request of First Bancorp, is or was serving as a director, officer, employee or agent of another entity against:

•	reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought on or on behalf of the corporation seeking to hold him or her liable by reason of the fact that he or she was acting in such capacity; and

•	reasonable payments made by him or her in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she may have become liable in any such action, suit or proceeding.

First Bancorp’s board of directors must take all such action as may be necessary and appropriate to authorize First Bancorp to fulfill its mandatory indemnification obligations, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity to such claimant and giving notice to, and obtaining approval by, the shareholders of the corporation. First Bancorp’s bylaws do not provide for any additional, permissive indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling First Bancorp pursuant to the foregoing provisions, First Bancorp has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Great Pee Dee.  Under the Delaware GCL, a corporation may indemnify any director against liability if such person:

•	is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director of the corporation or is or was serving at the request of the corporation as a director of another entity;

•	conducted himself or herself in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under the Delaware GCL, a corporation may not indemnify a director:

•	in connection with a proceeding by or in the right of the corporation in which such person was held liable to the corporation.

The Delaware GCL provides that indemnification pursuant to the above provisions shall be made only as authorized in the specific case upon a determination that indemnification is proper because the director has met the applicable standard of conduct, which determination is made by a majority vote of the directors who are not parties to the proceeding, though less than a quorum, by a committee of such directors designated by the majority vote of such directors, though less than a quorum, by independent legal counsel in a written opinion, or by the stockholders.

A Delaware corporation must indemnify, against reasonable expenses incurred, a director who is successful, on the merits or otherwise, in defending any proceeding to which the director was a party because of his or her status as a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if that director furnishes the corporation an undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses. A director may apply for court-ordered indemnification under certain circumstances.

Under the Delaware GCL:

•	an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, and

•	the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director.

In addition to and separate from the statutory indemnification rights discussed above, the Delaware GCL provides that a corporation may in its bylaws or by agreement or by vote of stockholders or disinterested directors provide indemnification or advancement of expenses to a person acting in such person’s official capacity or in another capacity while holding office with the corporation.

Great Pee Dee’s certificate of incorporation provides, to the fullest extent permitted by law, for mandatory indemnification (including advancement of expenses) of any person who at any time serves or has served as a director or officer of Great Pee Dee, or, at the request of Great Pee Dee, is or was serving as a director, officer, employee or agent of another entity against:

•	all expense, liability and loss, including attorneys’ fees, reasonably incurred or suffered by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, seeking to hold him or her liable by reason of the fact that he or she was acting in such capacity or in any other capacity; provided, however, that

•	Great Pee Dee shall indemnify any such person in connection with a proceeding initiated by that person only if such proceeding was authorized by Great Pee Dee’s board of directors.

Great Pee Dee’s bylaws also provide that the board of directors may, from time to time, grant rights to indemnification and to advancement of expenses to any employee or agent of Great Pee Dee to the fullest extent of the provisions in the certificate of incorporation granting such rights to directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Great Pee Dee pursuant to the foregoing provisions, Great Pee Dee has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Special Meetings of Shareholders

First Bancorp.  First Bancorp’s bylaws provide that special meetings of First Bancorp shareholders may be called by the president or the chief executive officer or the board of directors. Because shareholder ability to call a special meeting is not specifically authorized in its articles of incorporation or bylaws, under the North Carolina Act, so long as First Bancorp is a public corporation (that is, has a class of stock registered under the Securities Exchange Act of 1934), its shareholders are not entitled to call a special meeting.

Great Pee Dee.  Great Pee Dee’s bylaws provide that special meetings of Great Pee Dee stockholders may be called by the board of directors pursuant to a resolution adopted by a majority of the total number of directors that Great Pee Dee would have if there were no vacancies on the board. Because stockholder ability to call a special meeting is not specifically authorized in its certificate of incorporation or bylaws, under the Delaware GCL, Great Pee Dee’s stockholders are not entitled to call a special meeting.

Shareholder Nominations and Proposals

First Bancorp.  First Bancorp’s bylaws provide that the nomination of persons for election to the First Bancorp board of directors may be made at an annual or special meeting of shareholders (a) by or at the direction of the board of directors, or (b) by any shareholder of the corporation entitled to vote for the election of directors who was a shareholder of record at the time of giving of proper written notice to the secretary of the corporation and who complies with the notice procedures set forth in the First Bancorp bylaws. Shareholders of record entitled to vote at the annual meeting also may propose other business to be brought before the annual meeting if they comply with the notice procedures set forth in the First Bancorp bylaws.

Great Pee Dee.  The Great Pee Dee bylaws provide that nomination of persons for election to the Great Pee Dee board may be made at a meeting of the stockholders (a) by or at the direction of the board of directors, or (b) by any stockholder of the corporation entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in the Great Pee Dee bylaws. Stockholders of record entitled to vote at the annual meeting also may propose other business to be brought before the annual meeting if they comply with the notice procedures set forth in the Great Pee Dee bylaws.

Dissenters’ Rights of Appraisal

First Bancorp.  Under the North Carolina Act, shareholders generally are entitled to dissent from and obtain payment of the fair value of their shares when certain fundamental changes in the corporation or the shareholders’ rights occur. However, dissenters’ rights generally are not available to shareholders of a corporation, like First Bancorp, with its common stock listed on the Nasdaq Global Select Market, unless the governing documents of the corporation issuing those shares provide otherwise, or, in the case of a merger or share exchange, shareholders receive consideration other than cash or shares of stock of another corporation listed on a national exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. First Bancorp’s articles of incorporation and bylaws do not provide for any additional dissenters’ rights.

Great Pee Dee.  Under the Delaware GCL, stockholders are generally entitled to dissent from and obtain payment of the fair value of their shares when a merger or consolidation of business entities occurs unless the consideration received is solely publicly traded shares of the acquiror’s stock. Great Pee Dee is a Delaware corporation with its stock listed on the Nasdaq Global Market. Accordingly, if only First Bancorp shares, which are listed on the Nasdaq Global Select Market, are paid as consideration in the merger, then Great Pee Dee’s stockholders will not have the right to dissent. However, if cash consideration is paid in the merger (other than cash paid for fractional shares), Great Pee Dee stockholders will have a right to dissent under the Delaware GCL. See “Stockholder Meeting — Dissenters’ Rights.” Great Pee Dee’s certificate of incorporation and bylaws do not provide for any additional dissenters’ rights.

Shareholder Votes Required for Certain Actions

First Bancorp.  Neither the articles of incorporation nor bylaws of First Bancorp address the voting requirements for different actions. Accordingly, the provisions of the North Carolina Act apply. In general, a majority of outstanding shares or a majority of votes cast must approve an action for it to be effective. In connection with a significant merger, however, the affirmative vote of the holders of at least a majority of the outstanding shares is required to consummate the merger. Because the number of shares of First Bancorp common stock issued and outstanding after the merger will not exceed by more than 20% the number of shares of First Bancorp common stock issued and outstanding immediately prior to the merger, no shareholder vote is required by First Bancorp shareholders either to approve the merger or the issuance of its shares of common stock as merger consideration.

Great Pee Dee.  Great Pee Dee’s certificate of incorporation and bylaws provide for a supermajority vote of at least 80% of the voting power of all of the then-outstanding shares of Great Pee Dee stock entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal Great Pee Dee’s bylaws, remove directors, repeal various provisions of the certificate of incorporation, or approve certain business combinations with interested stockholders or affiliates of interested stockholders. The proposed merger with First Bancorp is not a business combination with an interested stockholder or an affiliate of an interested stockholder, making the supermajority provision inapplicable to it.

The supermajority provisions of Great Pee Dee’s certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of Great Pee Dee that some holders of Great Pee Dee may deem to be in their best interests. First Bancorp does not have any such supermajority approval requirements.

Shareholders’ Rights to Examine Books and Records

First Bancorp.  The North Carolina Act gives a shareholder of a North Carolina corporation the right to inspect and copy books and records of the corporation during regular business hours if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. To inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

Great Pee Dee.  The Delaware GCL gives a stockholder of a Delaware corporation substantially similar rights to inspect and copy books and records of a corporation as set forth above.

Dividends

First Bancorp.  First Bancorp shareholders are entitled to receive such dividends or distributions as the board of directors authorizes in its discretion. First Bancorp’s ability to pay dividends is subject to the restrictions of North Carolina corporate law. A corporation generally may authorize and make dividends so long as after making the dividend, the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation’s total assets would not be less that the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy claims of shareholders who have preferential rights superior to the rights of the shareholders receiving the dividend. There are various statutory limitations on the ability of First Bancorp’s banking subsidiaries to pay dividends to First Bancorp. See “Certain Regulatory Considerations.”

Great Pee Dee.  The rights of Great Pee Dee stockholders to receive dividends are substantially similar to those of First Bancorp stockholders.

COMPARATIVE MARKET PRICES AND DIVIDENDS

First Bancorp common stock is traded on the Nasdaq Global Select Market under the symbol “FBNC.” Great Pee Dee common stock is traded on the Nasdaq Global Market under the symbol “PEDE.” The following table sets forth, for the indicated periods, the high and low per share sales prices for First Bancorp and Great Pee Dee common stock as reported by the Nasdaq Stock Market and the cash dividends declared per share of First Bancorp common stock and Great Pee Dee common stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.

	First Bancorp			Great Pee Dee
			Cash			Cash
			Dividends			Dividends
	Price Range		Declared	Price Range		Declared
	High	Low	per Share	High	Low	per Share

2006
First Quarter	$23.90	$20.00	$0.18	$17.00	$15.05	$0.16
Second Quarter	22.85	19.59	0.18	16.00	15.00	0.16
Third Quarter	21.84	19.47	0.19	15.75	14.50	0.16
Fourth Quarter	23.43	20.30	0.19	16.68	14.38	0.16

2007
First Quarter	26.72	21.96	0.19	16.94	15.02	0.16
Second Quarter	21.67	18.56	0.19	16.21	15.05	0.16
Third Quarter	21.38	16.40	0.19	24.99	15.25	0.16
Fourth Quarter	21.34	16.79	0.19	23.58	18.01	0.16

2008
First Quarter (through February 5, 2008)	20.35	17.26	—	22.38	18.43	0.16

On February 5, 2008, the last sale price of First Bancorp common stock as reported on the Nasdaq Global Select Market was $17.83 per share, and the last sale price of Great Pee Dee common stock as reported on the Nasdaq Global Market was $19.72 per share. On July 12, 2007, the last business day prior to the public announcement of the merger, the last sale price of First Bancorp common stock as reported on the Nasdaq Global Select Market was $18.28 per share, and the last sale price of Great Pee Dee common stock as reported by the Nasdaq Global Market was $15.50 per share.

The holders of First Bancorp common stock are entitled to receive dividends when and if declared by First Bancorp’s board of directors out of funds legally available therefor. Although First Bancorp currently intends to continue to pay quarterly cash dividends on the First Bancorp common stock, there can be no assurance that First Bancorp’s dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend on business conditions, operating results, capital and reserve requirements, and the First Bancorp board’s consideration of other relevant factors. The principal source of funds for the payment of dividends by First Bancorp is dividends from First Bank.

First Bancorp currently pays quarterly dividends at an annualized rate of $0.76 per share of First Bancorp common stock, which, based on an exchange ratio of 1.15, equates to approximately $0.87 per share of Great Pee Dee common stock. First Bancorp, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. Great Pee Dee currently pays quarterly dividends at an annualized rate of $0.64 per share of Great Pee Dee common stock.

First Bancorp and Great Pee Dee are each legal entities separate and distinct from their subsidiaries, and their revenues depend in significant part on the payment of dividends from their respective subsidiary banks. First Bancorp’s and Great Pee Dee’s subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See “Certain Regulatory Considerations.”

PROPOSAL NO. 2

AUTHORIZATION TO ADJOURN

At the special meeting, stockholders of Great Pee Dee are being asked to consider and vote on a proposal to adjourn the meeting, including, if necessary, to allow time for the further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

THE BOARD OF DIRECTORS OF GREAT PEE DEE RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING OF STOCKHOLDERS, INCLUDING, IF NECESSARY, TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AGREEMENT.

INFORMATION ABOUT GREAT PEE DEE

General

Great Pee Dee is a savings and loan holding company headquartered in Cheraw, South Carolina and the owner of all of the issued and outstanding shares of capital stock of Sentry. Sentry is a member of the Federal Home Loan Bank of Atlanta. At September 30, 2007, the Great Pee Dee had consolidated total assets of $221.6 million, total deposits of $160.4 million, and stockholders’ equity of $27.4 million.

Great Pee Dee was organized in September 1997 at the direction of the Board of Directors of Sentry, for the purpose of acquiring all of the capital stock to be issued by Sentry in the conversion of Sentry from the mutual to the stock form of organization. Great Pee Dee received approval from the Office of Thrift Supervision, or the OTS, to become a savings and loan holding company and as such is subject to regulation by the OTS. Sentry’s conversion was completed as of December 31, 1997; Great Pee Dee issued 2,182,125 shares of common stock, and received all of the proceeds of the offering, or $21.8 million ($10.6 million of the proceeds was transferred to Sentry in exchange for the capital stock of Sentry). In connection with the conversion, Great Pee Dee loaned approximately $1.75 million to the ESOP to enable the ESOP to purchase 174,570 shares of Great Pee Dee’s common stock. The primary business activity of Great Pee Dee consists of the operations of Sentry, its wholly owned subsidiary.

Sentry maintains offices in Cheraw and Florence, South Carolina and conducts its primary business in Chesterfield, Marlboro and Florence counties, South Carolina. Sentry is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by real estate located in its primary market area. Sentry also makes commercial loans, consumer loans and loans secured by deposit accounts. Sentry is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

At September 30, 2007, Great Pee Dee and its subsidiaries had 37 full-time employees.

Lending Activities

Sentry has historically concentrated lending activities on the origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one- to four-family residential real property. The following table sets forth the composition of loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and deferred loan fees.

	At
	September 30,		At June 30,
	2007		2007		2006		2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Type of loan:
Real estate loans:
One- to four-family residential	$62,753	35.9%	$66,199	37.0%	$65,418	36.9%	$68,488	43.9%	$62,720	54.1%	$63,845	58.3%
Commercial	56,137	32.1	59,020	33.0	61,345	34.6	43,528	27.9	23,898	20.6	20,625	19.1
Construction and land	33,066	18.9	31,502	17.6	27,570	15.5	20,619	13.2	7,331	6.3	2,318	2.1
Home improvement loans	9,660	5.5	9,651	5.4	10,098	5.7	8,670	5.6	8,197	7.1	8,236	7.5

Total real estate loans	161,616	92.4	166,372	93.0	164,431	92.7	141,305	90.6	102,146	88.1	95,024	86.7
Other loans:
Commercial	9,053	5.2	7,820	4.4	7,770	4.4	10,075	6.5	9,167	7.9	6,015	5.5
Consumer	3,345	1.9	3,643	2.0	4,670	2.6	4,292	2.8	4,444	3.8	7,659	7.0
Loans secured by deposits	885	0.5	1,052	0.6	553	0.3	232	0.1	238	0.2	873	0.8

Total other loans	13,283	7.6	12,515	7.0	12,993	7.3	14,599	9.4	13,849	11.9	14,547	13.3

Total loans	174,899	100.0%	178,887	100.0%	177,424	100.0%	155,904	100.0%	115,995	100.0%	109,571	100.0%

Less:
Allowance for losses	1,987		1,938		1,901		1,593		1,532		1,416
Deferred loan fees, net of costs	197		201		249		180		171		202

Total, net	$172,715		$176,748		$175,274		$154,131		$114,292		$107,954

The following table sets forth certain information at June 30, 2007, regarding the dollar amount of loans maturing in the loan portfolio based on the earlier of their contractual terms to maturity or their repricing. Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Sentry expects that prepayments will cause actual maturities to be shorter.

	At June 30, 2007
		More than	More than
	1 Year or	1 Year to	3 Years to	More than
	Less	3 Years	5 Years	5 Years	Total
	(In thousands)

Real estate loans:
Adjustable	$23,286	$5,239	$4,787	$32,874	$66,186
Fixed	10,890	16,696	18,707	53,893	100,186

Total real estate loans	34,176	21,935	23,494	86,767	166,372
Other loans	5,823	1,914	3,133	1,645	12,515

Total loans	$39,999	$23,849	$26,627	$88,412	$178,887

Less:
Allowance for loan losses					1,938
Deferred loan fees, net of costs					201

Total					$176,748

As of September 30, 2007, the dollar amount of all loans due after one year that have fixed interest rates was $84.9 million and the dollar amount of all loans due after one year that have adjustable interest rates was $52.1 million. As of June 30, 2007, the dollar amount of all loans due after one year that have fixed interest rates was $89.3 million and the dollar amount of all loans due after one year that have adjustable interest rates was $42.9 million.

One- to Four-Family Residential Loans.  Sentry’s primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in the primary market area. Sentry generally originates one- to four-family residential mortgage loans in amounts up to 95% of the lesser of the appraised value or purchase price, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. Sentry originates and retains fixed rate loans which provide for the payment of principal and interest for up to an 18-year period.

Sentry also offers adjustable-rate mortgage, or ARM, loans. The interest rate on Sentry’s ARM loans is indexed to the one-year Treasury bill. A substantial portion of the ARM loans in the portfolio at September 30, 2007 provide for maximum rate adjustments per year and over the life of the loan of 1% and 5%, respectively. Residential ARMs are amortized for terms up to 30 years.

ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At September 30, 2007, approximately 43.1% of one- to four-family residential loans were adjustable-rate mortgages.

All of the one- to four-family residential mortgage loans that Sentry originates include “due-on-sale” clauses, which give Sentry the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. However, Sentry occasionally permits assumptions of existing residential mortgage loans on a case-by-case basis.

At September 30, 2007, approximately $62.8 million, or 35.9% of the portfolio of loans, consisted of one- to four-family residential loans. Approximately $1.0 million, or 0.61% of total real estate loans, were included in non-performing assets as of that date.

Commercial Real Estate Loans.  At September 30, 2007, $56.1 million, or 32.1% of the total loan portfolio, consisted of commercial real estate loans. Commercial real estate loans are secured by churches, office buildings, and other commercial properties. Sentry generally originates fixed rate commercial real estate loans with maximum terms of 15 years. Sentry also will originate adjustable rate commercial real estate loans with terms of up to 30 years. The interest rate on adjustable rate commercial real estate loans is indexed to the Wall Street Journal Prime with maximum loan-to-value ratios of 80%. At September 30, 2007, the largest commercial loan had an outstanding principal balance of $2.8 million and was secured by a commercial development. On September 30, 2007, there was one commercial real estate loan for $105,000 included in non-performing assets.

Individual loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve a greater degree of risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate.

Construction Loans and Land.  Sentry offers construction loans with respect to residential and commercial real estate and, in certain cases, to builders or developers constructing such properties on a speculative basis (i.e., before the builder/developer obtains a commitment from a buyer). Funds are disbursed to borrowers upon the successful completion of particular stages of construction. Typically, loans made to builders who do not have a commitment for the sale of the property under construction will be for a term of no more than six months. Except for construction loans made on speculative basis, upon the successful completion of construction, the loan can be converted into permanent financing. At September 30, 2007, $33.1 million, or 18.9% of the total loan portfolio, consisted of construction and land loans. The largest construction loan had an outstanding principal balance of $1.8 million on September 30, 2007 and was secured by a condominium development. On September 30, 2007, one construction loan for approximately $26,000 was included in non-performing assets.

Construction loans generally match the term of the construction contract and are written with interest calculated on the amount disbursed under the loan. The maximum loan-to-value ratio for a construction loan is based upon the nature of the construction project. For example, a construction loan for a one- to four-family residence may be written with a maximum loan-to-value ratio of 95% with mortgage insurance. Inspections are made prior to any disbursement under a construction loan.

Although providing Sentry with a comparable, and in some cases higher yield than a conventional mortgage loan, construction loans involve a higher level of risk. For example, if a project is not completed and the borrower defaults, Sentry may have to hire another contractor to complete the project at a higher cost. Also, a project may be completed, but may not be salable, resulting in the borrower defaulting and Sentry taking the title to the project.

Home Improvement Loans.  At September 30, 2007, home improvement loans totaled $9.7 million, or 5.5% of total loans. Home improvement loans are typically secured by second mortgages on the secured property. At September 30, 2007, approximately $500,000 of home improvement loans were included in non-performing assets.

Origination, Purchase and Sale of Loans.  The one- to four-family residential loans Sentry originates with the intent to sell on the secondary mortgage market are underwritten to Freddie Mac and Fannie Mae underwriting standards. Sentry also originates commercial real estate loans for sale to a related party. These are variable rate loans and are expected to be sold at par. Loans originated and intended for sale are carried at the lower of aggregate cost or fair value as determined by outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans held for sale are generally sold with servicing rights released. The carrying value of loans sold is reduced by loan origination fees net of costs received from the borrower. Gains or losses on sales of loans are recognized based upon the difference between the selling price (including investor yield requirements and servicing released premiums) and the carrying value of the related loans sold.

Loans originated and held for sale during the fiscal year ended June 30, 2007 and the quarter ended September 30, 2007 were $21.0 million and $6.2 million, respectively. Total loans held for sale were $16.4 million and $12.3 million at September 30, 2007 and June 30, 2007, respectively.

There were no purchases of loans during the quarter ended September 30, 2007.

Investments

Great Pee Dee’s investment portfolio consists of government sponsored enterprise securities, mortgage backed securities, municipal securities, and trust preferred securities. At September 30, 2007, approximately $19.5 million, or 8.8%, of total assets consisted of such investments.

The following table sets forth the carrying value of Great Pee Dee’s investment portfolio at the dates indicated.

	At
	September 30,	At June 30,
	2007	2007	2006	2005
	(In thousands)

Securities available for sale:
Trust preferred securities	$514	$530	$494	$467
Government sponsored enterprise securities	3,874	3,851	5,284	10,201
Municipal securities	924	911	1,007	758
Mortgage-backed securities	14,209	14,733	13,702	17,353

Total securities available for sale	$19,521	$20,025	$20,487	$28,779

The following table provides amortized costs, fair values, intervals of maturities or repricings, and weighted average yields of Great Pee Dee’s investment portfolio at September 30, 2007:

	Amortized	Fair	Book
	Cost	Value	Yield
	(In thousands)

Securities available for sale:
Government sponsored enterprise securities
Due within one year	$3,900	$3,875	3.95%

	3,900	3,875	3.95%

Trust preferred securities
Due after ten years	549	514	6.62%

	549	514	6.62%

Mortgage-backed securities available for sale:
Due after one but within five years	1,539	1,489	3.50%
Due after five but within ten years	3,904	3,711	4.21%
Due after ten years	9,309	9,008	5.01%

	14,752	14,208	4.64%

Municipal securities
Due within one year	100	100	5.68%
Due after one but within five years	472	472	5.15%
Due after five but within ten years	166	168	5.39%
Due after ten years	182	183	5.48%

	920	923	5.32%

Total securities available for sale
Due within one year	4,000	3,975	4.01%
Due after one but within five years	2,011	1,961	3.89%
Due after five but within ten years	4,070	3,879	4.26%
Due after ten years	10,040	9,705	5.12%

Total	$20,121	$19,520	4.60%

The book yield for tax-exempt securities included in the above table is not presented on tax-equivalent basis. At September 30, 2007, none of Great Pee Dee’s investment securities were classified as held to maturity.

Sources of Funds

General.  Deposits have traditionally been the primary source of funds for use in lending and investment activities. In addition to deposits, Sentry derives funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and other borrowings. Although scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions, and levels of competition. Borrowings from the Federal Home Loan Bank of Atlanta and federal funds purchased may be used in the short-term to compensate for reductions in deposits or deposit inflows at less than projected levels.

Deposits.  Sentry attracts deposits principally from within Chesterfield, Marlboro and Florence Counties through the offering of a selection of deposit instruments, including passbook accounts, checking accounts, money market accounts, fixed term certificates of deposit, individual retirement accounts and savings accounts. Sentry does not actively solicit or advertise for deposits outside of Chesterfield, Marlboro and Florence

Counties, and substantially all of the depositors are residents of these counties, except that Sentry obtained approximately $29.9 million in brokered certificates of deposits to augment its local deposits at September 30, 2007. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit, and the interest rate.

The following table sets forth Sentry’s time deposits of $100,000 or more as of September 30, 2007.

At
September 30, 2007
(In thousands)

Maturity:
Three months or less	$12,464
Three through six months	12,821
Six through twelve months	15,818
Greater than twelve months	29,187

Total	$70,290

Sentry establishes the interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and applicable regulations. Sentry relies, in part, on customer service and long-standing relationships with customers to attract and retain deposits. Sentry also closely prices deposits to the rates offered by competitors.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates, and competition. The variety of deposit accounts offered has allowed Sentry to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. Sentry has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. Sentry manages the pricing of deposits in keeping with asset/liability management and profitability objectives. Based on experience, Sentry believes that passbook and MMDAs are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At September 30, 2007, 74.8% of deposit accounts were certificate of deposit accounts, of which $72.2 million have maturities of one year or less.

Total deposits at September 30, 2007 were $160.4 million, compared to $171.2 million at June 30, 2007 and $151.3 million at September 30, 2006. Sentry’s deposit base is somewhat dependent upon the manufacturing sector of Sentry’s market area. Although the manufacturing sector in Sentry’s market area is relatively diversified and not significantly dependent upon any industry, a loss of a material portion of the manufacturing workforce could adversely affect the ability to attract deposits due to the loss of personal income attributable to the lost manufacturing jobs and the attendant loss in service industry jobs.

The following table sets forth the deposits of Great Pee Dee by category at the dates indicated.

	At
	September 30,		At June 30,
	2007		2007		2006		2005
		Percent of		Percent of		Percent of		Percent of
	Amount	Deposits	Amount	Deposits	Amount	Deposits	Amount	Deposits
	(Dollars in thousands)

Non-Interest Bearing Demand Deposit	$8,196	5.11%	$8,379	4.89%	$8,841	5.84%	$7,414	5.43%
Savings	2,641	1.65%	2,583	1.51%	2,865	1.89%	3,179	2.33%
Money Market and NOW	29,600	18.45%	28,233	16.49%	26,638	17.60%	32,513	23.81%
Time Less Than $100	49,699	30.98%	51,372	30.01%	48,137	31.81%	39,654	29.03%
Time More Than $100	70,291	43.81%	80,637	47.10%	64,858	42.86%	53,813	39.40%

	$160,427	100.00%	171,204	100.00%	$151,339	100.00%	$136,573	100.00%

The average amounts and average rates paid on deposits held by Sentry for the periods indicated are summarized below:

	For the
	Quarter Ended
	September 30,		For the Years Ended June 30,
	2007		2007		2006		2005
	Average	Average	Average	Average	Average	Average	Average	Average
	Amount	Rate Paid	Amount	Rate Paid	Amount	Rate Paid	Amount	Rate Paid
	(Dollars in thousands)

Non-Interest Bearing
Demand Deposit	$8,311	—	$9,070	—	$7,845	—	$7,445	—
Savings	2,594	0.75%	2,534	0.75%	2,878	0.75%	2,945	0.56%
Money Market and NOW	28,840	3.41%	25,618	3.18%	29,858	2.29%	37,085	1.89%
Time Less Than $100	51,228	4.63%	52,482	4.61%	43,700	3.59%	38,245	2.93%
Time More Than $100	76,786	4.90%	64,304	4.79%	63,536	3.88%	37,866	3.41%

	$167,759	4.46%	$154,008	4.08%	$147,817	3.22%	$123,586	2.57%

Borrowings.  Sentry had total short-term borrowings of $2.0 million at September 30, 2007 and $4.5 million at June 30, 2007. The borrowings consisted of advances from the Federal Home Loan Bank of Atlanta and federal funds purchased. The borrowings carried a variable rate of 5.47% at September 30, 2007.

The following table sets forth the maximum month-end balance, average balances and average interest rates for Sentry’s borrowings for the fiscal years indicated.

	For the
	Quarter Ended
	September 30,	For the Fiscal Year Ended June 30,
	2007	2007	2006	2005

Maximum Outstanding at any month end:
FHLB advances	$2,000,000	$9,500,000	$9,500,000	$5,000,000
Federal Funds purchased	—	3,987,000	2,667,000	3,448,000
Average Amount Outstanding:
FHLB advances	$2,772,000	$8,250,000	$3,708,333	$4,500,000
Federal Funds purchased	269,348	697,449	419,227	196,242
Average interest rates:
FHLB advances	5.47%	5.66%	4.25%	2.48%
Federal Funds purchased	5.36%	5.76%	4.70%	2.08%

Properties

Great Pee Dee currently conducts its business through three full-service banking offices. The following table sets forth Great Pee Dee’s offices as of September 30, 2007:

		Original Year
	Leased or	Leased or	Date of Lease
Location	Owned	Acquired	Expiration

2170 West Evans Street Florence, South Carolina 29505	Owned (site of future office)	2005	—
901 Chesterfield Highway Cheraw, South Carolina 29520	Owned	2004	—
515 Market Street Cheraw, South Carolina 29520	Owned	1981	—
452 Second Loop Road	Building Owned	2002	—
Florence, South Carolina 29504	Land Leased	2002	September 2017 with extension options through 2041.

Legal Proceedings

There are no material legal proceedings to which Great Pee Dee or Sentry is a party or to which any of their respective properties are subject.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

	At or for the
	Quarter Ended
	September 30,		At or for the Year Ended June 30,
	2007	2006	2007	2006	2005	2004	2003
	(Dollars in thousands except per share data)

Financial Condition Data:
Total assets	$221,641	$214,237	$236,747	$212,706	$195,746	$156,355	$143,326
Investments(1)	22,453	23,084	34,866	23,831	30,892	31,633	26,602
Loans receivable, net	172,715	178,940	176,749	175,275	154,131	114,292	107,954
Loans held for sale	16,443	705	12,318	958	1,116	1,310	2,056
Deposits	160,427	155,387	171,204	151,339	136,573	108,945	108,812
Borrowings	31,900	30,100	36,400	33,100	31,448	21,000	8,000
Stockholders’ equity	27,354	26,863	27,315	26,540	26,256	26,051	26,043
Operating Data:
Interest income	$3,941	$3,545	$14,516	$12,754	$9,746	$8,312	$8,426
Interest expense	2,229	1,824	7,963	6,038	3,954	3,131	3,367

Net interest income	1,712	1,721	6,553	6,716	5,792	5,181	5,059
Provision for loan losses	67	47	168	363	192	375	400

Net interest income after provision for loan losses	1,645	1,674	6,385	6,353	5,600	4,806	4,659
Non-interest income	275	290	1,142	773	941	1,274	1,080
Non-interest expense	1,577	1,231	5,029	4,584	4,723	4,105	3,496

Income before income taxes	343	733	2,498	2,542	1,818	1,975	2,243
Income tax expense	248	280	955	943	654	727	833

Net income	$95	$453	$1,543	$1,599	$1,164	$1,248	$1,410

Per Common Share Data:
Net income, basic	$0.06	$0.27	$0.90	$0.93	$0.68	$0.74	$0.87
Net income, diluted	0.05	0.26	0.89	0.92	0.68	0.73	0.85
Regular cash dividends	0.160	0.160	0.640	0.640	0.635	0.605	0.545
Dividend payment ratio	266.67%	59.26%	71.11%	68.82%	93.38%	81.76%	62.64%
Selected Other Data:
Number of:
Outstanding loans	2,874	3,036	2,942	3,030	3,095	3,152	3,435
Deposit accounts	6,799	6,951	7,023	6,725	6,582	6,180	5,793
Full-service offices	3	3	3	3	3	3	2
Return on average assets(2)	0.18%	0.85%	0.71%	0.76%	0.66%	0.81%	1.01%
Return on average equity(2)	1.39%	6.85%	5.87%	6.05%	4.52%	4.80%	5.49%
Average equity to average assets	11.88%	12.44%	12.10%	12.57%	14.60%	16.94%	18.32%
Interest rate spread	2.63%	2.90%	2.66%	2.95%	3.08%	3.11%	3.24%
Net yield on average interest-earning assets	3.16%	3.44%	3.21%	3.38%	3.50%	3.55%	3.79%
Average interest earning assets to average interest bearing liabilities	112.88%	114.66%	114.12%	114.39%	117.69%	120.57%	121.96%
Ratio of non-interest expense to average total assets(2)	2.75%	2.31%	2.32%	2.18%	2.67%	2.67%	2.49%
Non-performing assets to total assets	0.78%	0.28%	0.56%	0.31%	0.66%	1.70%	1.60%
Allowance for loan losses to non-performing loans at period end	121.68%	333.91%	155.29%	342.52%	144.03%	71.09%	62.88%

(1)	Includes interest-earning balances, federal funds sold, restricted stock and investment securities.

(2)	Ratios have been annualized.

Management’s discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Great Pee Dee and Sentry. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this proxy statement/prospectus and the supplemental financial data appearing throughout this discussion and analysis.

Interest Rate Risk Management.  Great Pee Dee’s asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond Great Pee Dee’s control, such as market interest rates and competition, may also have an impact on Great Pee Dee’s interest income and interest expense.

In the absence of other factors, the yield or return associated with Great Pee Dee’s earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and, conversely, interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decrease.

Interest Rate Gap Analysis.  As a part of its interest rate risk management policy, Great Pee Dee calculates an interest rate “gap.” Interest rate “gap” analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which re-price within a specific time period, either through maturity or rate adjustment. The “gap” is the difference between the amounts of such assets and liabilities that are subject to re-pricing. A “negative” gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise re-pricing within that period exceeds the amount of interest-earning assets maturing or otherwise re-pricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its net interest income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution’s net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a “positive gap.”

	Terms to Re-Pricing at June 30, 2007
		More than	More than
		1 Year to	3 Years to	More than
	1 Year or Less	3 Years	5 Years	5 Years	Total

INTEREST-EARNING ASSETS:
Loans receivable:
Real estate loans:(2)
Adjustable rate	$23,286,078	$5,239,236	$4,787,281	$32,873,615	$66,186,210
Fixed rate	10,889,757	16,696,099	18,706,799	53,892,975	100,185,630
Other loans	5,823,282	1,913,588	3,132,964	1,645,541	12,515,375
Loans held for sale	12,318,262	—	—	—	12,318,262
Interest-earning balances in other banks	368,511	—	—	—	368,511
Federal funds sold	12,220,000	—	—	—	12,220,000
Investment securities available for sale	2,960,850	2,978,378	4,144,128	9,941,885	20,025,241
Restricted stock(1)	—	—	—	2,252,700	2,252,700

Total interest-earning assets	$67,866,740	$26,827,301	$30,771,172	$100,606,716	$226,071,929

	Terms to Re-Pricing at June 30, 2007
		More than	More than
		1 Year to	3 Years to	More than
	1 Year or Less	3 Years	5 Years	5 Years	Total

INTEREST-BEARING LIABILITIES:
Deposit accounts:
Demand	$30,815,410	$—	$—	$—	$30,815,410
Time over $100,000	53,585,962	24,941,778	2,108,847	—	80,636,587
Other time	38,853,839	12,038,086	464,785	15,398	51,372,108
Borrowings:
Short-term	4,500,000	—	—	—	4,500,000
Long-term	12,000,000	2,000,000	12,300,000	5,600,000	31,900,000

Total interest-bearing liabilities	$139,755,211	$38,979,864	$14,873,632	$5,615,398	$199,224,105

INTEREST SENSITIVITY GAP PER PERIOD	$(71,888,471)	$(12,152,563)	$15,897,540	$94,991,318	$26,847,824
CUMULATIVE INTEREST SENSITIVITY GAP	$(71,888,471)	$(84,041,034)	$(68,143,494)	$26,847,824	$26,847,824
CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(31.80)%	(37.17)%	(30.14)%	11.88%	11.88%
CUMULATIVE RATIO OF INTEREST-EARNING ASSETS TO INTEREST-BEARING LIABILITIES	48.56%	52.98%	64.80%	113.48%	113.48%

(1)	Non-marketable equity securities, primarily of the Federal Home Loan Bank of Atlanta; substantially all required to be maintained and assumed to mature in periods greater than 10 years.

(2)	Includes deferred loan fees.

The preceding table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2007 which are projected to re-price or mature in each of the future time periods shown. Sentry’s interest rate sensitivity gap has not materially changed since June 30, 2007. Except for the restricted stock, the amounts of assets and liabilities shown which re-price or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest re-pricing period due to the contractual arrangements that give us the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. In making the gap computations, no assumptions are made regarding interest-earning asset prepayment rates and interest-bearing liability reduction rates and the table does not reflect scheduled principal payments that will be received throughout the lives of the loans. As a result the interest rate sensitivity of Great Pee Dee’s assets and liabilities illustrated in the preceding table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Net Portfolio Value Analysis.  In addition to the interest rate gap analysis discussed above, management monitors Sentry’s interest rate sensitivity through the use of a model which estimates the change in net portfolio value (NPV) in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on Sentry’s NPV of instantaneous and permanent 100 to 300 basis point increases in market interest rates and 100 and 200 basis point decreases in market interest rates.

The following table presents information regarding possible changes in the Sentry’s NPV as of June 30, 2007, based on information provided by the Office of Thrift Supervision’s Risk Management Division:

	Net Portfolio Value
		Change in	Percentage
Change in Interest Rates in Basis Points (Rate Shock)	Amount	Amount	Change
	(Dollars in thousands)

Up 300 basis points	$18,503	$(10,496)	(36)%
Up 200 basis points	22,099	(6,900)	(24)%
Up 100 basis points	25,607	(3,392)	(12)%
Static (Includes certain unrecorded deposit intangibles)	28,999	—	—%
Down 100 basis points	32,293	3,295	11%
Down 200 basis points	35,565	6,567	23%

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and interest-bearing liability reductions, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates. The table set forth above indicates that in the event of a 200 basis point increase in interest rates, Sentry would be expected to experience a 24% decrease in NPV. Sentry’s change in net portfolio value has not materially changed since June 30, 2007.

Certain shortcomings are inherent in the NPV method of analysis presented above. Although certain assets and liabilities may have similar maturities or periods within which they will re-price, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans may be reduced during sustained periods of lower interest rates due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table above. Finally, the ability of many borrowers to service adjustable-rate debt may decrease in the event of a sustained interest rate increase.

Net Interest Income.  Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities (“net earning balance”).

The following table sets forth information relating to average balances of Great Pee Dee’s assets and liabilities for the quarters ended September 30, 2007 and 2006, and the years ended June 30, 2007, 2006 and 2005. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the annual average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Non-accruing loans were included in the computation of average balances. Rates for the quarters ended September 30, 2007 and 2006 have been annualized.

	Quarter Ended			Quarter Ended
	September 30, 2007			September 30, 2006			Year Ended June 30, 2007			Year Ended June 30, 2006			Year Ended June 30, 2005
	Average		Average	Average		Average	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)

Interest-earning assets:
Interest-earning balances	$2,339	$35	5.99%	$2,268	$27	4.76%	$2,314	$127	5.49%	$1,948	$85	4.36%	$3,621	$86	2.38%
Investments(1)	19,752	241	4.88%	20,257	232	4.58%	19,031	880	4.62%	26,466	1,093	4.13%	27,864	1,081	3.88%
Loans(2)	194,320	3,665	7.54%	177,634	3,286	7.40%	182,866	13,509	7.39%	170,017	11,575	6.81%	134,018	8,579	6.40%

Total interest-earning assets	216,411	3,941	7.28%	200,159	3,545	7.08%	204,211	14,516	7.11%	198,431	12,753	6.43%	165,503	9,746	5.89%

Other assets	12,773			12,329			12,837			11,910			11,070

Total assets	$229,184			$212,488			$217,048			$210,341			$176,573

Interest-bearing liabilities:
Deposits	$159,448	$1,839	4.61%	$142,134	$1,450	4.08%	$144,938	$6,288	4.34%	$139,972	$4,756	3.40%	$116,141	$3,170	2.73%
Borrowings	32,276	390	4.83%	32,439	374	4.61%	34,009	1,675	4.92%	33,500	1,282	3.83%	24,482	784	3.20%

Total interest-bearing liabilities	191,724	2,229	4.65%	174,573	1,824	4.18%	178,947	7,963	4.45%	173,472	6,038	3.48%	140,623	3,954	2.81%

Non-interest bearing deposits	8,406			9,542			9,070			7,845			7,445
Other liabilities	1,826			1,935			2,759			2,588			2,733
Stockholders’ equity	27,228			26,438			26,272			26,436			25,772

Total liabilities and stockholders’ equity	$229,184			$212,488			$217,048			$210,341			$176,573

Net interest income and interest rate spread		$1,712	2.63%		$1,721	2.90%		$6,553	2.66%		$6,715	2.95%		$5,792	3.08%

Net yield on average interest-earning assets			3.16%			3.44%			3.21%			3.38%			3.50%

Ratio of average interest-earning assets to average interest-bearing liabilities	112.88%			114.66%			114.12%			114.39%			117.69%

(1)	Tax-exempt income included in the above table is not presented on a tax-equivalent basis.

(2)	Loan fees included in interest income were immaterial.

(3)	Loans include loans held for sale.

Rate/Volume Analysis.  The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) total change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Quarter Ended
	September 30,			Year Ended June 30,			Year Ended June 30,
	2007 vs. 2006			2007 vs. 2006			2006 vs. 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)

Interest income:
Interest-earning balances	$1	$7	$8	$18	$24	$42	$(56)	$55	$(1)
Investments	(6)	15	9	(325)	112	(213)	(56)	68	12
Loans	309	70	379	912	1,022	1,934	2,378	618	2,996

Total interest income	304	92	396	605	1,158	1,763	2,265	742	3,007

Interest expense:
Deposits	177	212	389	192	1,340	1,532	730	856	1,586
Borrowings	(2)	18	16	22	371	393	317	181	498

Total interest expense	175	230	405	214	1,711	1,925	1,047	1,037	2,084

Net interest income (expense)	$129	$(138)	$(9)	$391	$(553)	$(162)	$1,218	$(295)	$923

Comparison of Financial Condition at September 30, 2007 and June 30, 2007

Total assets decreased by $15.1 million, from $236.7 million at June 30, 2007, to $221.6 million at September 30, 2007. Great Pee Dee’s decrease in assets was largely attributable to decreases in federal funds sold and cash that were used to fund the maturities of borrowings and brokered certificates of deposit.

Great Pee Dee’s interest-earning liquid assets, including interest-earning balances in other banks, federal funds sold and investment securities decreased by $12.2 million, to $20.4 million at September 30, 2007, representing 9.2% of total assets at that date as compared with $32.6 million or 13.8% of total assets at June 30, 2007.

Loans receivable decreased by $4.0 million from $178.7 million at June 30, 2007, to $174.7 million at September 30, 2007, primarily due to a decrease in real estate loans due to a decline in loan request volume.

Total deposits decreased by $10.8 million from $171.2 million at June 30, 2007, to $160.4 million at September 30, 2007, primarily due to decreases in large customer certificates of deposit and maturing brokered certificates of deposit used to fund loan volume.

Total stockholders’ equity increased by $40,000 from $27.3 million at June 30, 2007, to $27.4 million at September 30, 2007. The increase in stockholders’ equity from net income and increases in the fair market value of available for sale securities were offset by cash dividends paid and treasury stock repurchases.

Comparison of Results of Operations for the Three Months Ended September 30, 2007 and 2006

Net Income.  Net income for the quarter ended September 30, 2007 was $95,000, a decrease of $358,000 from net income of $453,000 for the quarter ended September 30, 2006. On a per share basis, net income for the current quarter was $0.05 per diluted share as compared with $0.26 per diluted share for the first quarter of the last fiscal year. The decrease in net income was a result of incurred nondeductible merger costs of $304,000.

Net Interest Income.  Net interest income for each of the quarters ended September 30, 2007 and 2006 was $1.7 million. Both interest income and interest expense increased, primarily due to the increase in average loans and increases in rates over the same period last year. The increases in average loans and deposits as well as increases in Wall Street Journal Prime and Federal Funds rates and other market interest rates had no significant impact on Great Pee Dee’s net interest income during the quarter.

Provision for Loan Losses.  The provision for loan losses totaled $67,000 in the quarter ended September 30, 2007, compared to $47,000 in the quarter ended September 30, 2006. The provision for loan loss increased as a result of increases in commercial and land loans that are assigned a higher reserve percentage.

Great Pee Dee experienced changes in the loan portfolio mix as well as increases in non-performing loans from September 30, 2006 to 2007, both of which increased the necessary amount of the allowance for loan losses when the changes were analyzed in its allowance for loan loss model and resulted in the provision for loan losses of $67,000 for the three months ended September 30, 2007. Great Pee Dee’s loan loss methodology allowance model takes into consideration the different levels of risk for all outstanding loans. (See — “Asset Quality” on page 67). The following table provides the changes in the allowance for loan losses for the quarters ended September 30, 2007 and 2006, respectively.

	For the Three Months Ended
	September 30,
	2007	2006

Balance at the beginning of the period	$1,938	$1,901
Charge-offs:
Real estate mortgage	—	1
Installment loans to individuals	18	8

	18	9

Recoveries:
Real estate mortgage	—	—
Installment loans to individuals	—	1

	—	1

Net charge-offs	(18)	(8)

Provision for loan losses	67	47

Balance at end of period	$1,987	$1,940

Ratio of net charge-offs during the period to average loans outstanding during the period (annualized)	0.04%	0.02%

The net chargeoffs for the quarter ended September 30, 2007 were $18,000 compared to $8,000 for the quarter ended September 30, 2006. Nonaccrual loans aggregated to $1.6 million at September 30, 2007, compared to $1.2 million at June 30, 2007. Interest income on nonaccrual loans that would have been recorded for the quarters ended September 30, 2007 and 2006, respectively, if the loans been current was approximately $28,000 and $9,000, respectively.

Non-Interest Income.  Non-interest income decreased by $15,000, from $290,000 for the three months ended September 30, 2006 to $275,000 for the three months ended September 30, 2007. This decrease was due primarily to decreases in other income of $60,000 offset by increases in investment service income and deposit service charges of $39,000 and $10,000, respectively.

Non-Interest Expenses.  Non-interest expenses increased $346,000 for the three months ending September 30, 2007 when compared to the same period in 2006. This increase was largely attributable to expenses related to the merger of $304,000 as well as increases in personnel cost of $77,000 when compared to the quarter ending September 30, 2006.

Provision for Income Taxes.  The provision for income taxes, as a percentage of income before income taxes, was 72.3% and 38.2% for the quarters ended September 30, 2007 and 2006, respectively. The increase in the provision for income tax was due to merger costs that were nondeductible for income tax purposes.

Comparison of Financial Condition at June 30, 2007 and 2006

Great Pee Dee’s total assets increased by $24.0 million during the year ended June 30, 2007 from $212.7 million at June 30, 2006 to $236.7 million at June 30, 2007. Funding for this growth was provided principally by an increase in brokered certificates of deposits and borrowings from the Federal Home Loan Bank of Atlanta.

The increase in total assets was principally due to an increase in cash and loans held for sale. Loans increased $1.5 million from $177.2 million at June 30, 2006 to $178.7 million at June 30, 2007. The loan portfolio is still predominately comprised of real estate loans. Loans held for sale increased $11.4 million from $958,000 at June 30, 2006 to $12.3 million at June 30, 2007 because Sentry entered into a loan origination agreement with a related party. Funding for growth in loans held for sale was provided by a combination of FHLB borrowings and brokered certificates of deposit.

Total deposits increased by $19.9 million, with the majority of funds contributed by brokered certificates of deposit.

During the year ended June 30, 2007, total stockholders’ equity did not change significantly, as approximately $1.1 million of the $1.5 million in net income for 2007 was paid out in dividends. This represents $0.64 per share for both fiscal years. At June 30, 2007, Sentry continued to exceed all applicable regulatory capital requirements.

Comparison of Results of Operations for the Years Ended June 30, 2007 and 2006

Net Income.  Net income for the year ended June 30, 2007, was $1.5 million, or diluted net income per share of $0.89, as compared with net income of $1.6 million, or $0.92 per diluted share, for the year ended June 30, 2006.

Net Interest Income.  Net interest income for the year ended June 30, 2007 was $6.6 million as compared with $6.7 million during the year ended June 30, 2006, a decrease of $163,000. Average total interest earning assets were $217.0 million in 2007 compared with $210.0 million during 2006 while the weighted average yield on those assets increased 68 basis points from 6.43% to 7.11% as a result of a sustained trend of higher interest rates during the 2007 fiscal year. This upward trend in rates resulted in a 0.58% basis points increase in Great Pee Dee’s loan portfolio yields. Great Pee Dee’s interest rate spread decreased from 2.95% for the year ended June 30, 2006, to 2.66% for the year ended June 30, 2007, as a result of the continued upward repricing of interest bearing liabilities during the 2007 fiscal year. The increases in short term rates caused the weighted average cost of interest-bearing liabilities to increase by 97 basis points. Great Pee Dee’s net yield on average interest-earnings assets decreased from 3.38% for fiscal 2006 to 3.21% for fiscal 2007.

Provision for Loan Losses.  The provision for loan losses was $168,000 for the year ended June 30, 2007 compared with $363,000 for the year ended June 30, 2006. Great Pee Dee experienced growth in loans receivable during the year ended June 30, 2007 of $1.5 million, compared to loan growth during the year ended June 30, 2006 of $21.5 million. The reduction in loan volume from 2006 when considered with other asset quality metrics decreased the necessary amount of provision for loan losses when the changes were analyzed in our allowance for loan loss model. (See “Information About Great Pee Dee — Asset Quality”). The table under “Nonperforming Assets” outlines an increase in Great Pee Dee’s nonperforming loans. The net charge-offs for the year ended June 30, 2007, were $131,000 compared to the net charge-offs for the year ended June 30, 2006 of $55,000. The following table provides an analysis for loan losses for the years ended June 30, 2007 and 2006, respectively. Allowance for loan losses stood at $1.9 million at the 2007 fiscal year end. At June 30, 2007, non-accrual loans aggregated $1.2 million, compared to $555,000 at June 30, 2006.

The following table describes the change in analysis for loan losses for the last five years.

	For the Year Ended June 30,
	2007	2006	2005	2004	2003
	(Dollars in thousands)

Balance at the beginning of the year	$1,901	$1,593	$1,532	$1,416	$1,066
Charge-offs:
Real estate mortgage	(70)	(7)	(49)	(205)	(15)
Installment loans to individuals	(64)	(78)	(121)	(85)	(37)

	(134)	(85)	(170)	(290)	(52)

Recoveries:
Real estate mortgage	—	1	23	28	2
Installment loans to individuals	3	29	16	3	—

	3	30	39	31	2

Net charge-offs	(131)	(55)	(131)	(259)	(50)

Provision for loan losses	168	363	192	375	400

Balance at end of year	$1,938	$1,901	$1,593	$1,532	$1,416

Ratio of net charge-offs during the period to average loans outstanding during the year	0.07%	0.03%	0.10%	0.23%	0.04%

Non-Interest Income.  Non-interest income increased $369,000 from $772,000 in fiscal 2006 to $1.1 million in fiscal 2007. Service fees and charges increased by $89,000 to $606,000, principally as a result of an increase in checking accounts during the fiscal year. Income from Great Pee Dee’s brokerage services decreased, from $317,000 to $307,000 for the years ended June 30, 2006 and 2007 respectively. Increases in non-interest income were also due to increases in other income and a gain on sale of restricted stock of $60,000 and $83,000, respectively. Fiscal 2006 results included a loss of $144,000 on sale of investment securities and a resulting loss of $39,000 on the sale of $11.1 million in low yielding SAIF index loans.

Non-Interest Expenses.  Non-interest expenses increased $445,000 for the year ended June 30, 2007 when compared to the year ended June 30, 2006. Great Pee Dee experienced increases in personnel cost, occupancy, data processing, advertising and stockholders relations costs of $253,000, $24,000, $59,000, $49,000 and $61,000, respectively and a decrease in deferred FASB 91 loan origination personnel costs of $10,000 when compared to the 2006 period.

Asset Quality

Great Pee Dee considers asset quality to be of primary importance, and employs a formal internal loan review process to ensure adherence to the Lending Policy as approved by its board of directors. An ongoing systematic evaluation process serves as the basis for determining, on a monthly basis, the allowance for loan losses and any resulting provision to be charged against earnings. Consideration is given to historical loan loss experience, nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the value and adequacy of collateral, and prevailing economic conditions in Great Pee Dee’s market area. For loans determined to be impaired, the related allowance is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant revision. The allowance for loan losses represents management’s estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio.

Great Pee Dee’s policy regarding past due loans normally requires a prompt charge-off to the allowance for loan losses when uncollectibility of the loan balance is confirmed. Further collection efforts are then pursued through various means available. Subsequent recoveries, if any, are credited to the allowance. Loans carried in a non-accrual status are generally collateralized, and probable future losses are considered in the determination of the allowance for loan losses.

Non-performing Assets.  The following table sets forth, at the dates indicated, information with respect to Great Pee Dee’s non-accrual loans, restructured loans, total non-performing loans (non-accrual loans plus restructured loans), and total non-performing assets.

	As of
	September 30,		As of June 30,
	2007	2006	2007	2006	2005	2004	2003
	(Dollars in thousands)

Non-accrual loans	$1,633	$581	$1,248	$555	$1,106	$2,155	$2,252
Restructured loans	—	—	—	—	—	—	—

Total non-performing loans	1,633	581	1,248	555	1,106	2,155	2,252
Real estate owned	94	28	94	110	183	510	36

Total non-performing assets	$1,727	$609	$1,342	$665	$1,289	$2,665	$2,288

Accruing loans past due 90 days or more	$ —	$ —	$ —	$ —	$ —	$ —	$ —
Allowance for loan losses	1,987	1,940	1,938	1,901	1,593	1,532	1,416
Non-performing loans to period end loans	0.93%	0.32%	0.70%	0.31%	0.71%	1.86%	2.06%
Allowance for loan losses to period end loans	1.14%	1.07%	1.08%	1.07%	1.02%	1.32%	1.29%
Allowance for loan losses to non-performing loans	121.68%	333.91%	155.29%	342.52%	144.03%	71.09%	62.86%
Non-performing assets to total assets	0.78%	0.28%	0.56%	0.31%	0.66%	1.70%	1.60%

The accrual of interest on loans is discontinued at the time the loan is 90 days past due and moved to non-accrual status. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual status at an earlier date if collection of principal or interest is considered doubtful according to internal evaluation policies.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are also placed on non-accrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on non-accrual loans generally are applied first to interest and then to principal only after all past due interest has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur. Interest income on non-accrual loans that would have been recorded for the years ended June 30, 2007 and 2006 had the loans been current was approximately $50,000 and $30,000, respectively.

Analysis of Allowance for Loan Losses.  The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb probable losses inherent in the portfolio. See Great Pee Dee’s critical accounting policy for additional discussion regarding the allowance for loan losses.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights Great Pee Dee’s general emphasis on mortgage lending.

Allocation of the Allowance for Loan Losses

	As of September 30, 2007		As of June 30, 2007		As of June 30, 2006
		Percent of		Percent of		Percent
		Loans in		Loans in		of Loans
		Each		Each		in Each
		Category to		Category to		Category to
	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans
	(Dollars in thousands)

Commercial, Financial & Agricultural	$188	5.18%	$157	4.37%	$100	4.38%
Real Estate — construction	252	18.91%	241	17.61%	208	15.54%
Real Estate — mortgage	1,174	73.50%	1,154	75.39%	1,225	77.14%
Installment loans to individuals	80	1.91%	90	2.04%	89	2.63%
Other	71	0.50%	71	0.59%	51	0.31%
Unallocated	222	N/A	225	N/A	228	N/A

	$1,987	100.00%	$1,938	100.00%	$1,901	100.00%

	As of June 30, 2005		As of June 30, 2004		As of June 30, 2003
		Percent of Loans		Percent of Loans		Percent of Loans
		in Each Category		in Each Category		in Each Category
	Amount	to Total Loans	Amount	to Total Loans	Amount	to Total Loans
	(Dollars in thousands)

Commercial, Financial & Agricultural	$125	6.46%	$118	7.90%	$339	5.50%
Real Estate — construction	59	13.23%	31	6.32%	—	2.12%
Real Estate — mortgage	1,019	77.41%	875	81.74%	824	84.58%
Installment loans to individuals	154	2.75%	167	3.83%	86	7.00%
Other	33	0.15%	9	0.21%	29	0.80%
Unallocated	203	N/A	332	N/A	138	N/A

	$1,593	100.00%	$1,532	100.00%	$1,416	100.00%

Liquidity and Capital Resources

During the year ended June 30, 2007, Great Pee Dee paid total cash dividends of $0.64 per share or approximately $1.1 million. During the three months ended September 30, 2007, Great Pee Dee paid cash dividends of $0.16 per share. Although Great Pee Dee anticipates that it will continue to declare cash dividends on a regular basis until the completion of the merger with First Bancorp, Great Pee Dee’s board of directors will review its policy on the payment of dividends on an ongoing basis, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

Maintaining adequate liquidity while managing interest rate risk is the primary goal of Sentry’s asset and liability management strategy. Liquidity is the ability to fund the needs of Sentry’s borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits, borrowings and income from operations are the main sources of liquidity. Sentry’s primary uses of liquidity are to fund loans and to make investments.

As of June 30, 2007, liquid assets (cash, interest-earning deposits, federal funds sold and investment securities) were approximately $39.8 million, which represents 23.3% of deposits. At that date, outstanding loan commitments were $30.7 million, the undisbursed portion of construction loans was $10.7 million and undrawn lines of credit totaled $16.0 million. Funding for these commitments is expected to be provided from current liquidity, deposits, FHLB advances, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations. Sentry also has access to the brokered certificates of deposit (CDs) market. Sentry had approximately $35.6 million in brokered CDs at June 30, 2007. Supplementing these liquidity sources, Sentry has available lines of credit from various correspondent banks to purchase federal funds on a short-term basis of approximately $8.1 million. As of June 30, 2007, no borrowings were outstanding against these lines of credit. Sentry also has the ability to borrow up to $54.5 million from the FHLB of Atlanta. As of June 30, 2007, $36.4 million was borrowed from the FHLB.

As of September 30, 2007, liquid assets (cash, interest-earning deposits, and investment securities) were approximately $20.9 million, which represents 13.0% of deposits. At that date, outstanding loan commitments were $4.0 million. The undisbursed portion of construction loans was $9.0 million and undrawn lines and letters of credit totaled $18.1 million. Brokered certificates of deposit scheduled to mature within the next year total $14.4 million. Funding for these commitments is expected to be provided from deposits, loan principal repayments, maturing investments, income generated from operations and, to the extent necessary, from borrowings.

Under federal capital regulations, Sentry must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Great Pee Dee’s consolidated financial statements. At September 30, 2007, and June 30, 2007 and 2006, Sentry exceeded all such requirements.

Sentry is restricted in its ability to pay dividends and to make distributions. A significant source of Great Pee Dee’s funds is dividends received from Sentry. In fiscal 2007, a $2.9 million dividend was paid by Sentry to Great Pee Dee. No dividends were paid by Sentry to Great Pee Dee in the quarter ending September 30, 2007. Under Office of Thrift Supervision regulations, prior notification is required by Office of Thrift Supervision for any payment of dividends from Sentry to Great Pee Dee.

Management is not aware of any known trends, except the pending merger, uncertainties or current recommendations by regulatory authorities that will have, or that are reasonably likely to have, a material effect on Great Pee Dee’s liquidity, capital resources, or other operations.

Management’s attestation under Section 404 of the Sarbanes-Oxley Act is required for Great Pee Dee for the fiscal year ending June 30, 2008.

Critical Accounting Policies and Estimates

Great Pee Dee’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires Great Pee Dee to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, Great Pee Dee evaluates its estimates, which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Great Pee Dee’s significant accounting policies are described in Note B to its consolidated financial statements included in this proxy statement/prospectus. Great Pee Dee considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

Allowance for Loan Losses.  Due to the estimation process and the potential materiality of the amounts involved, Great Pee Dee has identified the accounting for the allowance for loan losses and the related provision for loan losses as an accounting policy critical to Great Pee Dee’s consolidated financial statements. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. All non-accrual loans are considered impaired.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Great Pee Dee does not separately identify individual consumer and certain residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Interest Income Recognition.  The accrual of interest on loans is discontinued at the time the loan is 90 days past due or impaired. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual status at an earlier date if collection of principal or interest is considered doubtful according to internal evaluation policies.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are also placed on non-accrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on non-accrual loans generally are applied first to interest and then to principal only after all past due interest has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur.

Off-Balance Sheet Arrangements

Information about Sentry’s off-balance sheet risk exposure is presented in Note M to Great Pee Dee’s consolidated financial statements included in this proxy statement/prospectus and under “Liquidity and Capital Resources,” above. As part of Great Pee Dee’s ongoing business, it does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities (SPEs) or variable-interest entities (VIEs), which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of September 30, 2007, Great Pee Dee was not involved in any unconsolidated SPE or VIE transactions.

Contractual Obligations

Information about Great Pee Dee’s contractual obligations is presented in the footnotes to the accompanying consolidated financial statements included in this proxy statement/prospectus and in management’s discussion and analysis above.

Recent Accounting Pronouncements

See Notes E and G to Great Pee Dee’s quarterly financial statements as of September 30, 2007 included in this proxy statement/prospectus for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

Continuing Director and Officer

Upon completion of the merger, John S. Long will serve as an Executive Vice President and Regional Executive of First Bancorp, and James C. Crawford, III will serve as a director of First Bancorp and First Bank. Biographical information about Mr. Long and Mr. Crawford is as follows:

John S. Long (age 53) became Vice President of Sentry in November 1997, Chief Operating Officer in June 1998 and President in January 2003. Mr. Long became Chief Executive Officer of Sentry in January 2004, Executive Vice President of Great Pee Dee in July 2004 and President and Chief Executive Officer of Great Pee Dee in January 2006. Prior to joining Sentry, Mr. Long was Senior Vice President of The County Bank.

James C. Crawford, III (age 51) is the Chairman of the Great Pee Dee Board and is the retired Chairman and Chief Executive Officer of B.C. Moore and Sons, Inc., a department store chain.

CERTAIN REGULATORY CONSIDERATIONS

First Bancorp is a bank holding company registered with and regulated by the Federal Reserve under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision, examination and reporting requirements of the Bank Holding Company Act. Great Pee Dee is a savings and loan holding company registered with and regulated by the Office of Thrift Supervision. First Bancorp’s and Great Pee Dee’s banking subsidiaries also are subject to supervision and examinations by the Federal Reserve and by other federal and state banking authorities. Set forth below is a brief summary of certain of the areas of regulation. Additional information relating to Great Pee Dee is included in Great Pee Dee’s 2007 Annual Report on Form 10-KSB, and additional information relating to First Bancorp is included in First Bancorp’s 2006 Annual Report on Form 10-K.

The merger was subject to prior approval by the Federal Reserve, pursuant to Section 3 of the Bank Holding Company Act, which was received on October 15, 2007. The United States Department of Justice had 30 days after Federal Reserve approval to challenge the merger on antitrust grounds.

The Federal Reserve is prohibited from approving any transaction under the applicable statutes that:

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the Federal Reserve finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

In addition, the Federal Reserve will consider the financial and managerial resources and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below, and consideration of managerial resources includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the companies and their subsidiary banks. The analysis of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended.

Under the Community Reinvestment Act, the Federal Reserve must take into account the record of performance of each of First Bancorp and Great Pee Dee and their respective subsidiaries in meeting the credit needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Each of First Bancorp’s and Great Pee Dee’s subsidiary banks has a “satisfactory” rating under the Community Reinvestment Act.

The merger will also require the approval of the South Carolina Board of Financial Institutions. First Bancorp has submitted its application to the Board, and approval by the Board is pending.

Additionally, any subsequent merger of Great Pee Dee’s banking subsidiary, Sentry, into First Bank will be subject to the approval of the Federal Reserve, the FDIC, the North Carolina Banking Commission and the Administrator of the Savings Institutions Division of the North Carolina Department of Commerce. Such agencies will apply similar standards to their review of the bank merger as applied by the Federal Reserve to the merger of the holding companies. Obtaining these approvals is not a condition to the closing of the merger of First Bancorp and Great Pee Dee. We cannot assure you that these approvals will be obtained or that such approvals will be given without the imposition by a regulatory authority of a condition that would materially adversely impact the financial or economic benefits of the merger of the banking subsidiaries.

First Bancorp and Great Pee Dee and their banking subsidiaries are subject to certain federal and state laws and regulations relating to the following areas as summarized below:

•	Restrictions on the Payment of Dividends — First Bancorp and Great Pee Dee are legal entities separate and distinct from their banking and other subsidiaries, but depend principally on dividends from their subsidiary depository institutions for cash flow to pay dividends to their shareholders. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to First Bancorp and Great Pee Dee as well as by First Bancorp and Great Pee Dee to their shareholders. First Bank is subject to dividend restrictions imposed by the State of North Carolina and to the regulations of the Federal Reserve. Sentry is subject to dividend restrictions imposed by the OTS. Under such dividend restrictions, at September 30, 2007, First Bank could declare dividends to First Bancorp of approximately $138 million. As of September 30, 2007, Sentry could declare dividends of $342,000 to Great Pee Dee after providing notice to the OTS. Dividends in excess of this amount would require an application to the OTS. The payment of dividends by First Bancorp and Great Pee Dee also may be affected or limited by other factors, such as the requirement to maintain adequate capital above state or federal regulatory guidelines.

•	Capital Adequacy — First Bancorp and Great Pee Dee and their banking subsidiaries are required by state and federal regulators to comply with certain capital adequacy standards related to risk exposure and the leverage position of financial institutions. Any bank that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. As of September 30, 2007, First Bancorp, Great Pee Dee and their banking subsidiaries were in compliance with all such capital adequacy standards.

•	Support of Subsidiary Institutions — Under Federal Reserve and OTS policy, First Bancorp and Great Pee Dee are expected to act as sources of financial strength for, and commit their resources to support, First Bank and Sentry and any other banking subsidiaries, even in times when First Bancorp or Great Pee Dee might not be inclined to provide such support.

•	Prompt Corrective Action — Federal banking regulators are required to audit First Bancorp, Great Pee Dee, First Bank and Sentry to determine whether they are adequately capitalized. If a banking institution is deemed by regulators to be insufficiently capitalized, the regulators are required to take certain actions designed to improve the capitalization of the financial institution.

In 1999, Congress enacted legislation that allowed bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act (the “Act”), a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (i) financial in nature, (ii) incidental to any such financial activity, or (iii) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The Act made significant changes in U.S. banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The Act lists certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. At the present time, First Bancorp does not anticipate applying for status as a financial holding company under the Act. This and other legislative and regulatory changes have increased the ability of financial institutions to expand the scope of their operations, both in terms of services offered and geographic coverage. Such legislative changes have placed First Bancorp in more direct competition with other financial institutions, including mutual funds, securities brokerage firms, insurance companies, investment banking firms, and internet banks. First Bancorp cannot predict what other legislation might be enacted or what other regulations might be adopted or, if enacted or adopted, the effect thereof on its business.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Great Pee Dee board of directors knows of no matters that will be presented for consideration at the Great Pee Dee special meeting other than as described in this proxy statement/prospectus. However, if any other matters shall properly come before the Great Pee Dee special meeting or any adjournment or postponement of such meeting and are voted on, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

EXPERTS

The consolidated financial statements of First Bancorp and its subsidiaries as of December 31, 2006 and 2005 and for each of the years in the two-year period ended December 31, 2006 have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of Elliott Davis, PLLC, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of First Bancorp and its subsidiaries as of December 31, 2004 and for the year ended December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Great Pee Dee and its subsidiaries as of June 30, 2007 and 2006 and for each of the years in the two-year period ended June 30, 2007 are included herein in reliance upon the report of Dixon Hughes PLLC, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

OPINIONS

Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina will opine upon the legality of the shares of First Bancorp common stock to be issued in the merger. KPMG LLP will opine upon certain tax consequences of the transaction.

ADDITIONAL INFORMATION

First Bancorp filed a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the First Bancorp common stock offered to the Great Pee Dee stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of First Bancorp and a proxy statement of Great Pee Dee for Great Pee Dee’s special meeting of stockholders. The Securities and Exchange Commission allows First Bancorp to omit certain information included in the registration statement from this proxy statement/prospectus. The registration statement may be inspected and copied at the Securities and Exchange Commission’s public reference facilities described below.

First Bancorp files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any document that we file with the Securities and Exchange Commission at its Public Reference Room located at 100 F. Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains First Bancorp’s reports, proxy statements and other information. You may access this information through the Securities and Exchange Commission’s EDGAR database at the Securities and Exchange Commission’s Internet site, http://www.sec.gov. In addition, you can find information about First Bancorp and links to its Securities and Exchange Commission filings on its Internet site, http://www.firstbancorp.com.

The Securities and Exchange Commission permits First Bancorp to “incorporate by reference” certain information into this proxy statement/prospectus. This means that First Bancorp can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission.

Important business and financial information about First Bancorp is included in documents that are incorporated by reference herein, as described below:

•	First Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	First Bancorp’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	First Bancorp’s Current Reports on Form 8-K dated January 26, 2007, February 2, 2007, March 1, 2007, April 25, 2007, May 3, 2007, May 23, 2007, July 13, 2007, July 24, 2007, August 29, 2007, October 26, 2007, November 28, 2007 and January 29, 2008.

First Bancorp also incorporates by reference additional documents that may be filed by it pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and prior to final adjournment of the Great Pee Dee special meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

You may obtain copies of the information incorporated by reference in this proxy statement/prospectus upon written or oral request. The section on ‘‘Other Information About the Parties” above contains information about how such requests should be made.

All information contained in this proxy statement/prospectus with respect to First Bancorp was supplied by First Bancorp, and all information contained in this proxy statement/prospectus with respect to Great Pee Dee was supplied by Great Pee Dee.

SHAREHOLDER PROPOSALS

Great Pee Dee will hold an annual meeting of stockholders in 2008 only if the merger is not completed. If the merger is not completed, any stockholder of Great Pee Dee desiring to present a proposal for action at Great Pee Dee’s annual meeting of stockholders to be held in 2008 would have had to deliver the proposal to the executive offices of Great Pee Dee no later than May 11, 2007 if the stockholder wished to include the proposal in Great Pee Dee’s annual proxy statement. Only those proposals that are proper for stockholder action and otherwise proper may be included in Great Pee Dee’s proxy statement.

Shareholders were permitted to submit proposals appropriate for shareholder action at First Bancorp’s 2008 annual meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the proxy statement for the 2008 annual meeting, they were required to be received by First Bancorp no later than November 27, 2007.

First Bancorp’s bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of First Bancorp. Subject to any other applicable requirements, only such business may be conducted at a meeting of the shareholders as has been brought before the meeting by, or at the direction of, the board of directors or by a shareholder who has given to the Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. To be timely, notice of other business to be brought before any meeting must generally be received by the Secretary not less than 60 nor more than 90 days in advance of the shareholders’ meeting. The notice of any shareholder proposal must set forth the various information required under the bylaws. The person submitting the notice must provide, among other things, the name and address under which such shareholder appears on First Bancorp’s books and the class and number of shares of First Bancorp’s capital stock that are beneficially owned by such shareholder. Any shareholder desiring a copy of First Bancorp’s bylaws will be furnished one without charge upon written request to the Secretary of First Bancorp at the address noted above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF GREAT PEE DEE BANCORP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Great Pee Dee Bancorp, Inc.
Cheraw, South Carolina

We have audited the accompanying consolidated statements of financial condition of Great Pee Dee Bancorp, Inc. and subsidiary as of June 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Pee Dee Bancorp, Inc. and Subsidiary as of June 30, 2007 and 2006, and the results of their operations and their cash flows, for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina
September 19, 2007

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2007 and 2006

	2007	2006

ASSETS
Cash on hand and due from banks	$3,206,762	$3,354,586
Interest-earning balances in other banks	368,511	488,193
Federal funds sold	12,220,000	858,000

Cash and cash equivalents	15,795,273	4,700,779
Investment securities available for sale, at fair value (Note C)	20,025,241	20,487,474
Loans (Note D)	178,686,662	177,175,621
Allowance for loan losses	(1,937,997)	(1,901,034)

Net Loans	176,748,665	175,274,587
Loans held for sale (Note P)	12,318,262	958,150
Accrued interest receivable	1,165,920	1,026,733
Restricted stock, at cost	2,252,700	1,997,787
Premises and equipment, net (Note E)	4,901,813	5,017,468
Real estate	558,000	109,500
Intangible assets (Note F)	493,810	678,610
Other assets (Note K)	2,487,425	2,455,230

TOTAL ASSETS	$236,747,109	$212,706,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts (Note G)	$171,203,575	$151,339,258
Short-term borrowings (Note H)	4,500,000	9,500,000
Long-term borrowings (Note H)	31,900,000	23,600,000
Accrued interest payable	392,274	287,356
Advance payments by borrowers for property taxes and insurance	116,689	120,775
Accrued expenses and other liabilities	1,319,956	1,319,337

TOTAL LIABILITIES	209,432,494	186,166,726

COMMITMENTS AND CONTINGENCIES (Note M)
STOCKHOLDERS’ EQUITY (Notes I, J and L)
Preferred stock, no par value, 400,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 3,600,000 shares authorized; 2,224,617 shares issued	22,246	22,246
Additional paid-in capital	22,130,865	22,093,615
Unearned compensation	(581,643)	(707,438)
Retained earnings, substantially restricted	12,193,959	11,746,235
Accumulated other comprehensive loss	(486,697)	(674,725)
Common stock in treasury, at cost (434,636 and 434,448 shares, respectively)	(5,964,115)	(5,940,341)

TOTAL STOCKHOLDERS’ EQUITY	27,314,615	26,539,592

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$236,747,109	$212,706,318

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2007 and 2006

	2007	2006

INTEREST INCOME
Loans	$13,508,512	$11,575,412
Investments	880,335	1,093,238
Deposits in other banks and federal funds sold	126,988	84,996

TOTAL INTEREST INCOME	14,515,835	12,753,646

INTEREST EXPENSE
Deposits (Note G)	6,288,224	4,755,585
Short-term borrowings	503,936	213,342
Long-term borrowings	1,170,459	1,068,922

TOTAL INTEREST EXPENSE	7,962,619	6,037,849

NET INTEREST INCOME	6,553,216	6,715,797
PROVISION FOR LOAN LOSSES (Note D)	167,500	362,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,385,716	6,353,297

NON-INTEREST INCOME
Service fees and charges	606,175	516,863
Gain on sales of loans held for sale	84,068	73,605
Brokerage operations	307,294	316,650
Loss on sale of investment securities	(6,993)	(143,640)
Gain on sale of restricted stock	83,070	—
Other	68,163	9,007

TOTAL NON-INTEREST INCOME	1,141,777	772,485

NON-INTEREST EXPENSES
Personnel costs	2,422,314	2,169,007
Occupancy	601,175	577,286
Data processing	554,719	495,455
Amortization of intangibles	184,800	184,800
Advertising	156,687	107,659
Stockholder relations cost	290,444	229,265
Other	818,659	820,475

TOTAL NON-INTEREST EXPENSES	5,028,798	4,583,947

INCOME BEFORE INCOME TAXES	2,498,695	2,541,835
INCOME TAXES (Note K)	955,505	942,984

NET INCOME	$1,543,190	$1,598,851

EARNINGS PER COMMON SHARE (Note B)
Basic	$0.90	$0.93

Diluted	$0.89	$0.92

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Note B)
Basic	1,721,618	1,722,867
Diluted	1,726,159	1,729,891

The accompanying notes are an integral part of these consolidated financial statements

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended June 30, 2007 and 2006

							Accumulated
			Par Value	Additional			Other		Total
	Shares of Common Stock		of Common	Paid-in	Unearned	Retained	Comprehensive	Treasury	Stockholders’
	Issued	In Treasury	Stock	Capital	Compensation	Earnings	Loss	Stock	Equity

Balance at June 30, 2005	2,224,617	423,107	$22,246	$22,008,532	$(872,774)	$11,242,041	$(387,823)	$(5,755,747)	$26,256,475
Comprehensive income:
Net income	—	—	—	—	—	1,598,851	—	—	1,598,851
Change in accumulated other comprehensive loss, net of income taxes	—	—	—	—	—	—	(286,902)	—	(286,902)

Total comprehensive income									1,311,949

Purchase of treasury stock	—	12,886	—	—	—	—	—	(200,319)	(200,319)
Exercise of stock options	—	(1,545)	—	(9,600)	—	—	—	15,725	6,125
RRP and incentive shares earned	—	—	—	—	50,131	—	—	—	50,131
Release of ESOP shares	—	—	—	87,940	115,205	—	—	—	203,145
Tax benefit of stock option exercise	—	—	—	6,743	—	—	—	—	6,743
Cash dividends paid ($0.64 per share)	—	—	—	—	—	(1,094,657)	—	—	(1,094,657)

Balance at June 30, 2006	2,224,617	434,448	22,246	22,093,615	(707,438)	11,746,235	(674,725)	(5,940,341)	26,539,592
Comprehensive income:
Net income	—	—	—	—	—	1,543,190	—	—	1,543,190
Change in accumulated other comprehensive loss, net of income taxes	—	—	—	—	—	—	188,028	—	188,028

Total comprehensive income									1,731,218

Purchase of treasury stock	—	9,073	—	—	—	—	—	(139,325)	(139,325)
Exercise of stock options	—	(4,885)	—	(19,355)	—	—	—	61,638	42,283
RRP shares issued	—	(4,000)	—	(53,913)	—	—	—	53,913	—
Reclassification of unearned compensation	—	—	—	(18,944)	18,944	—	—	—	—
Release of ESOP shares	—	—	—	83,581	106,851	—	—	—	190,432
Tax benefit of stock option exercise	—	—	—	9,368	—	—	—	—	9,368
Stock based compensation expense	—	—	—	36,513	—	—	—	—	36,513
Cash dividends paid ($0.64 per share)	—	—	—	—	—	(1,095,466)	—	—	(1,095,466)

	2,224,617	434,636	$22,246	$22,130,865	$(581,643)	$12,193,959	$(486,697)	$(5,964,115)	$27,314,615

The accompanying notes are an integral part of these consolidated financial statements

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2007 and 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,543,190	$1,598,851
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	315,198	324,759
Amortization of intangibles	184,800	184,800
Provision for loan losses	167,500	362,500
Gain on sale of foreclosed real estate	(3,773)	(1,428)
Gain on sale of restricted stock	(83,070)	—
Loss on sale of investment securities	6,993	143,640
Gain on sale of loans held for sale	(84,068)	(73,605)
Deferred income taxes	(72,086)	(166,058)
ESOP contribution expense	190,432	203,145
Stock-based compensation expense	36,513	50,131
Proceeds from sales of loans held for sale	9,712,938	23,484,653
Originations of loans held for sale	(20,988,981)	(12,066,598)
Change in assets and liabilities:
Increase in accrued interest receivable	(139,187)	(136,944)
Increase in other assets	(75,674)	(138,459)
Increase in accrued interest payable	104,918	96,622
Increase in accrued expenses and other liabilities	619	198,834

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(9,183,738)	14,064,843

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available for sale investments	(3,899,675)	(289,205)
Proceeds from maturities, calls and sales of available for sale investment securities	4,658,506	7,971,375
Proceeds from the sale of land	—	150,000
Purchase of real estate held for investment	(464,000)	—
Purchase of restricted stock	(503,500)	(317,000)
Redemption of restricted stock	331,657	—
Net increase in loans	(1,752,186)	(32,840,129)
Purchase of premises and equipment	(199,543)	(1,393,739)
Proceeds from sale of real estate acquired in settlement of loans	129,882	222,428

NET CASH USED IN INVESTING ACTIVITIES	(1,698,859)	(26,496,270)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand accounts	850,118	(4,761,598)
Net increase in certificates of deposit	19,014,199	19,527,604
Decrease in advance payments by borrowers for taxes and insurance	(4,086)	(36,692)
Net increase (decrease) in short-term borrowings	(5,000,000)	1,052,000
Proceeds from long-term borrowings	8,300,000	600,000
Purchase of treasury stock	(139,325)	(200,319)
Proceeds from exercise of stock options	42,283	6,125
Tax benefit from exercise of non-qualified stock options	9,368	6,743
Cash dividends paid	(1,095,466)	(1,094,657)

NET CASH PROVIDED BY FINANCING ACTIVITIES	21,977,091	15,099,206

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,094,494	2,667,779
CASH AND CASH EQUIVALENTS, BEGINNING	4,700,779	2,033,000

CASH AND CASH EQUIVALENTS, ENDING	$15,795,273	$4,700,779

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$7,857,701	$5,941,227

Income taxes	$1,176,275	$986,500

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Loans receivable transferred to real estate acquired in settlement of loans	$301,058	$362,026

Loans receivable originated to finance the sale of foreclosed real estate sold	$190,450	$214,850

Net unrealized gain (loss) on investment securities available for sale, net of deferred income tax expense (benefit)	$188,028	$(286,902)

Reclassification of loans to loans held for sale	$—	$11,187,000

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended June 30, 2007 and 2006

NOTE A —	MERGER BETWEEN GREAT PEE DEE BANCORP, INC. AND FIRST BANCORP

On July 12, 2007, Great Pee Dee Bancorp, Inc. entered into a merger agreement with First Bancorp. Pursuant to the agreement, Great Pee Dee will be merged with and into First Bancorp. Under the terms of the merger agreement, each share of Great Pee Dee common stock issued and outstanding at the effective time of the merger will be converted into and exchanged for the right to receive 1.15 shares of First Bancorp common stock. The total transaction price is valued at approximately $38.2 million. Closing of the merger, which is expected to occur in the fourth quarter of 2007 or the first quarter of 2008, is subject to certain conditions, including the approval of the shareholders of Great Pee Dee, regulatory approvals, and other customary closing conditions. The Bank’s offices will become branch offices of First Bank, the wholly-owned subsidiary of First Bancorp.

NOTE B —	SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations

On December 31, 1997, pursuant to a Plan of Conversion which was approved by its members and regulators, Sentry Bank & Trust (“Sentry” or the “Bank”), formerly First Federal Savings and Loan Association of Cheraw, converted from a federally chartered mutual savings and loan association to a federally-chartered stock savings association (the “Conversion”) and became a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. (“Great Pee Dee” or “Parent”). Great Pee Dee was formed to acquire all of the common stock of Sentry Bank & Trust upon its conversion to stock form. Great Pee Dee has no operations and conducts no business on its own other than owning its subsidiary, investing in liquid assets and lending funds to the Employee Stock Ownership Plan (the “ESOP”) which was formed in connection with the Conversion. The consolidated entity is hereafter referred to as the “Company.”

Nature of Business

Sentry maintains offices in Cheraw and Florence, South Carolina. The Bank conducts its primary business in Chesterfield, Marlboro and Florence Counties, South Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential and commercial real estate loans within its primary market area. The Bank also makes home improvement loans, multi-family residential loans, construction loans, commercial loans, automobile loans and loans secured by deposit accounts. Sentry has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Parent and its subsidiary, together referred to as the “Company.” All significant inter-company transactions and balances are eliminated in consolidation.

The accounting and reporting policies of Sentry follow accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant accounting policies.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand and in banks, interest-earning balances in other banks, and federal funds sold.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Investment Securities

Available-for-sale securities are reported at fair value and consist of bonds, notes and mortgage-backed securities not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in income as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer of a period of time sufficient to allow for any anticipated recovery in fair value. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market or to other investors (See Note P) are carried at the lower of aggregate cost or fair value as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

Mortgage loans held for sale are generally sold with servicing rights released. The carrying value of mortgage loans sold is reduced by loan origination fees received from the borrower. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price (including investor yield requirements and servicing released premiums) and the carrying value of the related mortgage loans sold.

Loans Receivable

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout its primary market area. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Loans carried in a non-accrual status are generally collateralized, and probable future losses are considered in the determination of the allowance for loan losses.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and certain residential loans for impairment disclosures.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including mortgage loan commitments, home equity line commitments, and letters of credit. Such financial instruments are recorded when they are funded.

Rate Lock and Sales Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commitments on mortgage loans that are intended to be sold are considered to be derivatives. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. It has been determined that the value of these commitments is not significant and has not been recognized in these consolidated financial statements.

The Company has entered into agreements to sell certain of the loans at a stated interest rate. These sales commitments are considered to be derivatives. Fair value is based upon the difference between the current levels of interest rates for similar loans and the rate on the loan committed to be sold. It has been determined that the value of these commitments is not significant and has not been recognized in these consolidated financial statements.

Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation, calculated on the straight-line method over the estimated useful life of the related assets ranging from 40 years for buildings and 3 to 15 years for equipment.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to income.

Restricted Stock

Investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) are required by law of every member. This investment is carried at cost since redemption of this stock has historically been at par. No ready market exists for the stock and it has no quoted market value. Due to the redemption requirements of the Federal Home Loan Bank no impairment exists in this stock.

Real Estate

Real estate acquired in settlement of loans is held for sale and is initially recorded at fair value at the date of foreclosure. Fair values at foreclosure are based on appraisals less estimated selling costs. Losses arising at the time of acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent gains and losses are provided by a charge to income in the period in which the need arises.

Real estate acquired and held for sale is initially recorded at the purchase price at the date of acquisition. Gains and losses on the sale of other real estate owned and subsequent write-downs from periodic reevaluation of fair value are charged to other operating income.

Intangible Assets

All of the Company’s intangible assets were recorded in connection with its purchase in March of 2000 of a branch office in Florence, South Carolina, and is accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, as amended by SFAS No. 147, Acquisition of Certain Financial Institutions. As a result, none of those intangible assets constitutes goodwill that must cease to be amortized under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

In connection with the March 2000 acquisition of a branch office in Florence, South Carolina, the Company recorded for $250,000 a non-compete agreement and recorded deposit-related intangible assets of

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$1,850,000. The non-compete agreement has been fully amortized. The deposit-related intangible assets are being amortized using the straight-line method over ten years, ending June 30, 2010.

Income Taxes

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities result in deferred tax assets, applicable accounting standards require an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note K. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Interest Income

The accrual of interest on loans is discontinued at the time the loan is 90 days past due or impaired unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful according to internal evaluation policies.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are also placed on non-accrual status in cases where it is uncertain as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on non-accrual loans generally are applied first to interest and then to principal only after all past due interest has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. Interest is accrued on restructured loans at the restructured rates when it is anticipated that no loss of original principal will occur.

Non-Interest Income

The primary sources of non-interest income are service charges on deposit accounts, gains on sale of loans held for sale and investment services income. Deposit service charges are collected and recognized on a daily basis when the related activity to generate the revenue occurs. Gains on sale of loans held for sale are recognized at the time of sale to a third-party and the loan is derecognized. See the policy note on loans held for sale for additional information. Investment services revenue is recognized monthly based upon commission remittances from our clearing broker.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising Expense

Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $156,687 and $107,659 were included in the Company’s results of operations for 2007 and 2006, respectively.

Stock Compensation Plans

Effective July 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”) which was issued by the Financial Accounting Standards Board (“FASB”) in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock Based Compensation,” and supersedes Accounting Principles Bulletin (“APB”) No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows,” to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

Earnings Per Common Share

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. In accordance with accounting principles generally accepted in the United States of America, Employee Stock Ownership Plan (“ESOP”) shares are only considered outstanding for earnings per share calculations when they are earned or committed to be released. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Anti-dilutive options have been excluded form the computation. Approximately 79,000 options were anti-dilutive for the fiscal year ending June 30, 2007. Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock are determined using the treasury stock method.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings per common share have been computed based on the following:

	Years Ended June 30,
	2007	2006

Average number of common shares outstanding used to calculate basic earnings per common share	1,721,618	1,722,867
Effect of dilutive options and restricted stock	4,541	7,024

Average number of common shares outstanding used to calculate diluted earnings per common share	1,726,159	1,729,891

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholder’s equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive loss and related tax effects are as follows:

	2007	2006

Unrealized holding gains (losses) on available-for-sale securities	$296,598	$(609,185)
Tax effect	(112,906)	233,763
Reclassification adjustment for losses realized in income	6,993	143,640
Tax effect	(2,657)	(55,120)

Net of tax amount	$188,028	$(286,902)

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and/or disclosure of financial information by the Company.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 155 will have a material impact on its financial position, results of operations and cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140.” This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”, which enhances existing guidance for measuring assets and liabilities using fair value and requires additional disclosure about the use of fair value for measurement. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet evaluated the impact of SFAS No. 157.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, which amends SFAS No. 87 and SFAS No. 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS No. 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company does not have a defined benefit pension plan. Therefore, SFAS No. 158 will not impact the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS No. 115”. This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS No. 115, available for sale and held to maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 159 does contain an early election option that would allow the Company to elect the fair value option for existing eligible items as of the beginning of a fiscal year that begins on or before November 15, 2007. The Company has not early adopted SFAS 159 and does not expect the adoption of SFAS 159 to materially impact the Company’s consolidated financial statements.

In September 2006, the FASB ratified the consensus reached related to EITF No. 06-5, “Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance.” EITF No. 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF No. 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF No. 06-5 is effective for fiscal years beginning after December 15, 2006. EITF No. 06-5 will not impact the Company’s consolidated financial statements

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2008. The Company is currently evaluating the impact of FIN 48 on its consolidated financial statements.

Reclassifications

Certain items were reclassified in the June 30, 2006 financial statements to be consistent with the June 30, 2007 presentation. The reclassifications had no impact upon net income or stockholders’ equity as previously recorded.

NOTE C —	INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

	June 30, 2007
		Gross	Gross
	Amortized	Unrealized	unrealized
	Cost	Gains	losses	Fair Value

Securities available for sale:
Trust preferred securities	$544,751	$3,348	$17,980	$530,119
Government sponsored enterprise securities	3,900,000	—	48,526	3,851,474
Municipal securities	919,927	—	9,182	910,745
Mortgage-backed securities	15,436,160	—	703,257	14,732,903

	$20,800,838	$3,348	$778,945	$20,025,241

	June 30, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Securities available for sale:
Trust preferred securities	$519,421	$160	$25,154	$494,427
Government sponsored enterprise securities	5,400,000	—	116,344	5,283,656
Municipal securities	1,020,692	—	13,140	1,007,552
Mortgage-backed securities	14,626,549	—	924,710	13,701,839

	$21,566,662	$160	$1,079,348	$20,487,474

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair values of debt securities available for sale at June 30, 2007 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available-for-Sale
	Amortized Cost	Fair Value

Due in one year or less	$3,000,000	$2,960,850
Due after one year through five years	3,081,971	2,978,378
Due after five years through ten years	4,342,271	4,144,128
Due after ten years	10,376,596	9,941,885

	$20,800,838	$20,025,241

The fair value of securities with unrealized losses at June 30, 2007 is as follows:

	Less than 12 Months		More than 12 Months
	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses

Government sponsored enterprise securities	$—	$—	$3,851,474	$48,526
Mortgage backed securities	1,436,039	24,985	11,332,571	678,272
Municipals securities	810,745	9,182	—	—
Trust preferred securities	252,145	7,855	89,875	10,125

Total	$2,498,929	$42,022	$15,273,920	$736,923

The fair value of securities with unrealized losses at June 30, 2006 is as follows:

	Less than 12 Months		More than 12 Months
	Estimated Fair	Unrealized	Estimated	Unrealized
	Value	Losses	Fair Value	Losses

Government sponsored enterprise Securities	$980,000	$20,000	$4,303,656	$96,344
Mortgage backed securities	—	—	13,701,840	924,710
Municipals securities	812,787	7,905	194,764	5,235
Trust preferred securities	68,355	6,645	256,491	18,509

Total	$1,861,142	$34,550	$18,456,751	$1,044,798

Management of the Company believes all unrealized losses as of June 30, 2007 and 2006 represent temporary impairment. Approximately 94.6% of the unrealized losses, or 11 individual securities, consisted of securities in a continuous loss position for 12 months or more as of June 30, 2007 and approximately 96.8% of the unrealized losses, or 10 individual securities, consisted of securities in a continuous loss position for 12 months or more as of June 30, 2006. The Company has the ability and intends to hold these securities until recovery. The Company believes, based on industry analysis reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

Proceeds from sales of available-for-sale securities during the year ended June 30, 2007 were $293,007 that resulted in gross realized losses of $6,993. Proceeds from sales of available-for-sale securities during the year ended June 30, 2006 were $4,756,360 that resulted in gross realized losses of $143,640. Securities with a par of $8,329,180 and $11,400,000 and a fair value of $7,916,781 and $10,909,302 at June 30, 2007 and 2006 respectively, were pledged to secure public monies on deposit as required by law.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE D —	LOANS RECEIVABLE

Loans receivable consist of the following:

	2007	2006

Type of loan:
Real estate loans:
1-to-4 family residential	$66,198,626	$65,417,553
Commercial	59,019,691	61,345,237
Construction and land	31,502,345	27,570,247
Home improvement loans	9,651,177	10,098,347

Total real estate loans	166,371,839	164,431,384

Other loans:
Commercial	7,819,761	7,769,767
Consumer	3,643,336	4,669,864
Loans secured by deposits	1,052,279	553,332

Total other loans	12,515,376	12,992,963

Subtotal	178,887,215	177,424,347
Less:
Deferred loan origination fees, net of costs	200,553	248,726

Total loans	$178,686,662	$177,175,621

The allowance for loan losses is summarized as follows:

	2007	2006

Balance at beginning of year	$1,901,034	$1,593,223
Provision for loan losses	167,500	362,500
Charge-offs	(133,638)	(85,475)
Recoveries	3,101	30,786

Balance at end of year	$1,937,997	$1,901,034

At June 30, 2007 and 2006, the recorded investment in loans considered impaired in accordance with SFAS No. 114 totaled $1.2 million and $555,000, respectively, with corresponding valuation allowances of $98,000 and $54,000, respectively. For the years ended June 30, 2007 and 2006, the average recorded investment in impaired loans was approximately $743,000 and $964,000, respectively. Interest income that was foregone on impaired loans for the years ended June 30, 2007, and 2006 amounted to approximately $50,000 and $30,000, respectively.

Non-accrual loans at June 30, 2007 and 2006 were approximately $1.2 million and $555,000, respectively. No loans past due 90 days were accruing interest.

The Bank has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and also on substantially the same terms and collateral as those comparable

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

	2007	2006

Balance at beginning of year	$3,438,734	$3,347,040
Net borrowings, (repayments) during the year	(357,362)	91,694

Balance at end of year	$3,081,372	$3,438,734

NOTE E —	PREMISES AND EQUIPMENT

Premises and equipment for the years ended on June 30 consist of the following:

	2007	2006

Land	$1,591,670	$1,591,670
Building and improvements	3,456,867	3,331,692
Furniture and equipment	1,938,203	1,863,835

	6,986,740	6,787,197
Accumulated depreciation	(2,084,927)	(1,769,729)

	$4,901,813	$5,017,468

Depreciation expense for the years ended June 30, 2007 and 2006 amounted to $315,198 and $324,759, respectively.

Sentry has a non-cancelable operating lease for the land on which its Florence branch is located. Future minimum rent commitments under this lease are as follows:

2008	$24,000
2009	24,000
2010	24,000
2011	24,000
2012	30,750
Thereafter	140,250

$267,000

The lease has an initial term of fifteen years with renewal options for two additional ten-year terms followed by one additional five-year term. Total rent expense for the years ended June 30, 2007 and 2006 was $22,500 and $18,000, respectively.

NOTE F —	INTANGIBLE ASSETS

The following is a summary of the approximate gross carrying amount and accumulated amortization of amortized intangible assets as of June 30, 2007 and 2006:

	2007		2006
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Deposit intangibles related to branch acquisition	$1,850,000	$1,356,000	$1,850,000	$1,171,000

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the estimated amortization for intangible assets for each of the three fiscal years ending June 30, 2010. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful lives of amortized intangible assets.

Estimated
Amortization
Expense

2008	$185,000
2009	185,000
2010	124,000

$494,000

NOTE G —	DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 2007 and 2006 follows:

	2007	2006

Demand accounts:
Non-interest bearing	$8,379,470	$8,841,298
Savings	2,582,525	2,865,257
Money market and NOW	28,232,885	26,638,207

Total demand accounts	39,194,880	38,344,762
Certificates of deposit	132,008,695	112,994,496

Total deposit accounts	$171,203,575	$151,339,258

A summary of certificate accounts by maturity as of June 30, 2007 follows:

	Less than	$100,000
	$100,000	or more	Total

One year or less	$38,853,839	$53,585,962	$92,439,801
More than one year to three years	12,038,086	24,941,778	36,979,864
More than three years to five years	464,785	2,108,847	2,573,632
More than five years	15,398	—	15,398

Total certificate accounts	$51,372,108	$80,636,587	$132,008,695

Interest expense on deposits for the years ended June 30 is summarized as follows:

	2007	2006

Savings accounts	$19,335	$21,668
Money market accounts and NOW	761,393	669,166
Certificates of deposit	5,518,767	4,084,107

	6,299,495	4,774,941
Penalties for early withdrawal	(11,271)	(19,356)

	$6,288,224	$4,755,585

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE H —	BORROWINGS

The Bank had total short-term borrowings of $4,500,000 and $9,500,000 at June 30, 2007 and 2006, respectively. The borrowings consisted of advances from the Federal Home Loan Bank of Atlanta and federal funds purchased. The borrowings carried rates ranging from 3.66% to 5.37% at June 30, 2007 and rates ranging from 3.97% to 5.45% as of June 30, 2006.

Sentry’s long-term borrowings are all at fixed rates. The borrowings have stated interest rates and maturities as follows:

	At June 30,
	2007	2006

5.37% due on September 5, 2007	$7,000,000	$—
3.00% due on September 5, 2008, called September 5, 2006	—	10,000,000
4.21% due on December 12, 2011	1,800,000	—
5.32% due on May 28, 2008	2,000,000	—
4.51% due on April 20, 2012, callable April 20, 2009	7,500,000	—
3.66% due on August 10, 2015, called August 10, 2007	5,600,000	5,600,000
5.09% due on August 10, 2007	5,000,000	5,000,000
5.15% due on August 1, 2011	3,000,000	3,000,000

	$31,900,000	$23,600,000

At June 30, 2007, the Bank has a $54.5 million available credit line from the Federal Home Loan Bank. All advances are secured by a blanket-floating lien on the Bank’s 1-to-4 family residential mortgage loans. As of June 30, 2007 and 2006, the Bank had borrowed $36.4 million and $33.1 million, respectively, on this line.

The Bank also has an $8.1 million available credit line from its correspondent bank.

NOTE I —	EMPLOYEE AND DIRECTOR BENEFIT PLANS

Stock-Based Compensation

The Company has three share-based compensation plans in effect at June 30, 2007. The compensation cost that has been charged against income for those plans was approximately $37,000 and $50,000 for the fiscal years ended June 30, 2007 and 2006 respectively. The Company recorded a $14,000 and $19,000 deferred tax benefit related to share-based compensation for the fiscal year ended June 30, 2007 and 2006, respectively.

At the Company’s first annual meeting of stockholders held on January 7, 1999, the Company’s stockholders approved the 1998 Recognition and Retention Plan (the “RRP”). Under the RRP, 88,874 shares of common stock were reserved for issuance to key officers and directors with vesting of the awards determined at the time of the grant. Within the Plan, 81,392 shares have been granted as of June 30, 2007, leaving 7,482 shares that can be granted.

At the Company’s annual meeting held on January 7, 1999, the stockholders approved the Great Pee Dee Bancorp, Inc. Stock Option Plan (the “SOP”). The SOP provides for the issuance to directors, officers and employees of the Bank options to purchase up to 242,233 shares of the Company’s common stock. Options granted to directors, executive officers, and employees vest over terms up to three years. All options will expire if not exercised within ten years from the date of grant. Within the Plan, 234,999 shares have been granted as of June 30, 2007, leaving 7,234 options that can be granted.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2003 Long Term Incentive Stock Benefit Plan was approved at the 2003 Annual Meeting and authorizes up to 88,388 shares of common stock to be granted in either stock options or stock awards for issuance to key officers and directors with vesting of the awards determined at the time of the grant. Within the Plan, 13,000 shares have been granted as of June 30, 2007, leaving 75,388 options or shares that can be granted.

The share-based awards granted under the aforementioned Plans have similar characteristics, except that some awards have been granted in options and certain awards have been granted in restricted stock. Therefore, the following disclosures have been disaggregated for the stock option and restricted stock awards of the Plans due to their dissimilar characteristics.

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 2,727 reload stock options for the fiscal ended June 30, 2007 and 2,239 reload stock options for the fiscal year ended June 30, 2006. The fair value of options granted was estimated to be $1.57 for options granted in the year ended June 30, 2007 and $2.15 for options granted in the year ended June 30, 2006.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the fiscal years ended June 30, 2007 and 2006.

	At June 30,
	2007	2006

Dividend yield	4.30%	4.00%
Risk-free interest rate	4.75%	5.00%
Volatility	18.00%	25.00%
Expected life	2 Years	2 Years

A summary of option activity under the stock option plans for the fiscal year ended June 30, 2007 and 2006, respectively.

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

At June 30, 2006	125,515	$15.70
Exercised	(7,612)	11.17
Authorized	—	—
Forfeited	(9,170)	17.29
Granted	2,727	16.00

Outstanding at June 30, 2007	111,460	$15.89	2.3 Years	$107,822

Exercisable at June 30, 2007	111,460	$15.89	2.3 Years	$107,822

For the fiscal years ended June 30, 2007 and 2006, respectively, the intrinsic value of options exercised was approximately $35,000 and $17,000. The fair value of options vested for the fiscal years ended June 30, 2007 and 2006 was approximately $4,000 and $3,000, respectively.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash received from option exercises under all share-based payment arrangements for the fiscal year ended June 30, 2007 and 2006 was $42,000 and $6,000. The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements totaled approximately $9,000 for the fiscal year ended June 30, 2007 and $7,000 for the fiscal year ended June 30, 2006.

Restricted Stock

A summary of the status of the Company’s restricted stock as of fiscal year ended June 30, 2007 and is presented below:

		Weighted
		Average
		Grant Date
	Shares	Fair Value

Balance — June 30, 2006	3,000	$17.05
Granted	4,000	15.45
Vested	(3,000)	17.05
Forfeited	—	—

Balance — June 30, 2007	4,000	$15.45

The fair value of restricted stock vested over the fiscal years ended June 30, 2007 and 2006, respectively was $33,000 and $50,000.

As of June 30, 2007, there was $47,600 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under all of the Company’s stock benefit plans. That cost is expected to be recognized over a weighted-average period of 3.0 years.

The Company funds the option shares and restricted stock from authorized but unissued shares and treasury stock. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

The adoption of SFAS 123R and its fair value compensation cost recognition provisions are different from the non-recognition provisions under SFAS 123 and the intrinsic value method for compensation cost allowed under APB 25. The effect (increase/ (decrease)) of the adoption of SFAS 123R is as follows: (In thousands)

Year Ended
June 30,
2007

Income before income tax expense	$(4)
Net income	$(3)
Cash flow from operating activities	$(9)
Cash flow provided by financing activities	$9
Basic earnings per share	$—
Diluted earnings per share	$—

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following illustrates the effect on net income available to common stockholders if the Company had applied the fair value recognition provisions of SFAS No. 123 to the fiscal year ended June 30, 2006. (in thousands, except per share data):

Year Ended
June 30, 2006
(Amounts in thousands,
except per share data

Net income:
As reported	$1,599
Add: Total stock-based employee compensation expense included in reported net income, net of related tax effects	31
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	34

Pro forma	$1,596

Basic net income per share:
As reported	$0.93
Pro forma	0.93
Diluted net income per share:
As reported	$0.92
Pro forma	0.92

Employee Stock Ownership Plan

In the mutual-to-stock conversion, the Company’s Employee Stock Ownership Plan (the “ESOP”) purchased 174,570 shares of the common stock of Great Pee Dee sold in the public offering at a total cost of $1,745,700. The number of shares in the ESOP increased by approximately 17,000 as a result of the 10% stock dividend in fiscal year 2002. The ESOP executed a note payable to Great Pee Dee for the full price of the shares purchased. The note is to be repaid over thirty years in quarterly installments of principal and interest. Interest is based upon the prime rate and will be adjusted annually. Dividends, if any, paid on shares held by the ESOP may be used to reduce the loan. Dividends paid on unallocated shares held by the ESOP are not reported as dividends in the consolidated financial statements. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the note. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At June 30, 2007, the outstanding balance of the note is $581,643 and is included in unearned compensation as a reduction of stockholders’ equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among active participants on the basis of compensation in the year of allocation. Benefits become 100% vested after seven years of credited service. Forfeitures of non vested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Expense of $190,432 and $203,145 has been incurred in connection with the ESOP during the years ended June 30, 2007 and 2006, respectively. The expense includes, in addition to the cash contribution necessary to fund the ESOP, $84,000 and $88,000 which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP for the years ended June 30, 2007 and 2006, respectively. The Bank has credited this amount to additional paid-in capital for the years then ended.

At June 30, 2007, 78,643 shares held by the ESOP have been released or committed to be released to the plan’s participants for purposes of computing earnings per share. The fair value of the unallocated shares

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounted to approximately $1.1 million at June 30, 2007. Subsequent to June 30, 2007 the Company has filed with the Internal Revenue Service to terminate the ESOP as a condition of its previously announced merger.

Employee Deferred Compensation Plan

The Bank has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. The Company may also elect to make discretionary contributions on behalf of certain officers. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. There were no expenses associated with the plan for the years ended June 30, 2007 and 2006.

Director’s Deferred Compensation Plan

The Bank has a deferred compensation plan for directors whereby members of the board may make elective deferrals in lieu of receiving a portion of the compensation to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying consolidated financial statements. Expenses for this plan totaled $16,000 and $14,000 for the years ended June 30, 2007 and 2006, respectively.

401(k) Retirement Plan

The Bank maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Bank fully matches a participant’s elective contributions up to three percent of base compensation, and then matches fifty percent of a participant’s elective contributions in excess of three percent of base compensation up to five percent of base compensation. The only eligibility requirement is completion of one year’s full-time service. At June 30, 2007 and 2006 substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total 401(k) retirement plan expense was $51,000 and $27,000 for the years ended June 30, 2007 and 2006, respectively.

NOTE J —	STOCK REPURCHASES

The Company’s Board of Directors has adopted stock repurchase plans under which the Company is authorized to repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions at times deemed appropriate. Treasury shares have been used for various purposes, including grants under the RRP, shares issued in the form of a 10% stock dividend in fiscal 2002 and shares issued in connection with exercise of stock options. At June 30, 2007, 434,636 shares were held as treasury stock.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE K —	INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 2007 and 2006:

	2007	2006

Current tax expense:
Federal	$887,346	$950,413
State	140,245	158,629

	1,027,591	1,109,042

Deferred tax benefit:
Federal	(60,692)	(139,810)
State	(11,394)	(26,248)

	(72,086)	(166,058)

Provision for income taxes	$955,505	$942,984

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 2007 and 2006:

	2007	2006

Income tax at federal statutory rate	$849,556	$864,224
State income tax, net of federal tax benefit	85,042	87,372
Tax exempt interest income	(24,907)	(28,239)
ESOP	10,845	14,333
Other	34,969	5,294

Provision for income taxes	$955,505	$942,984

Deferred tax assets and liabilities arising from temporary differences at June 30, 2007 and 2006 are summarized as follows:

	2007	2006

Deferred tax assets relating to:
Deferred compensation	$106,296	$106,296
Allowance for loan losses	735,664	721,633
Unrealized securities losses	294,350	409,796
Other	6,996	—
Amortization of intangibles	206,701	189,694

Total deferred tax assets	1,350,007	1,427,419

Deferred tax liabilities relating to:
Premises and equipment	(148,398)	(191,644)
FHLB stock dividends	(6,074)	(9,010)
Prepaid expenses	(33,912)	(21,783)

Total deferred tax liabilities	(188,384)	(222,437)

Provision for income taxes	$1,161,623	$1,204,982

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax asset represent the future tax benefit of deductible differences and, if it is more likely that not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at June 30, 2007 will be realized, and accordingly, has not established a valuation allowance. Net deferred tax assets are included in other assets.

Retained earnings at June 30, 2007, includes approximately $1.5 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

NOTE L —	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of June 30, 2007, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. The Company’s and the Bank’s actual capital amounts and ratios as of June 30, 2007 and 2006 are presented in the following table.

					Minimum to be Well
					Capitalized Under
			Minimum		Prompt Corrective
	Actual		for Capital Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)

June 30, 2007:
Total Risk Weighted
Capital to Risk
Weighted Assets:
Consolidated	$29,236	16.91%	$13,832	8.00%	$	N/A	N/A
Sentry	26,019	15.14%	13,752	8.00%		17,190	10.00%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	$27,298	15.79%	$6,916	4.00%	$	N/A	N/A
Sentry	24,081	14.01%	6,876	4.00%		10,314	6.00%
Tier 1 Capital to
Adjusted Total Assets:
Consolidated	$27,298	11.34%	$9,629	4.00%	$	N/A	N/A
Sentry	24,081	10.05%	9,593	4.00%		11,985	5.00%
Tangible Capital to
Adjusted Total Assets:
Consolidated	$27,298	11.34%	$3,611	1.50%	$	N/A	N/A
Sentry	24,081	10.05%	3,598	1.50%		N/A	N/A
June 30, 2006:
Total Risk Weighted
Capital to Risk
Weighted Assets:
Consolidated	$28,436	17.71%	$12,843	8.00%	$	N/A	N/A
Sentry	27,100	16.97%	12,773	8.00%		15,966	10.00%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	$26,535	16.53%	$6,421	4.00%	$	N/A	N/A
Sentry	25,199	15.78%	6,386	4.00%		9,580	6.00%
Tier 1 Capital to
Adjusted Total Assets:
Consolidated	$26,535	12.48%	$8,508	4.00%	$	N/A	N/A
Sentry	25,199	11.90%	8,472	4.00%		10,590	5.00%
Tangible Capital to
Adjusted Total Assets:
Consolidated	$26,535	12.48%	$3,190	1.50%	$	N/A	N/A
Sentry	25,199	11.90%	3,177	1.50%		N/A	N/A

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Bank is restricted in its ability to pay dividends. A significant source of Great Pee Dee’s funds is dividends received from the Bank. In fiscal 2007, a $2.9 million dividend was paid by the Bank to Great Pee Dee. At June 30, 2007, notification is required by Office of Thrift Supervision for any payment of dividends from Sentry Bank & Trust to Great Pee Dee.

NOTE M —	CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Bank makes loans to individuals and small businesses for various personal and commercial purposes primarily Chesterfield County, Marlboro County, Florence County and other surrounding counties. The Bank’s underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, Management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Bank to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Bank makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Bank to unusual credit risk.

The Bank’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of Management, there is no concentration of credit risk in its investment portfolio. The Bank places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

A summary of the approximate contract amount of the Bank’s exposure to off-balance sheet risk as of June 30, 2007 is as follows (in thousands):

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$30,729
Undisbursed construction loans in process	10,731
Lines of credit	16,021
Letters of credit	1,107

$58,588

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At June 30, 2007, the Bank had loan commitments outstanding of approximately $3.6 million, at fixed interest rates ranging from 7.63% to 7.88%. In management’s opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

NOTE N —	DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank has implemented SFAS No. 107, Disclosures About Fair Value of Financial Instruments, which requires disclosure of the estimated fair values of the Bank’s financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, short and long-term borrowings, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash on hand and in banks, interest-earning balances in other banks, and federal funds sold

The carrying amounts for these approximate fair value because of the short maturities of those instruments.

Investment Securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Loans Held for Sale

Fair value for loans held for sale is determined by available market prices.

Restricted Stock

Restricted stock is comprised primarily of FHLB stock. The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on a formula derived by the FHLB.

Deposit Liabilities

The carrying amount of demand deposits approximates fair values. The fair value of certificates of deposit is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Short and Long-Term Borrowings

The fair value of these borrowings is based upon discounting future cash flows using current rates at which borrowings of similar maturity could be obtained.

Accrued Interest and Advance Payments by Borrowers for Property Taxes and Insurance

The carrying amounts of these items approximate fair values.

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note M, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Bank’s financial instruments, none of which are held for trading purposes, are as follows at June 30, 2007 and 2006:

	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Estimated	Fair Value	Amount	Fair Value

Financial
Cash, interest-earning balances,
federal funds sold	$15,795,273	$15,795,273	$4,700,779	$4,700,779
Investment securities	20,025,241	20,025,241	20,487,474	20,487,474
Loans receivable, net	176,748,665	178,108,392	175,274,587	174,634,585
Loans held for sale	12,318,262	12,318,262	958,150	958,150
Accrued interest receivable	1,165,920	1,165,920	1,026,733	1,026,733
Restricted stock	2,252,700	2,252,700	1,997,787	1,997,787
Financial liabilities:
Deposits	171,203,575	167,779,504	151,339,258	149,825,865
Short-term borrowings	4,500,000	4,500,000	9,500,000	9,500,000
Long-term borrowings	31,900,000	31,992,100	23,600,000	23,781,538
Accrued interest payable	392,274	392,274	287,356	287,356
Advance payments by borrowers for property taxes and insurance	116,689	116,689	120,775	120,775

NOTE O —	LIQUIDATION ACCOUNT

At the time of Conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a sub account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE P —	RELATED PARTY TRANSACTIONS

Beginning in April 2007, Sentry Bank & Trust entered into a loan origination relationship with United Partners Bank (Proposed). This is a non-contractual, non-recourse, verbal agreement to originate loans on behalf of United Partners Bank (Proposed) during its organizational phase. United Partners Bank (Proposed) has agreed to purchase these loans at cost from Sentry Bank & Trust (the Bank) after their organization phase is completed. The dollar volume amounts of these loans have reached $12 million and are expected to reach a high of $32 million.

Sentry Bank & Trust has extended to the organizers of United Partners Bank (Proposed) a line of credit loan in the amount of $2 million dollars to fund the organizational phase. Full repayment is anticipated when United Partners Bank (Proposed) completes their organization.

The President of Great Pee Dee Bancorp, Inc., and Sentry Bank & Trust, is listed as an official organizer and proposed director of United Partners Bank (Proposed).

Sentry Bank & Trust, has made an investment of $220,000 in the subscription offering of United Partners Bank (Proposed). This investment has been recorded in other assets.

NOTE Q —	PARENT COMPANY FINANCIAL DATA

Following are condensed financial statements of Great Pee Dee as of and for the years ended June 30, 2007 and 2006:

Condensed Statements of Financial Condition
As of June 30, 2007 and 2006

	2007	2006

Assets:
Cash on hand and in banks	$2,561,601	$663,810
Investment securities, available for sale	530,119	494,427
Investment in subsidiary	24,097,352	25,218,232
Accrued interest receivable	5,448	3,521
Other assets	361,166	342,164

Total assets	$27,555,686	$26,722,154

Liabilities:
Other liabilities	$241,071	$182,562

Stockholders’ equity:
Common stock	22,246	22,246
Additional paid-in capital	22,130,865	22,093,615
Unearned compensation	(581,643)	(707,438)
Retained earnings	12,193,959	11,746,235
Accumulated other comprehensive loss	(486,697)	(674,725)
Treasury stock	(5,964,115)	(5,940,341)

	27,314,615	26,539,592

Total liabilities and stockholders’ equity	$27,555,686	$26,722,154

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Operations
Years Ended June 30, 2007 and 2006

	2007	2006

Equity in undistributed earnings of subsidiary	$(1,388,720)	$1,052,081
Distributed earnings of subsidiary	2,954,000	600,000
Interest and other income	158,201	85,418
Operating expenses	(194,061)	(172,528)
Income taxes	13,770	33,880

Net income	$1,543,190	$1,598,851

Condensed Statements of Cash Flows
Years Ended June 30, 2007 and 2006

	2007	2006

Cash flows from operating activities:
Net income	$1,543,190	$1,598,851
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	1,388,720	(1,052,081)
Unearned compensation	83,581	87,940
Loss on sale of investment securities	6,993	—
Other	(13,706)	(121,035)

Net cash provided by operating activities	3,008,778	513,675

Cash flows from investing activities:
Purchase of securities available for sale	(497,830)	(18,554)
Proceeds from sale and maturities of securities available for sale	472,500	50,000
Collection of loan to ESOP	106,851	115,205

Net cash provided by investing activities	81,521	146,651

Cash flows from financing activities:
Purchase of treasury stock	(139,325)	(200,319)
Proceeds from option exercise	42,283	6,125
Cash dividends paid	(1,095,466)	(1,094,657)

Net cash used by financing activities	(1,192,508)	(1,288,851)

Net increase (decrease) in cash and cash equivalents	1,897,791	(628,525)
Cash and cash equivalents, beginning	663,810	1,292,335

Cash and cash equivalents, ending	$2,561,601	$663,810

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 2007 and June 30, 2007

	September 30,	June 30,
	2007	2007*
	(Unaudited)
	(In thousands, except
	share and per share data)

ASSETS
Cash on hand and due from banks	$489	$3,207
Interest-earning balances in other banks	466	368
Federal funds sold	416	12,220

Cash and cash equivalents	1,371	15,795
Investment securities available for sale, at fair value	19,521	20,025
Loans	174,702	178,687
Allowance for loan losses	(1,987)	(1,938)

Net Loans	172,715	176,749
Loans held for sale	16,443	12,318
Accrued interest receivable	1,245	1,166
Restricted stock, at cost	2,050	2,253
Premises and equipment, net	4,900	4,902
Real estate	558	558
Intangible assets	448	494
Other assets	2,390	2,487

TOTAL ASSETS	$221,641	$236,747

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts	$160,427	$171,204
Short-term borrowings	2,000	4,500
Long-term borrowings	29,900	31,900
Accrued interest payable	296	392
Advance payments by borrowers for property taxes and insurance	140	117
Accrued expenses and other liabilities	1,524	1,320

TOTAL LIABILITIES	194,287	209,433

STOCKHOLDERS’ EQUITY
Preferred stock, no par value, 400,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 3,600,000 shares authorized; 2,224,617 shares issued	22	22
Additional paid-in capital	22,145	22,131
Unearned compensation	(556)	(582)
Retained earnings, substantially restricted	12,014	12,194
Accumulated other comprehensive loss	(379)	(487)
Common stock in treasury, at cost (429,109 and 434,636 shares, respectively)	(5,892)	(5,964)

TOTAL STOCKHOLDERS’ EQUITY	27,354	27,314

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$221,641	$236,747

* Derived from audited consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended September 30, 2007 and 2006

	Three Months Ended
	September 30,
	2007	2006
	(In thousands, except
	share and per share data)

INTEREST INCOME
Loans	$3,665	$3,286
Investments	241	232
Deposits in other banks and federal funds sold	35	27

TOTAL INTEREST INCOME	3,941	3,545

INTEREST EXPENSE
Deposit accounts	1,839	1,450
Short-term borrowings	165	133
Long-term borrowings	225	241

TOTAL INTEREST EXPENSE	2,229	1,824

NET INTEREST INCOME	1,712	1,721
PROVISION FOR LOAN LOSSES	67	47

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,645	1,674

NON-INTEREST INCOME	275	290

NON-INTEREST EXPENSES
Personnel costs	654	577
Occupancy	148	152
Other	775	502

TOTAL NON-INTEREST EXPENSES	1,577	1,231

INCOME BEFORE INCOME TAXES	343	733
PROVISION FOR INCOME TAXES	248	280

NET INCOME	$95	$453

NET INCOME PER SHARE
Basic	$0.06	$0.27
Diluted	0.05	0.26
CASH DIVIDENDS PER SHARE	$0.16	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	1,721,382	1,705,851
Effect of outstanding stock options	14,352	6,015

Assuming dilution	1,735,734	1,711,870

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated
			Par value of	Additional	Unearned		other		Total
	Shares of common stock		of common	paid-in	ESOP	Retained	comprehensive	Treasury	stockholders’
	Issued	In treasury	stock	capital	compensation	earnings	loss	stock	equity
	(In thousands, except share and per share data)

Balance at June 30, 2006	2,224,617	434,448	$22	$22,094	$(707)	$11,746	$(675)	$(5,940)	$26,540
Comprehensive income:
Net income	—	—	—	—	—	453	—	—	453
Change in accumulated other comprehensive loss, net of income taxes	—	—	—	—	—	—	147	—	147

Total comprehensive income									600

Purchase of treasury shares	—	9,000	—	—	—	—	—	(138)	(138)
Exercise of stock options	—	(1,000)	—	1	—	—	—	12	13
Reclassification of unearned compensation-		—	—	(1)	12	—	—	—	11
RRP Shares Issued	—	(4,000)	—	6	—	—	—	56	62
Release of ESOP shares	—	—	—	20	28	—	—	—	48
Cash dividends paid ($0.16 per share)	—	—	—	—	—	(273)	—	—	(273)

Balance at September 30, 2006	2,224,617	438,448	$22	$22,120	$(667)	$11,926	$(528)	$(6,010)	$26,863

Balance at June 30, 2007	2,224,617	434,636	$22	$22,131	$(582)	$12,194	$(487)	$(5,964)	$27,314
Comprehensive income:
Net income	—	—	—	—	—	95	—	—	95
Change in accumulated other comprehensive loss, net of income taxes	—	—	—	—	—	—	108	—	108

Total comprehensive income									203

Purchase of treasury shares	—	500	—	—	—	—	—	(11)	(11)
Exercise of stock options	—	(6,027)	—	(25)	—	—	—	83	58
Stock based compensation	—	—	—	3	—	—	—	—	3
Release of ESOP shares	—	—	—	36	26	—	—	—	62
Cash dividends paid ($0.16 per share)	—	—	—	—	—	(275)	—	—	(275)

Balance at September 30, 2007	2,224,617	429,109	$22	$22,145	$(556)	$12,014	$(379)	$(5,892)	$27,354

The accompanying notes are an integral part of these consolidated financial statements.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30,
	2007	2006
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$95	$453
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	118	132
Loss on sale of foreclosed real estate	—	3
Gain on sale of loans held for sale	(9)	(22)
Loss on sale of available for sale investments	—	7
Provision for loan losses	67	47
Release of ESOP shares	62	48
Stock based compensation	3	15
Proceeds from sales of loans held for sale	2,077	2,788
Originations of loans held for sale	(6,193)	(2,513)
Change in assets and liabilities:
Increase in accrued interest receivable	(79)	(70)
Increase (decrease) in accrued interest payable	(96)	37
Decrease in other assets	29	4
Increase in other liabilities	204	104

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(3,722)	1,033

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(5)	(249)
Proceeds from sale and maturities of available-for-sale investments	684	918
Net (increase) decrease in loans	3,967	(3,732)
Sale of restricted stock	203	135
Purchases of property and equipment	(69)	(86)
Proceeds from sale of foreclosed real estate	—	98

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	4,780	(2,916)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposit accounts	(10,777)	4,048
Proceeds from long-term borrowings	22,600	7,000
Decrease in advances from borrowers	23	18
Purchase of treasury stock	(11)	(138)
Repayment of long-term borrowings	(24,600)	(10,000)
Repayment of short-term borrowings	(2,500)	—
Cash dividends paid	(275)	(273)
Tax benefit from exercise of stock options	—	1
Exercise of stock options	58	12

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(15,482)	668

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,424)	(1,215)
CASH AND CASH EQUIVALENTS, BEGINNING	15,795	4,701

CASH AND CASH EQUIVALENTS, ENDING	$1,371	$3,486

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A —	BASIS OF PRESENTATION

In management’s opinion, the unaudited financial information presented in this document reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three-month periods ended September 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the accounts of Great Pee Dee Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Sentry Bank & Trust (“Sentry” or the “Bank”). Operating results for the three-month period ended September 30, 2007, are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2008.

The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the consolidated financial statements filed as part of the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007. This quarterly report should be read in conjunction with such annual report.

NOTE B — MERGER BETWEEN GREAT PEE DEE BANCORP, INC. AND FIRST BANCORP

On July 12, 2007, Great Pee Dee Bancorp, Inc. entered into a merger agreement with First Bancorp. Pursuant to the agreement, the Company will be merged with and into First Bancorp. Under the terms of the merger agreement, each share of the Company common stock issued and outstanding at the effective time of the merger will be converted into and exchanged for the right to receive 1.15 shares of First Bancorp common stock. The total transaction price is valued at approximately $38.2 million. Closing of the merger, which is expected to occur in the first quarter of 2008, is subject to certain conditions, including the approval of the shareholders of the Company, regulatory approvals, and other customary closing conditions. The Bank’s offices will become branch offices of First Bank, the wholly-owned subsidiary of First Bancorp.

In connection with the announced merger, the Bank expects to incur additional liabilities related to compensation and other merger costs that will range from $1.7 million to $2.0 million.

NOTE C —	NET INCOME PER SHARE

Basic income per share has been computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. In accordance with accounting principles generally accepted in the United States of America, Employee Stock Ownership Plan (“ESOP”) shares are only considered outstanding for earnings per share calculations when they are earned or committed to be released. Diluted net income per share reflects the dilutive effects of outstanding common stock options. Anti-dilutive options are not included in income per share computations. No options were anti-dilutive for the quarter ending September 30, 2007. Approximately 85,000 options were anti-dilutive for the quarter ending September 30, 2006.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE D —	COMPREHENSIVE INCOME

A summary of comprehensive income is as follows:

	Three Months Ended
	September 30,
	2007	2006
	(In thousands)

Net income	$95	$453
Reclassification adjustment for losses realized in income, net of tax	—	4
Other comprehensive income:
Net (decrease) increase in the fair value of investment securities available for sale, net of tax	108	143

Total comprehensive income	$203	$600

NOTE E —	NEW ACCOUNTING PRONOUNCEMENTS

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and / or disclosure of financial information by the Company.

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurement, which enhances existing guidance for measuring assets and liabilities using fair value and requires additional disclosure about the use of fair value for measurement. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet evaluated the impact of SFAS No. 157.

In February 2007, the Financial Account Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS No. 115. This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS No. 115, available for sale and held to maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 159 does contain an early election option that would allow the Company to elect the fair value option for existing eligible items as of the beginning of a fiscal year that begins on or before November 15, 2007. The Company has not early adopted SFAS 159 and does not expect the adoption of SFAS 159 to materially impact the Company’s consolidated financial statements.

NOTE F —	RECLASSIFICATIONS

Certain amounts in the September 2006 income statement have been reclassified to conform to the September 2007 presentation. The reclassifications had no effect on net income or stockholders’ equity, as previously reported.

GREAT PEE DEE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE G —	INCOME TAXES

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — and Interpretation of FASB Statement No. 109” (“FIN 48”), effective for the Company July 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. The adoption of FIN 48 did not have a material effect on the Company’s consolidated financial position or results of operations.

Appendix A

Execution Copy

MERGER AGREEMENT

between

FIRST BANCORP

and

GREAT PEE DEE BANCORP, INC.

Dated as of July 12, 2007

A-i

4.22	Charter Provisions	A-13
4.23	Records	A-13
4.24	Derivatives	A-13
4.25	Certain Regulated Businesses	A-13
4.26	Commissions	A-13

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

5.1	Organization	A-13
5.2	Authority; No Conflicts	A-14
5.3	Buyer’s Stock; Subsidiaries	A-14
5.4	SEC Filings; Buyer Financial Statements	A-15
5.5	Absence of Undisclosed Liabilities	A-15
5.6	Absence of Certain Changes or Events	A-15
5.7	Tax Matters	A-15
5.8	Assets	A-16
5.9	Real Property	A-17
5.10	Securities Portfolio and Investments	A-17
5.11	Environmental Matters	A-17
5.12	Compliance with Laws	A-18
5.13	Labor Relations	A-18
5.14	Employee Benefit Plans	A-18
5.15	Material Contracts	A-20
5.16	Legal Proceedings	A-20
5.17	Proprietary Rights	A-21
5.18	Reports	A-21
5.19	Registration Statement; Proxy Statement	A-21
5.20	Accounting, Tax, and Regulatory Matters	A-21
5.21	Derivatives	A-22
5.22	Certain Regulated Businesses	A-22
5.23	Commissions	A-22

ARTICLE VI

COVENANTS

6.1	Covenants of the Company	A-22
6.2	Covenants of the Buyer	A-25
6.3	Covenants of All Parties to the Agreement	A-28

ARTICLE VII

DISCLOSURE OF ADDITIONAL INFORMATION

7.1	Access to Information	A-30
7.2	Access to Premises	A-30
7.3	Environmental Survey	A-30
7.4	Confidentiality	A-31
7.5	Publicity	A-31

A-ii

ARTICLE VIII

CONDITIONS TO CLOSING

8.1	Mutual Conditions	A-31
8.2	Conditions to the Obligations of the Company	A-32
8.3	Conditions to the Obligations of the Buyer	A-33

ARTICLE IX

TERMINATION

9.1	Termination	A-34
9.2	Procedure and Effect of Termination	A-35
9.3	Termination Fee; Expenses	A-36

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Expenses	A-36
10.2	Survival of Representations	A-36
10.3	Amendment and Modification	A-36
10.4	Waiver of Compliance; Consents	A-36
10.5	Notices	A-37
10.6	Assignment; Third Party Beneficiaries	A-37
10.7	Separable Provisions	A-37
10.8	Governing Law	A-37
10.9	Counterparts	A-38
10.10	Interpretation	A-38
10.11	Entire Agreement	A-38

A-iii

EXHIBITS

Exhibit A	Form of Plan of Merger
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Affiliate Agreement

COMPANY’S DISCLOSURE SCHEDULE

Section 4.2(b)	No Conflicts
Section 4.3	Subsidiaries
Section 4.4	SEC Reports, Company Financial Statements
Section 4.10	Investments
Section 4.12	Compliance with Laws
Section 4.14	Employee Benefit Plans
Section 4.15	Material Contracts
Section 6.1	Ordinary Course
Section 6.2(c)	Severance Payments

BUYER’S DISCLOSURE SCHEDULE

Section 5.3	Subsidiaries
Section 5.5	Absence of Undisclosed Liabilities
Section 5.14	Employee Benefit Plans
Section 5.15	Material Contracts

A-iv

MERGER AGREEMENT

THIS MERGER AGREEMENT, dated as of the 12th day of July, 2007, is by and between:

First Bancorp, a North Carolina corporation registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Buyer”); and

Great Pee Dee Bancorp, Inc., a Delaware corporation registered as a savings and loan holding company with the Office of Thrift Supervision under the Home Owners’ Loan Act, as amended (the “Company”).

Background Statement

The Buyer and the Company desire to effect a merger pursuant to which the Company will merge with and into the Buyer, with the Buyer being the surviving corporation (the “Merger”). In consideration of the Merger, the shareholders of the Company will receive shares of common stock of the Buyer. It is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Statement of Agreement

In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Capitalized terms used herein shall have the meanings set forth in Appendix 1.

ARTICLE II

THE MERGER; CONVERSION AND
EXCHANGE OF COMPANY SHARES

2.1 The Merger.

(a) The Merger.  On the terms and subject to the conditions of this Agreement, the Plan of Merger, and the Laws of North Carolina and Delaware, the Company shall merge into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the “Surviving Company”).

(b) Governing Documents.  The articles of incorporation of the Buyer in effect at the Effective Time (as defined below) shall be the articles of incorporation of the Surviving Company until further amended in accordance with applicable law. The bylaws of the Buyer in effect at the Effective Time shall be the bylaws of the Surviving Company until further amended in accordance with applicable law.

(c) Directors and Officers.  From and after the Effective Time, (i) subject to Section 6.2(b)(i), until successors or additional directors are duly elected or appointed in accordance with applicable law, the directors of the Buyer at the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of the Buyer at the Effective Time shall be the officers of the Surviving Company.

(d) Approval.  The parties hereto shall take and cause to be taken all action necessary for the corporate approval and authorization of (i) this Agreement and the other documents contemplated hereby (including without limitation the Plan of Merger) and (ii) the Merger and the other transactions contemplated hereby.

(e) Effective Time.  The Merger shall become effective on the date and at the time of filing of the articles of merger in respect of the Merger, in the form required by and executed in accordance with the Laws of North Carolina and Delaware, or at such other time specified therein. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

(f) Filing of Articles of Merger.  At the Closing, the Buyer and the Company shall cause the articles of merger (containing the Plan of Merger) in respect of the Merger to be executed and filed with the Secretary of State of North Carolina and the Secretary of the State of Delaware, as required by the Laws of North Carolina and Delaware, and shall take any and all other actions and do any and all other things to cause the Merger to become effective as contemplated hereby.

2.2 Company Shares.

(a) Each share of the Company’s common stock (the “Company Shares”), par value $0.01 per share, issued and outstanding, except for Company Shares held by the Buyer and its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or as collateral for outstanding loans made by the Buyer or its subsidiaries), shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and converted at the Effective Time into the right to receive the Merger Consideration (as defined below) in accordance with this Article II. Each holder of certificates representing any such Company Shares shall thereafter cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration.

(b) Notwithstanding anything contained in this Section 2.2 to the contrary, any Company Shares held in the treasury of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment shall be made with respect thereto.

(c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Company, they shall be canceled, and exchanged and converted into the Merger Consideration as provided for herein.

2.3 Merger Consideration.

(a) Subject to Sections 2.4, 2.5 and 9.1(h), at the Effective Time, the holders of Company Shares outstanding at the Effective Time, other than the Buyer and its Affiliates in the cases set forth above, shall be entitled to receive, and the Buyer shall issue and deliver, a number of shares of the Buyer’s Stock representing 1.15 shares of the Buyer’s Stock for each Company Share (the “Per Share Stock Consideration”). The foregoing consideration, collectively and in the aggregate, shall be referred to herein as the “Merger Consideration.”

(b) In the event the Buyer changes the number of shares of the Buyer’s Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock (each such event, a “Stock Adjustment”) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) is prior to such Effective Time, the Exchange Ratio shall be appropriately and proportionately adjusted to reflect such change.

(c) No fractional shares of the Buyer’s Stock shall be issued or delivered in connection with the Merger. In lieu of any such fractional share, each holder of Company Shares who would otherwise have been entitled to a fraction of a share of the Buyer’s Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Market Value of one share of the Buyer’s Stock on the trading day immediately prior to the Effective Time.

2.4 Closing Payment.  No later than the Effective Time, the Buyer shall deposit with an exchange and transfer agent selected by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, a certificate or certificates representing the aggregate number of shares of the Buyer’s Stock to be issued and paid as the Merger Consideration in accordance with the provisions of this Agreement. The Exchange Agent shall deliver the Merger Consideration in accordance with the procedures set forth in Section 2.5 below.

2.5 Exchange Procedures.

(a) As promptly as practicable after the Effective Time, but in no event later than 10 Business Days after the Effective Time, the Buyer shall mail, or cause the Exchange Agent to mail, to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of such certificates in exchange for payment of the Merger Consideration (such materials, collectively, the “Transmittal Letter”). The Transmittal Letter shall be in such form as the Buyer and the Company agree.

(b) After the Effective Time, the Buyer shall cause the Exchange Agent to deliver the Merger Consideration in accordance with the provisions of this Agreement to each holder of Company Shares who has properly delivered a Transmittal Letter and surrendered its certificate or certificates representing its shares of Company Stock to the Exchange Agent. The Buyer shall not be obligated to deliver any of the Merger Consideration until such holder properly delivers a completed Transmittal Letter and surrenders the certificate(s) representing such holder’s Company Shares (or executes such documentation as appropriate in connection with lost or otherwise misplaced certificates). Any other provision of this Agreement notwithstanding, neither the Buyer nor the Exchange Agent shall be liable to any holder of Company Shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

(c) To the extent permitted by applicable Law, after the Effective Time, former shareholders of record of the Company shall be entitled to vote at any meeting of the Buyer’s shareholders the number of whole shares of the Buyer’s Stock into which their respective Company Shares are converted pursuant to the Merger, regardless of whether such holders have exchanged their certificates representing such Company Shares for certificates representing the Buyer’s Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Buyer on the Buyer’s Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of the Buyer’s Stock issuable pursuant to this Agreement, but beginning at such Effective Time, no dividend or other distribution payable to the holders of record of the Buyer’s Stock as of any time subsequent to such Effective Time shall be delivered to the holder of any certificate representing any of the Company Shares issued and outstanding at such Effective Time until such holder surrenders such certificate for exchange as provided in this Section 2.5. However, upon surrender of such certificate(s), both the certificate(s) representing the shares of the Buyer’s Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

2.6 Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger and who properly shall have demanded payment for such shares in accordance with Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them, plus accrued interest, in accordance with the provisions of Delaware Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or otherwise lost their rights to appraisal of such shares under Delaware Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.5 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. The Company shall give the Buyer (i) prompt notice of any written demands for payment of fair value of any Company Shares, attempted withdrawals of any such demands or any other instruments served pursuant to Delaware Law and received by the Company relating to shareholders’ rights to demand payment of fair value of Company Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Delaware Law consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of the Buyer, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law.

2.7 Company Stock Options.

(a) At the Effective Time, each right to purchase Company Shares pursuant to stock options (“Company Options”) granted by the Company under the Company Option Plan that are outstanding at the Effective Time of the Merger shall be converted into and become rights with respect to the Buyer’s Stock, and the Buyer shall assume each Company Option, in accordance with the terms of the Company Option Plan and the stock option agreement by which such Company Option is evidenced, except that from and after such Effective Time: (i) the Buyer and its compensation committee shall be substituted for the Company and the compensation committee of its board of directors (including if applicable, the entire Board of Directors of the Company) administering the Company Option Plan; (ii) the Company Options assumed by the Buyer may be exercised solely for shares of the Buyer’s Stock; (iii) the number of shares of the Buyer’s Stock subject to such converted Company Options shall be equal to the number of Company Shares subject to such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the next highest share; and (iv) the per-share exercise price under each such converted Company Option shall be adjusted by dividing the exercise price of the Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest cent.

(b) In addition, notwithstanding clauses (ii), (iii) and (iv) of Section 2.7(a), each assumed Company Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

(c) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto, and the grants pursuant to such Company Option Plan shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by the above subsection (a) after giving effect to the Merger), and the Buyer shall comply with the terms of the Company Option Plan to ensure, to the extent required by, and subject to the provisions of, the Company Option Plan, that the Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after such Effective Time. At or prior to the Effective Time, and at all times thereafter, the Buyer shall have reserved a sufficient number of shares of the Buyer’s Stock for issuance upon exercise of the Company Options assumed by it in accordance with this Section 2.7. The Buyer agrees to file as promptly as practicable, and in no event later than 45 days, after the Effective Time, a registration statement on Form S-8 covering the shares of the Buyer’s Stock issuable pursuant to the Company Options.

ARTICLE III

THE CLOSING

3.1 Closing.  The Closing of the Merger shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina as soon as reasonably practical after all conditions to Closing have been met, or on such other date or at such other location as the Buyer and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties will execute, deliver and file all documents necessary to effect the transactions contemplated herein.

3.2 Deliveries by the Company.  At or by the Closing, the Company shall have executed and delivered or caused to be executed and delivered the following documents:

(a) the agreements, opinions, certificates, instruments and other documents contemplated in Section 8.3;

(b) articles of merger (containing the Plan of Merger) giving effect to the Merger; and

(c) all other documents, certificates and instruments required hereunder to be delivered to the Buyer, or as may reasonably be requested by the Buyer at or prior to the Closing.

3.3 Deliveries by the Buyer.  At or by the Closing, the Buyer shall have executed and delivered or caused to be executed and delivered the following documents:

(a) the agreements, opinions, certificates, instruments and other documents contemplated in Section 8.2;

(b) articles of merger (containing the Plan of Merger) giving effect to the Merger;

(c) the Employment Agreement; and

(d) all other documents, certificates and instruments required hereunder to be delivered to the Company, or as may reasonably be requested by the Company at or prior to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company’s Disclosure Schedule, the Company represents and warrants to the Buyer that each of the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1 Organization, Standing and Power.

(a) The Company is a savings and loan holding company registered with the Office of Thrift Supervision. The Company Bank is a federal savings association organized under the laws of the United States of America and is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Company Bank are fully insured by the FDIC to the extent permitted by Law.

(b) Each of the Company and its subsidiaries is either a federal savings association or a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its subsidiaries has the corporate or other applicable power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets. Each of the Company and its subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

4.2 Authority; No Conflicts.

(a) Subject to required regulatory and shareholder approvals, the Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Company’s obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (and by Closing, all such shareholder action) in respect thereof on the part of the Company. This Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

(b) Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s certificate of incorporation or bylaws or any other similar governing document, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company or any of its subsidiaries under, any Contract or Permit of the Company or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) violate any Law or Order applicable to the Company or any of its subsidiaries or any of their Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement.

4.3 Capital Stock; Subsidiaries.

(a) The authorized capital stock of the Company consists solely of (i) 3,600,000 shares of common stock, par value $0.01 per share, of which 1,789,981 shares are issued and outstanding as of the date of this Agreement and (ii) 400,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date of this Agreement. Except for such shares, there are no shares of capital stock or other equity securities of the Company outstanding. The authorized capital stock of the Company Bank consists of 20,000,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Company, and except for such shares, there are no shares of capital stock or other equity securities of the Company Bank outstanding. Section 4.3 of the Company’s Disclosure Schedule lists all of the Company’s direct and indirect subsidiaries other than the Company Bank as of the date of this Agreement. The Company or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

(b) All of the issued and outstanding shares of capital stock of the Company and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of the Company or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons. Except as set forth on Section 4.3 of the Company’s Disclosure Schedule, no equity securities of any subsidiary of the Company are or may become required to be issued (other than to the Company or any of its subsidiaries) by reason of any Rights, and there are no Contracts by which any subsidiary of the Company is bound to issue (other than to the Company or subsidiary of the Company) additional shares of its capital stock or Rights or by which the Company or any of its subsidiaries is or may be bound to transfer any shares of the capital stock of any subsidiary of the Company (other than to the Company or any of its subsidiaries). There are no equity securities reserved for any of the foregoing purposes, and there are no Contracts relating to the rights of the Company or any of its subsidiaries to vote or to dispose of any shares of the capital stock of any subsidiary of the Company.

4.4 SEC Reports; Company Financial Statements.

(a) The Company has filed and made available to the Buyer all forms, reports, and documents required to be filed by the Company with the SEC since December 31, 2003 (collectively, the “Company SEC Reports”). Except as set forth on Section 4.4 of the Company Disclosure Schedule, the Company SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports, or other documents with the SEC.

(b) Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and fairly presented or will fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

4.5 Absence of Undisclosed Liabilities.  Neither the Company nor any of its subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Company, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Company as of June 30, 2006 included in the Company Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 2006. Neither the Company nor any of its subsidiaries has incurred or paid any Liability since June 30, 2006, except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Company. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Company or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

4.6 Absence of Certain Changes or Events.  Since June 30, 2006, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company, and (ii) each of the Company and its subsidiaries has conducted in all Material respects its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

4.7 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of any of the Company and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 2006, and, to the Knowledge of the Company, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Company, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Company or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Material Taxes due or to become due for any of the Company or its subsidiaries for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

(d) Each of the Company and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instances of noncompliance and such omissions as could not reasonably be expected to have a Material Adverse Effect on the Company.

(e) None of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(f) There are no Material Liens with respect to Taxes upon any of the Assets of the Company and its subsidiaries.

(g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Company and its subsidiaries that occurred during any Taxable Period in which any of the Company and its subsidiaries has incurred a net operating loss that carries over to another Taxable Period ending after June 30, 2006.

(h) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Buyer, which consent will not be unreasonably withheld.

(i) Neither the Company nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

4.8 Assets.  Each of the Company and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for Liens to secure public deposits in the ordinary course of business consistent with past practice. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all tangible properties used in the businesses of the Company and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all Assets held under leases or subleases by any of the Company and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Company and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Company or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Company and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

4.9 Real Property.

(a) The Company has valid, good and marketable fee simple title to all Real Property owned, leased or operated in whole or in part by the Company (the “Company Real Property”), free and clear of all Liens other than Permitted Real Property Encumbrances.

(b) The Company Real Property, and the improvements, buildings and structures thereon (the “Company Improvements”), (i) constitute all of the Real Property used or operated by the Company and (ii) may continue to be used for the operation of its business as currently operated by the Company after the Closing. The current and anticipated use of the Company Real Property and the Company Improvements is not a pre-existing, nonconforming use, and no notice of the violation of any Law or legal requirement has been received by the Company.

(c) There are no pending, or, to the knowledge of the Company, threatened, or contemplated condemnation, expropriation or other proceedings (nor is there any basis for any such action) affecting the Company Real Property, or any part thereof, or of any assessments made or threatened with respect to the Company Real Property or any part thereof, or of any sales or other disposition of the Company Real Property, or any part thereof, in lieu of condemnation.

(d) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Real Property, or any portion thereof or interest therein.

(e) To the Knowledge of the Company, no Company Improvement encroaches upon any other property, and there are no encroachments by other buildings or improvements onto the Company Real Property.

4.10 Securities Portfolio and Investments.  All securities owned by the Company or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits in the ordinary course of business consistent with past practice and Liens that could not reasonably be expected to have a Material Adverse Effect on the Company. There are no voting trusts or other agreements or undertakings to which the Company or any of its subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency or municipal securities and except as set forth on Section 4.10 of the Company Disclosure Schedule, since June 30, 2006, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Company and its subsidiaries, taken as a whole.

4.11 Environmental Matters.

(a) To the Knowledge of the Company, the Participation Facilities and Loan Collateral of the Company and it subsidiaries are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Company and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company or any of its subsidiaries or any of its Participation Facilities, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Company.

(c) To the Knowledge of the Company, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any of its Loan Collateral (or the Company or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that is could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) To the Knowledge of the Company, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

(e) To the Knowledge of the Company, during and prior to the period of (i) any of the Company’s or its subsidiaries’ ownership or operation of any of their respective current properties, (ii) any of the Company’s or its subsidiaries’ participation in the management of any Participation Facility, or (iii) any of the Company’s or subsidiaries’ holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

4.12 Compliance with Laws.  Each of the Company and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Company, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company or its subsidiaries: (i) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (a) asserting that any of the Company and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company, (b) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Company, or (c) requiring the Company or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) except as set forth on Section 4.12 of the Company Disclosure Schedule, to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

4.13 Labor Relations.  Neither the Company nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or threatened, or to the Knowledge of the Company, is there any activity involving any of the Company’s or its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.14 Employee Benefit Plans.

(a) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of all Benefit Plans of the Company.

(b) Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, all Benefit Plans of the Company are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Neither the Company nor any of its subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, ever maintained by the Company or its subsidiaries that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which the Company or any of its subsidiaries has any Liability, is disclosed as such in Section 4.14(c) of the Company’s Disclosure Schedule.

(d) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Company Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after June 30, 2002, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(e) Each Company ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Company ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Company Benefit Plan, to the Knowledge of the Company, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect on the Company. There is no Material Litigation pending or, to the Knowledge of the Company, threatened relating to any Company ERISA Plan.

(f) Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Company or any of its subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts that could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company or any of its subsidiaries nor any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Company or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability could reasonably be expected to have a Material Adverse Effect on the Company. No oral or written representation or communication with respect to any aspect of the Company Benefit Plans has been made to employees of the Company or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Company.

(g) Neither the Company nor any of its subsidiaries maintains or has ever maintained a Company Pension Plan.

(h) Neither the Company nor any of its subsidiaries has any Material obligation for retiree health and retiree life benefits under any of the Company Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(i) Except as set forth in Section 4.14(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or it subsidiaries from the Company or any of its subsidiaries under any Company Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

4.15 Material Contracts.

(a) Except as set forth on Section 4.15 of the Company’s Disclosure Schedule, none of the Company or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Company or its subsidiaries or the guarantee by the Company or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-QSB filed by the Company with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Company’s Form 10-QSB filed for the fiscal quarter ended March 31, 2007, or in another SEC document (together with all Contracts referred to in Sections 4.8 and 4.14 of this Agreement, the “Company Contracts”).

(b) With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) none of the Company or its subsidiaries is in Default hereunder, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company, in Default in any respect, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company, or has repudiated or waived any Material provision thereunder. Except for Federal Reserve or Federal Home Loan Bank advances, all of the indebtedness of the Company and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

4.16 Legal Proceedings.  There is no Litigation instituted or pending, or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Company or its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company. There is no Litigation to which the Company or any of its subsidiaries is a party that names the Company or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

4.17 Proprietary Rights.

(a) Ownership and Right to Use.  The Company owns, has been granted a license to use or otherwise has the right to use all of the Intellectual Property that it uses, or holds for use, in its business (the “Company Proprietary Rights”).

(b) Trade Secrets.  The Company has taken efforts that are reasonable under the circumstances to prevent unauthorized disclosure to any other Person of such portions of the Company’s trade secrets that would enable such Person to compete with the Company within the scope of the Company’s business as now conducted and as presently proposed to be conducted.

(c) No Infringement.  The Company has not interfered with, infringed upon or misappropriated the Intellectual Property of any other Person and the continued operation of the Company’s business by the Buyer, in the manner that such business is currently conducted or proposed to be conducted, will not interfere with, infringe upon or misappropriate the Intellectual Property of any other Person. To the Knowledge of the Company, no Person is interfering with, infringing upon or misappropriating any Company Proprietary Right. No claim has been asserted against the Company by any Person: (i) that such Person has any right, title or interest in or to any of the Company Proprietary Rights; (ii) that such Person has the right to use any of the Company Proprietary Rights; (iii) to the effect that any past, present or projected act or omission by the Company infringes the Intellectual Property of such Person; or (iv) that challenges the Company’s right to use any of the Company Proprietary Rights. No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

4.18 Reports.  Since the date of its organization, each of the Company and its subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Company. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

4.19 Registration Statement; Proxy Statement.  Subject to the accuracy of the representations contained in Section 5.19, the information supplied by the Company or its subsidiaries for inclusion in the registration statement (the “Registration Statement”) covering the shares of the Buyer’s Stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by or on behalf of the Company and its subsidiaries for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company to consider, at a special meeting (the “Shareholder Meeting”), the Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or its subsidiaries or any of their affiliates, officers or directors should be discovered by the Company or its subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform the Buyer and, at the Buyer’s request, assist in the preparation of an amendment for filing with the SEC. The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer and its subsidiaries, including information that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

4.20 Accounting, Tax, and Regulatory Matters.  To the Knowledge of the Company, none of the Company or its subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement.

4.21 State Takeover Laws.  Each of the Company and its subsidiaries has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations of the State of Delaware.

4.22 Charter Provisions.  Each of the Company and its subsidiaries has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws, or other governing instruments of any of them or restrict or impair the ability of the Buyer or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, the capital stock of the Company or any of its subsidiaries that may be directly or indirectly acquired or controlled by it.

4.23 Records.  Complete and accurate copies of the articles of incorporation or charter and bylaws of each of the Company and its subsidiaries have been made available to the Buyer. The stock book of each such Person contains, in all Material respects, complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.

4.24 Derivatives.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Company or it subsidiaries or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

4.25 Certain Regulated Businesses.  Neither the Company nor any of its subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.26 Commissions.  Other than Howe Barnes Hoefer & Arnett, Inc., no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Company, any of its subsidiaries or any of the Company’s shareholders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth on the Buyer’s Disclosure Schedule, the Buyer represents and warrants to the Company that each of the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

5.1 Organization.

(a) The Buyer is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended and the North Carolina Commissioner of

Banks. The Buyer Bank is a state chartered bank incorporated under North Carolina Law and is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Buyer Bank are fully insured by the FDIC to the extent permitted by Law.

(b) Each of the Buyer and the Buyer Bank is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets. Each of the Buyer and the Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.2 Authority; No Conflicts.

(a) Subject to required regulatory and shareholder approvals, the Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of and performance of the Buyer’s obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (and by Closing, all such shareholder action) in respect thereof on the part of the Buyer. This Agreement represents a legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Buyer’s articles of incorporation or bylaws or any similar governing documents, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Buyer or any of its subsidiaries under, any Contract or Permit of the Buyer or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, or (iii) subject to obtaining the requisite Consents referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to the Buyer or any of its subsidiaries or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Buyer of the Merger and the other transactions contemplated in this Agreement.

5.3 Buyer’s Stock; Subsidiaries.

(a) The authorized capital stock of the Buyer consists of 20,000,000 shares of common stock, no par value per share, of which 14,392,803 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock or other equity securities of the Buyer outstanding. The authorized capital stock of the Buyer Bank consists of 2,500,000 shares of common stock, $5.00 par value per share, of which 1,134,042 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Buyer, and except for such shares, there are no shares of capital stock of the Buyer Bank outstanding. Section 5.3 of the Buyer’s Disclosure Schedule lists all of the Buyer’s direct and indirect subsidiaries other than the Buyer Bank as of the date of this Agreement. Except as set forth on Section 5.3 of the Buyer’s Disclosure Schedule, the Buyer or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

(b) All of the issued and outstanding shares of capital stock of the Buyer and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable. Shares of the Buyer’s Stock to be issued hereunder are duly authorized and, upon issuance, will be validly issued and outstanding and fully paid and nonassessable, free and clear of any Liens, pledges or encumbrances. None of the outstanding shares of capital stock of the Buyer or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons, and none of the shares of the Buyer’s Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past shareholders of the Buyer.

5.4 SEC Filings; Buyer Financial Statements.

(a) The Buyer has filed and made available to the Company all forms, reports, and documents required to be filed by the Buyer with the SEC since December 31, 2003 (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Buyer’s subsidiaries is required to file any forms, reports, or other documents with the SEC.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of the Buyer and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

5.5 Absence of Undisclosed Liabilities.  Except as set forth in Section 5.5 of the Buyer’s Disclosure Schedule, neither the Buyer nor any of its subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Buyer, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Buyer as of December 31, 2006 included in the Buyer Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 2006. Neither the Buyer nor any of its subsidiaries has incurred or paid any Liability since December 31, 2006, except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Buyer. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Buyer or any of its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.6 Absence of Certain Changes or Events.  Since December 31, 2006, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer, and (ii) each of the Buyer and its subsidiaries has conducted, in all Material Respects, its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.7 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of any of the Buyer and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2006, and, to the Knowledge of the Buyer, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Buyer, except to the extent reserved against in the Buyer Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Buyer or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Material Taxes due or to become due for any of the Buyer or its subsidiaries for the period or periods through and including the date of the respective Buyer Financial Statements has been made and is reflected on such Buyer Financial Statements.

(d) Each of the Buyer and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instances of noncompliance and such omissions as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(e) None of the Buyer and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(f) There are no Material Liens with respect to Taxes upon any of the Assets of the Buyer and its subsidiaries.

(g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Buyer and its subsidiaries that occurred during any Taxable Period in which any of the Buyer and its subsidiaries has incurred a net operating loss that carries over to another Taxable Period ending after December 31, 2006.

(h) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Company, which consent will not be unreasonably withheld.

(i) Neither the Buyer nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.8 Assets.  Each of the Buyer and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets. Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, all tangible properties used in the businesses of the Buyer and its subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices. Except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, all Assets held under leases or subleases by any of the Buyer and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Buyer and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Buyer or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Buyer and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

5.9 Real Property.

(a) The Buyer has valid, good and marketable fee simple title to all Real Property owned, leased or operated in whole or in part by the Buyer (the “Buyer Real Property”), free and clear of all Liens other than Permitted Real Property Encumbrances.

(b) The Buyer Real Property, and the improvements, buildings and structures thereon (the “Buyer Improvements”), (i) constitute all of the real property used or operated by the Buyer and (ii) may continue to be used for the operation of its business as currently operated by the Buyer after the Closing. The current and anticipated use of the Buyer Real Property and the Buyer Improvements is not a pre-existing, nonconforming use, and no notice of the violation of any Law or legal requirement has been received by the Buyer.

(c) There are no pending, or to the Knowledge of the Buyer, threatened or contemplated condemnation, expropriation or other proceedings (nor is there any basis for any such action) affecting the Buyer Real Property, or any part thereof, or of any assessments made or threatened with respect to the Buyer Real Property or any part thereof, or of any sales or other disposition of the Buyer Real Property, or any part thereof, in lieu of condemnation.

(d) The Buyer does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Buyer Real Property, or any portion thereof or interest therein.

(e) To the Knowledge of the Buyer, no Buyer Improvement encroaches upon any other property, and there are no encroachments by other buildings or improvements onto the Buyer Real Property.

5.10 Securities Portfolio and Investments.  All securities owned by the Buyer or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits in the ordinary course of business consistent with past practice and those Liens that could not reasonably be expected to have a Material Adverse Effect on the Buyer. There are no voting trusts or other agreements or undertakings to which the Buyer or any of its subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since December 31, 2006, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Buyer and its subsidiaries, taken as a whole.

5.11 Environmental Matters.

(a) To the Knowledge of the Buyer, the Participation Facilities and Loan Collateral of the Buyer and its subsidiaries are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b) To the Knowledge of the Buyer, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Buyer and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Buyer or any of its subsidiaries or any of its Participation Facilities, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(c) To the Knowledge of the Buyer, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of its Loan Collateral (or the Buyer or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(d) To the Knowledge of the Buyer, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections (b) or (c), except such could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(e) To the Knowledge of the Buyer, during and prior to the period of (i) any of the Buyer’s or its subsidiaries’ ownership or operation of any of their respective current properties, (ii) any of the Buyer’s or its subsidiaries’ participation in the management of any Participation Facility, or (iii) any of the Buyer’s or subsidiaries’ holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.12 Compliance with Laws.  Each of the Buyer and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Buyer, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer. None of the Buyer or its subsidiaries: (i) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Buyer; and (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (a) asserting that any of the Buyer and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Buyer, (b) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse Effect on the Buyer, or (c) requiring the Buyer or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. The most recent regulatory rating given to the Buyer as to compliance with the Community Reinvestment Act was “satisfactory” or better.

5.13 Labor Relations.  Neither the Buyer nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or threatened, or to the Knowledge of the Buyer, is there any activity involving any of the Buyer’s or its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14 Employee Benefit Plans.

(a) The Buyer has made available to the Company prior to the execution of this Agreement correct and complete copies in each case of all Buyer Benefit Plans.

(b) All Buyer Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(c) Neither the Buyer nor any of its subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, ever maintained by the Buyer or its subsidiaries that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which the Buyer or any of its subsidiaries has any Liability, is disclosed as such in Section 5.14 of the Buyer’s Disclosure Schedule.

(d) The Buyer has made available to the Company prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Buyer Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Buyer Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 2001, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Buyer Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(e) Each Buyer ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Buyer, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Buyer ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and to the Knowledge of the Buyer, there is no circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Buyer Benefit Plan, to the Knowledge of the Buyer, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect on the Buyer. There is no Material Litigation pending or, to the Knowledge of the Buyer, threatened relating to any Buyer ERISA Plan.

(f) Neither the Buyer nor any of its subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Buyer or any of its subsidiaries to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts that could reasonably be expected to have a Material Adverse Effect on the Buyer. Neither the Buyer or any of its subsidiaries nor any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Buyer or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability could reasonably be expected to have a Material Adverse Effect on the Buyer. No oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans has been made to employees of the Buyer or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(g) Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Buyer Pension Plan, (ii) no Material change in the actuarial assumptions with respect to any Buyer Pension Plan, and (iii) no Material increase in benefits under any Buyer Pension Plan as a result of plan amendments or changes in applicable Law, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer. Neither any Buyer Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Buyer or its subsidiaries, or the single-employer plan of any entity that is considered one employer with the Buyer under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a “Buyer ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a Buyer Pension Plan or any single-employer plan of a Buyer ERISA Affiliate have or will be timely made and there is no Lien or expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither the Buyer nor any of its subsidiaries has provided, or is required to provide, security to a Buyer Pension Plan or to any single-employer plan of a Buyer ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by the Buyer, except to the extent any failure that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(h) No Liability under Title IV of ERISA has been or is expected to be incurred by the Buyer or it subsidiaries with respect to any defined benefit plan currently or formerly maintained by any of them or by any Buyer ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums which have been paid when due), except to the extent any failure could not reasonably be expected to have a Material Adverse Effect on the Buyer.

(i) Neither the Buyer nor any of its subsidiaries has any Material obligation for retiree health and retiree life benefits under any of the Buyer Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Buyer or it subsidiaries from the Buyer or any of its subsidiaries under any Buyer Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Buyer Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

5.15 Material Contracts.

(a) Except as set forth on Section 5.15 of the Buyer’s Disclosure Schedules, none of the Buyer or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Buyer or its subsidiaries or the guarantee by the Buyer or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-Q filed by the Buyer with the SEC as of the date of this Agreement that has not been filed as an exhibit to the Buyer’s Form 10-Q filed for the fiscal quarter ended March 31, 2007, or in another SEC document (together with all Contracts referred to in Sections 5.8 and 5.14 of this Agreement, the “Buyer Contracts”).

(b) With respect to each Buyer Contract: (i) the Contract is in full force and effect; (ii) none of the Buyer or its subsidiaries is in Default hereunder, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer; (iii) neither the Buyer nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Buyer, in Default in any respect, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Buyer, or has repudiated or waived any Material provision thereunder. Except for Federal Reserve or Federal Home Loan Bank advances, all of the indebtedness of the Buyer and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

5.16 Legal Proceedings.  There is no Litigation instituted or pending, or, to the Knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Buyer or its subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer. There is no Litigation as of the date of this Agreement to which the Buyer or any of its subsidiaries is a party and that names the Buyer or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $250,000 or more.

5.17 Proprietary Rights.

(a) Ownership and Right to Use.  The Buyer owns, has been granted a license to use or otherwise has the right to use all of the Intellectual Property that it uses, or holds for use, in its business (the “Buyer Proprietary Rights”).

(b) Trade Secrets.  The Buyer has taken efforts that are reasonable under the circumstances to prevent unauthorized disclosure to any other Person of such portions of the Buyer’s trade secrets that would enable such Person to compete with the Buyer within the scope of the Buyer’s business as now conducted and as presently proposed to be conducted.

(c) No Infringement.  The Buyer has not interfered with, infringed upon or misappropriated the Intellectual Property of any other Person and the continued operation of the Buyer’s business by the Company, in the manner that such business is currently conducted or proposed to be conducted, will not interfere with, infringe upon or misappropriate the Intellectual Property of any other Person. To the Knowledge of the Buyer, no Person is interfering with, infringing upon or misappropriating any Buyer Proprietary Right. No claim has been asserted against the Buyer by any Person: (i) that such Person has any right, title or interest in or to any of the Buyer Proprietary Rights; (ii) that such Person has the right to use any of the Buyer Proprietary Rights; (iii) to the effect that any past, present or projected act or omission by the Buyer infringes the Intellectual Property of such Person; or (iv) that challenges the Buyer’s right to use any of the Buyer Proprietary Rights. No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

5.18 Reports.  Since the date of its organization, each of the Buyer and its subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Buyer. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.19 Registration Statement; Proxy Statement.  Subject to the accuracy of the representations contained in Section 4.19, the Registration Statement covering the shares of the Buyer’s stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. Subject to the accuracy of the representations contained in Section 4.19, the Proxy Statement to be sent to the shareholders of the Company to consider, at the Shareholder Meeting, the Merger, will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or the Buyer Bank or any of their affiliates, officers or directors should be discovered by the Buyer or the Buyer Bank that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Buyer or the Buyer Bank will promptly inform the Company and prepare an amendment for filing with the SEC, subject to review and approval of the Company, which approval shall not be unreasonably withheld or delayed. The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied by the Company and its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

5.20 Accounting, Tax, and Regulatory Matters.  To the Knowledge of the Buyer, none of the Buyer or it subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement.

5.21 Derivatives.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Buyer or it subsidiaries or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.22 Certain Regulated Businesses.  Neither the Buyer nor any of its subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended.

5.23 Commissions.  Other than Raymond James & Associates, Inc., no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer, any of its subsidiaries or any of the Buyer’s shareholders.

ARTICLE VI

COVENANTS

6.1 Covenants of the Company.

(a) Ordinary Conduct of Business.  Except as otherwise expressly permitted by this Agreement, the Company will, and will cause each of its subsidiaries to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons. Additionally, except as otherwise contemplated by this Agreement or as set forth on Section 6.1(a) of the Company’s Disclosure Schedule, the Company will not, and it will not permit its subsidiaries to, do any of the following without the prior written consent of the Buyer, which consent will not be unreasonably withheld or delayed:

(i) amend its governing documents;

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options (including the grant of reload options in connection with the exercise of existing stock options) or other equity equivalents of any class or any other of its securities, or amend any of the terms of any securities outstanding as of the date hereof; provided that nothing in this Section 6.1(a)(ii) shall preclude the holders of Company stock options that have vested in accordance with their terms and the terms of the plan or plans under which such stock options were issued from exercising such stock options for the purchase of Company common stock, and provided further that any such permitted exercise shall not result in the grant of any reload options;

(iii) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, (except for regular quarterly cash dividends paid in accordance with past practice at the rate of $0.64 per share per annum, including the payment of any quarterly portion thereof as is necessary to prevent the Company’s shareholders from failing to receive a quarterly dividend from either the Company or the Buyer during any particular calendar quarter), or (C) redeem or otherwise acquire any of its securities;

(iv) (A) incur or assume any long-term or short-term debt or issue any debt securities other than in the ordinary course of business consistent with past practice or (B) other than in the ordinary course of business consistent with past practice assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice, but in any event not to exceed an amount per loan of $400,000, pledge or otherwise encumber shares of its capital stock, (D) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice or (E) prepay or accelerate amortization of any outstanding Company ESOP indebtedness;

(v) except as required by Law or as contemplated herein, adopt or amend any Benefit Plan;

(vi) except as provided in Section 6.2(c), grant to any director or executive officer or employee any stock options or increase in his or her compensation or pay or agree to pay to any such person other than in the ordinary course of business consistent with past practices any bonus, severance, change of control or termination payment, specifically including any such payment that becomes payable upon termination of such Person by it after the Closing;

(vii) enter into or amend any employment Contract;

(viii) acquire, sell, lease or dispose of any assets outside the ordinary course of business, or any other assets that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business consistent with past practice;

(ix) change or modify any of the accounting principles or practices used by it or revalue in any Material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP;

(x) (A) enter into, cancel or modify any Contract other than in the ordinary course of business consistent with past practices, but not in any event involving an amount in excess of $10,000; (B) authorize or make any capital expenditure or expenditures that, individually or in the aggregate, are in excess of $25,000; or (C) enter into or amend any Contract with respect to any of the foregoing;

(xi) pay, discharge or satisfy, cancel, waive or modify any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;

(xii) settle or compromise any pending or threatened suit, action or claim in an amount greater than $10,000 per claim or $50,000 in the aggregate;

(xiii) take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied; or

(xiv) agree, whether in writing or otherwise, to do any of the foregoing.

(b) Consents.  The Company will exercise its best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby, including without limitation from the appropriate Governmental Authorities and the parties to those Contracts listed on Section 4.2 of the Company’s Disclosure Schedule such that such Contracts shall survive the Merger and not be breached thereby.

(c) Shareholder Approval.  Subject to Section 6.1(d), the Company will, at the earliest practicable date, hold the Shareholder Meeting and take all lawful action to solicit the approval and adoption of this Agreement (and the related Plan of Merger) and the Merger by the requisite vote. In connection with such shareholder meeting, subject to Section 6.1(d), the Company’s board of directors will recommend to the Company’s shareholders such approvals. Such recommendation shall be contained in the Proxy Statement.

(d) Acquisition Proposals.

(i) The Company shall not, and shall not permit any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries to, directly or indirectly, (x) take any action to solicit, initiate or encourage any Acquisition Proposal, or (y) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, the Company shall, and shall cause its subsidiaries and the Affiliates, representatives, advisers and agents of the Company and its subsidiaries to, cease doing any of the foregoing.

(ii) Notwithstanding the foregoing, in the event of the receipt by the Company or any of its subsidiaries of an Acquisition Proposal and (x) the Company’s board of directors concludes in good faith that there is a reasonably likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (y) neither the Company nor any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries solicited, initiated or encouraged such Acquisition Proposal, the Company may furnish to any party information and access in response to a request for information or access made incident to such Acquisition Proposal and may participate in discussions and negotiate with such party concerning its Acquisition Proposal to the extent that the Company’s board of directors shall have determined, based upon the advice of outside counsel experienced in such matters, that failing to take such action would violate the directors’ fiduciary duties under applicable Law; provided, however, that prior to providing any nonpublic information permitted to be provided by this subsection (ii), the Company and its subsidiaries shall have entered into a confidentiality agreement with such third party on terms no less favorable to them than contained in the Confidentiality Agreements.

(iii) Unless this Agreement has been terminated in accordance with the provisions hereof, the board of directors of the Company shall notify the Buyer immediately of any and all communications regarding or in anticipation of an Acquisition Proposal and of any Acquisition Proposals that are made, and shall in such notice indicate in reasonable detail, to the extent reasonably possible, the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep the Buyer promptly advised of all developments relating thereto or that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. Unless this Agreement has been terminated, neither the Company nor any of its subsidiaries shall waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of the Company or any of its subsidiaries.

(e) Employee Benefit Plans.

(i) The Company shall, prior to the Effective Time, in accordance with applicable law and the terms of the relevant plan documents, (A) take all actions as may be necessary to satisfy or pay in full all obligations of the Company or its subsidiaries under the following plans (to the extent due and payable prior to the Effective Time) and to terminate such plans: the 1998 Recognition and Retention Plan, the 2003 Long-Term Incentive Stock Benefit Plan, and the First Federal Savings and Loan Association of Cheraw Non-Qualified Supplemental Plan; (B) comply with the applicable provisions of Code Section 409A and the regulations promulgated thereunder and IRS Notice 2005-1, including amending such plans if required, such that no interest or additional tax is payable under Section 409A(a)(1)(B) of the Code; (C) with respect to the First Federal Savings and Loan Association of Cheraw Non-Qualified Supplemental Plan, obtain from each participant receiving payment thereunder an acknowledgment acknowledging the payment of the amounts due and releasing the Buyer, Buyer Bank, the Company and Company Bank from any further obligations thereunder; and (D) provide to the Buyer written evidence, in form reasonably acceptable to the Buyer, that the Company has complied with the provisions of this paragraph.

(ii) With respect to the First Federal Savings and Loan Association of Cheraw Restated Non-Qualified Deferred Compensation Plan, the Company and Company Bank shall, prior to the Effective Time, comply with the applicable provisions of Code Section 409A and the regulations promulgated thereunder and IRS Notice 2005-1, including amending such Plan if required, such that no interest or additional tax is payable under Section 409A(a)(1)(B) of the Code. As of the Effective Time, the Buyer shall assume and honor Company and Company Bank’s obligations under such Plan.

(iii) With respect to the Great Pee Dee Bancorp, Inc. and First Federal Savings and Loan Association of Cheraw Deferred Compensation Plan for Directors (the “2002 Plan”) and the Great Pee Dee Bancorp and Sentry Bank & Trust 2005 Deferred Compensation Plan for Directors (the “2005 Plan”), Company and Company Bank shall, prior to the Effective Time, in accordance with applicable law and the terms of the Plan documents and such that no interest or additional tax is payable under Section 409A(a)(1)(B) of the Code, (A) comply with the applicable provisions of Code Section 409A and the regulations promulgated thereunder and IRS Notice 2005-1, including amending such Plans if required; and (B) terminate the 2002 Plan and provide for payments of Plan benefits due to participants. As of the Effective Time, the Buyer shall assume and honor the Company and Company Bank’s obligations under such Plans. The Plans shall provide for the following benefit distributions, which shall not trigger interest or additional tax payable under Section 409A(a)(1)(B) of the Code: with respect to the 2005 Plan, Herbert W. Watts and H. Malloy Evans, Jr. shall receive distributions under the elections described later in this paragraph, and all participants in the 2002 Plan shall receive distributions in three equal annual installments commencing at the later of January 1, 2008 or the Effective Time. With respect to the 2005 Plan, prior to the Effective Time and in any event prior to December 31, 2007 (the end of the transition period under Section 409A of the Code), Mr. Watts shall execute and deliver to the Company and to the Buyer an election form indicating that he shall receive a single lump sum payment of his account balance, and Mr. Evans shall execute and deliver to the Company and to the Buyer an election form indicating that he shall receive his account balance in equal monthly or annual installments over a three (3) year period. Distributions under the 2005 Plan shall commence at the later of January 1, 2008, or the Effective Time. Following the distribution of all assets held thereunder, the 2005 Plan shall be terminated.

(iv) Concurrently with the execution and delivery of this Agreement, the Company and Company Bank shall prepare an acknowledgement in the form attached as Section 6.1(e) of the Company Disclosure Schedule (an “Acknowledgement Agreement”), which shall, in a manner consistent with the Plans (as amended, if applicable) that are the subject of paragraphs (ii) and (iii) above, set forth the manner in which each participant’s rights under such Plans will be assumed and honored by the Buyer.

(v) The Company and Company Bank may, prior to the Effective Time, amend such rabbi trusts that hold assets in the (A) First Federal Savings and Loan Association of Cheraw Restated Non-Qualified Deferred Compensation Plan, (B) the 2002 Plan, (C) the 2005 Plan, and (D) the First Federal Savings and Loan Association of Cheraw Non-Qualified Supplemental Plan, in order to consolidate assets from such plans within a single rabbi trust or more than one rabbi trust as it deems necessary or appropriate to provide for an orderly distribution of benefits to participants in such Plans. Following the distribution of all plan assets held thereunder, the rabbi trusts shall be terminated.

(vi) After the date of this Agreement, the 2005 Plan shall be frozen, and neither the Company nor the Company Bank shall make or permit to be made any additional contributions or deferrals under any plan that is a “nonqualified deferred compensation plan” under Treas. Reg. § 1.409A-1(a).

6.2 Covenants of the Buyer.

(a) Reservation of Shares of the Buyer’s Stock.  The Buyer shall reserve for issuance a sufficient number of shares of the Buyer’s Stock to cover the issuances of such stock required hereby.

(b) Directors.

(i) Effective at the Effective Time, the Buyer shall cause James C. Crawford to be elected or appointed as a member of the board of directors of the Buyer and the Buyer Bank; provided that Mr. Crawford meets the independence requirements of the Nasdaq Global Select Market. If Mr. Crawford does not meet the independence requirements of the Nasdaq Global Select Market, the Buyer shall cause to elected or appointed as a member of the board of directors of the Buyer and Buyer Bank another member of the board of directors of the Company and the Company Bank who meets the independence requirements of the Nasdaq Global Select Market. The Buyer shall include such designated individual as a candidate for election as director and recommend and solicit proxies for his or her election at such next annual meeting. After such meeting, such designated person shall be subject to the same nomination and election procedures as the other directors on the boards of the Buyer and the Buyer Bank.

(ii) The Company’s directors at the Effective Time who do not join the Buyer’s board of directors will have the option to participate on a local advisory board of the Buyer (which advisory board the Buyer agrees to establish and maintain for at least three years). Each former Company director who joins such advisory board shall be paid a fee of $1,000 per month for his or her good faith service in promoting the Buyer and the Buyer Bank as a member of such advisory board for the three year period beginning on the Effective Date and ending on the third anniversary of the Effective Date. After the third anniversary of the Effective Date, participants on the local advisory board shall be paid Buyer’s normal advisory board fee for service as a member of such advisory board.

(c) Employees.

(i) Except as covered by the Employment Agreement and any existing employment agreements of Company set forth on Section 4.15(a) of the Company Disclosure Schedule, any and all of the Company’s employees will be employed on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person to obligate the Buyer or any Affiliate thereof to employ any such person for any specific period of time or in any specific position or to restrict the Buyer’s or any of its Affiliates’ right to terminate the employment of any such person at any time and for any reason satisfactory to it.

(ii) Company employees who continue employment with the Buyer or any of its subsidiaries will be eligible for benefits consistent with those of existing employees of the Buyer or such subsidiary, with credit for past service with the Company or the Company Bank for purposes of participation, eligibility and vesting (but not for the calculation of any benefit accrual under any defined benefit plan); provided, however, in the event of any termination or consolidation of any Company or Company Bank health plan with any Buyer or Buyer Bank health plan, the Buyer or Buyer Bank shall make available to employees of the Company or Company Bank who continue employment with the Buyer or Buyer Bank (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to employees of the Buyer and Buyer Bank. Unless a Continuing Employee affirmatively terminates coverage under a Company or Company Bank health plan prior to the time that such Continuing Employee becomes eligible to participate in the Buyer or Buyer Bank health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company or Company Bank health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Buyer and Buyer Bank and their dependents. In the event of any termination of any Company or Company Bank health plan, or consolidation of any Company or Company Bank health plan with any Buyer Bank health plan, any coverage limitation under the Buyer Bank health plan due to any pre-existing condition shall be waived by the Buyer Bank health plan to the degree that such condition was covered by the Company or Company Bank health plan and such condition would otherwise have been covered by the Buyer Bank health plan in the absence of such coverage limitation. All Continuing Employees who cease participating in a Company Bank health plan and become participants in a comparable Buyer Bank health plan (i) shall receive credit for any co-payment and deductibles paid under Company Bank’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Buyer Bank health plan, upon substantiation, in a form satisfactory to Buyer Bank that such co-payment and/or deductible has been satisfied, and (ii) will not be subject to any exclusion or penalty for preexisting conditions that were covered under the Company or Company Bank’s health plans as of the Closing Date or any waiting period relating to coverage under the Buyer or Buyer Bank’s health plans. There shall be no waiting periods applicable to any Company or Company Bank employees to participate in such benefits (including applicable insurance benefits).

(iii) The Buyer or one of its subsidiaries shall honor any and all vacation accrued by the employees of the Company and the Company Bank and any sick leave up to 30 days.

(iv) The Buyer shall provide severance to any employees of the Company that are terminated in connection with the Merger, at the rate of two (2) weeks of base salary per year of service with the Company, with a minimum of three (3) months of severance. In addition, the Buyer shall offer outplacement services for Company employees terminated in connection with the Merger.

(v) Except as otherwise provided herein, the Buyer will honor the existing employment agreements and other Company Contracts set forth on Section 4.15(a) of the Company Disclosure Schedule.

(vi) Immediately prior to the Effective Time, the Company shall transfer to Mr. Long the title to the Company vehicle that Mr. Long currently drives.

(vii) The Company and Company Bank may amend or restate the employment agreement by and between Company Bank and John Long and the severance agreements by and between Company Bank and each of Johnny Digby and Terry Laughter by no later than the earlier of the Closing Date or December 31, 2007, in order to cause a “change in control” to be a triggering event for distributions (without the necessity of separation from service) and to require the amounts due to John Long and Terry Laughter to be paid in a lump sum, and the amounts due to Johnny Digby to be paid in three (3) annual installments, in a manner that is consistent with Section 409A of the Code. Company Bank shall pay such amounts, which are set forth in Section 6.2(c) of the Company Disclosure Schedule (such amounts shall not be increased in the event the Effective Time occurs in 2008 rather than 2007), commencing on the later of January 1, 2008 or the Effective Time; provided that in no event will the Company Bank be obligated to pay any amounts that would be disallowed as a deduction under Section 280G of the Internal Revenue Code. Prior to the Effective Time, Company Bank shall obtain an agreement (a “Settlement Agreement”) in the form attached to Section 6.2(c) of the Company Disclosure Schedule, from each of John Long, Johnny Digby and Terry Laughter, to accept in full settlement of his or her rights under the employment or severance agreement the amounts and benefits set forth in the Settlement Agreements. Section 6.2(c) of the Company Disclosure Schedule sets forth the maximum safe harbor amounts payable to each of John Long, Johnny Digby and Terry Laughter within the meaning of Section 280G of the Code.

(viii) In exchange for their willingness to remain in the employ of the Company Bank following the Effective Time and provided they do not voluntarily terminate their employment prior to the earlier to occur of (A) ninety (90) days following the Effective Time or (b) the date of the data processing conversion with respect to the merger of Company Bank into Buyer Bank, John Long shall receive a retention bonus cash payment of $70,000 and Johnny Digby and Terry Laughter shall each receive a retention bonus cash payment of $25,000, all upon the earlier to occur of ninety (90) days following the Effective Time or the date of the data processing conversion.

(d) Directors and Officers Insurance and Indemnification.

(i) The Buyer shall maintain, or shall cause the Buyer Bank to maintain, in effect for six (6) years from the Closing Date, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, however, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are not taken as a whole Materially less favorable to the insured with respect to matters occurring prior to the Effective Time.

(ii) From and after the Effective Time, the Buyer shall, or shall cause the Buyer Bank to, indemnify (including the advancement of expenses), defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of the Company or Company Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Person is, or is threatened to be made, a party or witness arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company Bank or any of its subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including without limitation the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, at or after the Effective Time (the “Indemnified Liabilities”), to the fullest extent required or permitted by the Company’s Certificate of Incorporation (or as to the Company Bank, its charter) and permitted by applicable Law in effect as of the date hereof or as amended applicable to a time before the Effective Time. Any Indemnified Person wishing to claim indemnification under this Section 6.2(d)(ii), upon learning of any Claim, shall notify the Buyer (but the failure so to so notify shall not relieve the Buyer or the Buyer Bank from any liability that it may have under this Section 6.2(d)(ii), except to the extent such failure Materially prejudices the Buyer or its Affiliates). In the event of any such Claim, whether arising before, on or after the Effective Time, (i) the Buyer shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption, the Buyer shall not be liable to any Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Person in connection with the defense therefor, except that if the Buyer elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless counsel for one or more Indemnified Parties advises his or her client that a conflict exists between his or her client and one or more other Indemnified Parties, in which event the fees and expenses of such counsel shall also be paid by the Buyer) whose reasonable fees and expenses shall be paid promptly as statements are received, (iii) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (iv) the Buyer shall have no obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law (it being acknowledged by the parties hereto that in the event of any good faith dispute about the lawfulness of such indemnification, the Buyer or the Buyer Bank may place the amounts at issue in escrow pending the final and nonappealable determination of such dispute). The obligations of the Buyer and the Buyer Bank pursuant to this Section 6.1(d)(i)(d) are intended to be enforceable against the Buyer and the Buyer Bank directly by the Indemnified Parties. The indemnification provided herein shall be in addition to any indemnification rights that any Indemnified Parties may have by Law, pursuant to the certificate of incorporation or bylaws of the Company or any of its subsidiaries or pursuant to the terms of any employee benefit plan or trust for which any Indemnified Party serves as a fiduciary.

6.3 Covenants of All Parties to the Agreement.

(a) Reorganization for Tax Purposes.  Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and agrees that it will not intentionally take any action that would cause the Merger to fail to so qualify.

(b) Notification.  Each of the parties hereto agrees to notify promptly the other parties hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement. The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.

(c) Consummation of Agreement.  The parties hereto each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the parties hereto, that would Materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each party will notify the others of any such event and the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible. Each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all documents that must be procured or provided pursuant to the provisions hereof. Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto will take any action that would (i) adversely affect or Materially delay receipt of the Consents contemplated in Section 8.1(b), (ii) adversely affect or Materially delay its ability to perform its covenants and agreements made pursuant to this Agreement or (iii) adversely affect the ability of any party to obtain a required approval from any Regulatory Authority.

(d) Corporate Action.  Subject to the terms and conditions hereof, each of the parties hereto shall, and each of them shall cause their subsidiaries to, take all corporate action (including the Company’s recommendation of the Merger by its board of directors to its shareholders) and use each of their best efforts to cause all corporate and shareholder action to be taken as is necessary to consummate and give effect to the Merger.

(e) Maintenance of Corporate Existence.  Each of the parties hereto shall, and each of them shall cause their Affiliates to, maintain in full force and effect each their respective corporate or legal existences.

(f) Registration Statement and Proxy Statement.  As soon as reasonably practicable after the execution of the Agreement and after the furnishing by the Company and the Company Bank of all information required to be contained therein, the Buyer shall file with the SEC the Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall contain the Proxy Statement. As soon as reasonably practicable after all consents contemplated by Section 8.1(b) have been obtained, the Buyer and the Company shall prepare, and the Company shall deliver by mail to the holders of record of the Company Shares, the Proxy Statement. The Buyer and the Company shall each use their reasonable best efforts to cause the Proxy Statement to comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. The Buyer and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Subject to Section 6.1(d), the Proxy Statement shall include the recommendation of the Boards of Directors of the Company in favor of the Merger.

(g) Applications and Reports.  The Buyer shall prepare and file as soon as reasonably practical after the date of this Agreement, and the Company shall cooperate in the preparation and, where appropriate, filing of, all applications, reports and statements with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

(h) Closing.  Subject to the terms and conditions hereof, the parties hereto shall use their reasonable best efforts to consummate the Closing within 30 days after all conditions to the Closing have been satisfied.

(i) Affiliate Agreements.  Not less than 30 days prior to the Effective Time, the Buyer shall deliver to the Company a letter identifying all Persons who, in the judgment of the Buyer, may be deemed an “affiliate” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date of delivery thereof. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to the Buyer not less than 10 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit C.

(j) Section 16(b) Exemption.  Assuming that the Company delivers to the Buyer the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of the Buyer, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of the Buyer Common Stock in exchange for shares of the Company Common Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable Law. The “Company Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders and the number of shares of the Company Common Stock held by each such Company Insider and expected to be exchanged for the Buyer Common Stock in the Merger. The “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are expected to be subject to Section 16(a) of the Exchange Act with respect to the Buyer Common Stock subsequent to the Effective Time.

(k) Company ESOP.  The Company ESOP shall be terminated as of, or immediately prior to, the Effective Time (all shares held by the Company ESOP shall be converted into the right to receive the Merger Consideration), all outstanding Company ESOP indebtedness shall be repaid from the Merger Consideration in the unallocated stock fund, and the balance shall be allocated as earnings of the Company ESOP and distributed to Company ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the Company ESOP and unless otherwise required by applicable Law. In accordance herewith, the Company and Company Bank shall amend the Company ESOP to cause all account balances to be distributed in the form of lump sum distributions following the receipt of a favorable determination letter from the IRS on the termination of the Company ESOP. Prior to the Effective Time, the Company and Company Bank, and following the Effective Time, Buyer and Buyer Bank shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the Company ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). The Company and Company Bank, and following the Effective Time, Buyer and Buyer Bank, will adopt such amendments to the Company ESOP as may be reasonably required by this Section 6.3(k) in order to facilitate termination of the Company ESOP or by the IRS as a condition to granting such favorable determination letter on termination. Until receipt of a favorable determination letter on termination from the IRS, neither the Company nor Company Bank, or following the Effective Time, the Buyer or Buyer Bank shall make any distribution from the Company ESOP relating to the termination of the Company ESOP except as may be required by applicable Law. In the case of a conflict between the terms of this Section 6.3(k) and the terms of the Company ESOP, the terms of the Company ESOP shall control; however, in the event of any such conflict, the Company and Company Bank before the Merger, and Buyer and Buyer Bank after the Merger, shall use their best efforts to cause the Company ESOP to be amended to conform to the requirements of this Section 6.3(k).

ARTICLE VII

DISCLOSURE OF ADDITIONAL INFORMATION

7.1 Access to Information.  Prior to the Closing Date, the parties hereto shall, and shall cause each of their subsidiaries to:

(a) give the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties; and

(b) furnish the other with such financial and operating data and other information with respect to its business, condition (financial or otherwise) and properties, as it may reasonably request.

7.2 Access to Premises.  Prior to Closing, the Company shall, and shall cause its subsidiaries to, give the Buyer and its authorized representatives reasonable access to all of the Company’s and its subsidiaries’ Real Property for the purpose of inspecting such property.

7.3 Environmental Survey.  At its option, the Buyer may cause to be conducted Phase I environmental assessments of the Real Property of the Company and its subsidiaries, whether owned or leased, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Company shall deem necessary or desirable (collectively, the “Environmental Survey”). The Buyer shall complete all such Phase I environmental assessments within 45 days following the date of this Agreement and thereafter conduct and complete any such additional studies, testing, sampling and analyses within 45 days following completion of all Phase I environmental assessments. Subject to the breach of any representation or warranty contained herein, the costs of the Environmental Survey shall be paid by the Buyer.

7.4 Confidentiality.  The parties hereto acknowledge that each of the Buyer and the Company have previously executed a separate agreement (the “Confidentiality Agreement”) dated May 23, 2007 in contemplation of negotiations regarding the Merger and agree that such agreement shall continue in full force and effect in accordance with its terms.

7.5 Publicity.  Without the prior consent of the other parties, no party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by Law, but in which case the disclosing party shall provide the other parties hereto with reasonable advance notice of the timing and substance of any such disclosure.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Mutual Conditions.  The respective obligations of each party hereto to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all parties hereto pursuant to Section 10.4 of this Agreement:

(a) Adverse Proceedings.  Neither the Company nor the Buyer nor any shareholder thereof shall be subject to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the Merger, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any reasonable steps within that party’s control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

(b) Consents.

(i) Regulatory Approval.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the Board of Directors of the Buyer or the Company would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(ii) Consents and Approvals.  Each party hereto shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract, including those Consents listed on Section 4.2 of the Company’s Disclosure Schedule, except to the extent that the failure to obtain such any such Consents would not, individually or in the aggregate result in a Material Adverse Effect on such Person.

(c) Effectiveness of Registration Statement.  The Registration Statement filed with the SEC covering the shares of the Buyer’s Stock to be issued pursuant hereto shall have been declared effective by the SEC, and no stop order suspending such effectiveness shall have been initiated or, to the Knowledge of the Buyer Parties, threatened by the SEC.

(d) Approval.  The Company’s shareholders shall have approved this Agreement and the Merger in accordance with applicable corporate law.

(e) Tax Opinion.  On the basis of facts, representations and assumptions that shall be consistent with the state of facts existing at the Closing Date, the Buyer and the Company shall have received an opinion of an acceptable tax advisor, reasonably acceptable in form and substance to each of them dated as of the Closing Date, substantially to the effect that, for federal income tax purposes: (i) the Merger, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the Buyer or the Company by reason of the Merger, (iii) the exchange or cancellation of Company Shares in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of the Company to the extent such shareholders receive Buyer’s Stock in exchange for their Company Shares, (iv) the basis of the Buyer’s Stock to be received by a shareholder of the Company will be the same as the basis of the stock of the Company surrendered in connection with the Merger, and (v) the holding period of the shares of the Buyer’s Stock to be received by a shareholder of the Company will include the period during which the shareholder held the Company Shares surrendered in connection with the Merger, provided that the Company Shares surrendered in connection with the Merger are held as a capital asset at the Effective Time of such Merger. Each of the Buyer and the Company shall provide a letter to the tax advisor setting forth the facts, assumptions and representations on which such tax advisor may rely in rendering its opinion.

(f) Blue Sky Approvals.  The Buyer shall have received all state securities or “Blue Sky” Permits or other authorizations or confirmations as to the availability of exemptions from “Blue Sky” registration requirements as may be necessary, and no stop orders or proceedings shall be pending, or to the Knowledge of the Buyer or the Company, threatened by a state “Blue Sky” administrator with respect to the issuance of the Buyer’s Stock in the Merger.

(g) Nasdaq Listing.  As of the Effective Time, the Buyer shall have satisfied all requirements in order for the shares of the Buyer’s Stock to be issued to shareholders of the Company in connection with the Merger to be listed on the Nasdaq Global Select Market as of the Effective Time.

8.2 Conditions to the Obligations of the Company.  The obligation of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by such parties pursuant to Section 10.4 of this Agreement:

(a) All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date and except for representations and warranties expressly qualified by “Materiality” or that constitute a breach only if they have a “Material Adverse Effect” or similar materiality qualifier, which must be accurate in all respects as of the Closing Date). The Buyer shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) All documents required to have been executed and delivered to the Company at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(c) The Company shall have received from Howe Barnes Hoefer & Arnett, Inc., a letter, dated not more than five Business Days prior to the Proxy Statement, that the Merger Consideration is fair, from a financial point of view, to the holders of the Company’s Shares.

(d) As of the Closing Date, the Company shall have received the following documents with respect to the Buyer:

(i) a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii) a true and complete copy of its certificate of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation have not been amended since the date of the certificate described in subsection (i) above and that nothing has occurred since such date that would adversely affect its existence;

(v) a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary;

(vi) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement; and

(vii) evidence of Buyer’s compliance with Section 6.2(b) and the penultimate sentence of Section 2.7(c).

(e) The Exchange Agent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from the Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer Stock in exchange for all of the Company Shares.

8.3 Conditions to the Obligations of the Buyer.  The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Buyer pursuant to Section 10.4 of this Agreement:

(a) All representations and warranties of the Company contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date and except for representations and warranties expressly qualified by “Materiality” or that constitute a breach only if they have a “Material Adverse Effect” or similar materiality qualifier, which must be accurate in all respects as of the Closing Date). The Company shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Holders of Company Shares representing no more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time shall have exercised dissenters’ or similar rights with respect to the Merger.

(c) Holders of Company Options that include “Dividend Equivalent Rights” (as defined in the Option Plan) shall have delivered written waivers of such Dividend Equivalent Rights, which waivers shall be in form and substance reasonably satisfactory to the Buyer.

(d) The Buyer shall have received a copy of a favorable determination letter issued by the Internal Revenue Service with respect to the termination of the Company ESOP.

(e) All documents required to have been executed and delivered to the Buyer at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(f) As of the Closing Date, the Buyer shall have received the following documents with respect to each of the Company and its subsidiaries:

(i) a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii) a true and complete copy of its articles of incorporation or charter and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence;

(v) with respect to the Company only, a true and complete copy of the resolutions of its Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(vi) with respect to the Company only, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination.  The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) By mutual written consent of the Company and the Buyer;

(b) By either the Buyer or the Company, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or the Buyer from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the party whose failure to fulfill its obligations hereunder shall have been the cause of or resulted in such law, regulation, judgment, injunction, order or decree;

(c) By either the Buyer or the Company if the Effective Time shall not have occurred on or before June 30, 2008; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill in any Material respect any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before June 30, 2008;

(d) By either the Buyer or the Company, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in Section 6.3(c)), and has not been waived;

(e) At any time on or prior to the Closing Date, by the Buyer in writing, if the Company has, or by the Company, if the Buyer has, in any Material respect, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 10 Business Days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

(f) By either the Buyer or the Company if the approval by the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote upon the taking of such vote at a duly held meeting of the Company’s shareholders or at any adjournment thereof;

(g) By the Buyer, if:

(i) the Company’s board of directors shall have failed to recommend the Merger to its shareholders at the Shareholder Meeting, (ii) withdrawn its recommendation of the Merger to its shareholders or (iii) modified or qualified its recommendation of the Merger in any manner adverse to the consummation of the Merger;

(ii) the Company shall have breached its obligation under this Agreement by reason of a failure to timely call and hold the Shareholder Meeting in accordance with Section 6.1(c); or

(iii) a tender or exchange offer relating to securities of the Company or any of its subsidiaries shall have been commenced by a Person unaffiliated with the Company or its subsidiaries, and the Company shall not have sent to its shareholders within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement that the Company’s board of directors recommends rejection of such tender or exchange offer;

(h) by the Company, by written notice to the Buyer within five Business Days of the Measurement Date (as hereinafter defined), if the Average Closing Price of the Buyer’s Stock is less than $16.50 per share (adjusted for any Stock Adjustments) as of the Measurement Date; provided, however, that upon receipt of notice of termination pursuant to this Section 9.1(h) from the Company, the Buyer shall have five Business Days to provide written notice to the Company of the Buyer’s agreement to increase the Exchange Ratio and/or pay cash to the shareholders of the Company, such that the sum of the increased Exchange Ratio multiplied by the Average Closing Price of the Buyer’s Stock, plus any cash paid per share, is at least $18.975. If the Buyer so provides timely written notice that it agrees to increase the Merger Consideration as described above, the Company’s notice of termination shall be void and of no further force and effect.

For purposes of this subclause (h): “Measurement Date” means the later to occur of (i) the date of shareholder approval of this Agreement by the Company’s shareholders, or (ii) the date of the last Consent from a Regulatory Authority required for consummation of the Merger (without giving effect to any required waiting periods in such Consent).

For purposes of this subclause (h): “Average Closing Price” means, with respect to the Buyer’s Stock, the average of the daily closing sales price thereof on the Nasdaq Global Select Market, as reported in The Wall Street Journal, for the 20 trading days ending three Business Days prior to the Measurement Date.

(i) by the Company, if (i) the board of directors of the Company shall have determined, based upon the advice of outside counsel experienced in such matters, that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(i) unless, after giving the Buyer at least five Business Days notice to respond to such Acquisition Proposal (and after giving the Buyer notice of the latest Material terms and conditions comprising such Acquisition Proposal), and then taking into account any amendment or modification to this Agreement proposed by the Buyer, the Company’s board of directors believes, based upon the advice of outside counsel experienced in such matters, that such Acquisition Proposal constitutes a Superior Proposal, and (ii) the Company thereafter executes a definitive, binding transaction agreement to consummate an Acquisition Transaction in furtherance of such Acquisition Proposal.

9.2 Procedure and Effect of Termination.

(a) In the event of a termination contemplated hereby by either party pursuant to Section 9.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by either party hereto. In such event:

(i) the parties hereto shall continue to be bound by (a) their obligations of confidentiality set forth in the Confidentiality Agreements, and all copies of the information provided by the a party hereto to the other party will be returned or destroyed immediately upon its request therefor, (b) the provisions set forth in Section 7.5 relating to publicity, and (c) the provisions set forth in Section 10.1 relating to expenses;

(ii) all filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made; and

(iii) if the termination is pursuant to Section 9.1(e) or Section 9.1(g), the terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

9.3 Termination Fee; Expenses.

(a) If (i) this Agreement is terminated by the Company pursuant to Section 9.1(i), or (ii) the Company or any of its subsidiaries receives an Acquisition Proposal and the Company’s board of directors fails to recommend or continue recommending approval of the Merger to the Company’s shareholders or amends or withdraws its recommendation of the Merger to the Company’s shareholders, and the Company’s shareholders do not approve the Merger at the Shareholder Meeting, then the Company shall pay to the Buyer, within one Business Day following the termination of this Agreement or the Shareholder Meeting, as applicable, the amount of $1,200,000 (the “Termination Fee”). Notwithstanding anything in this Agreement to the contrary, if the Termination Fee is paid pursuant to this Section 9.3(a), then the Buyer will not have any other rights or claims against the Company, Company Bank, their Affiliates or their respective officers and directors arising from the termination of this Agreement, it being agreed that the acceptance of the Termination Fee will constitute the Buyer’s sole and exclusive remedy for such termination.

(b) If this Agreement is terminated by the Company pursuant to Section 9.1(e), the Buyer shall reimburse the Company’s Costs within one Business Day of the date of termination.

(c) If this Agreement is terminated by the Buyer pursuant to Section 9.1(e), the Company shall reimburse the Buyer’s Costs within one Business Day of the date of termination.

(d) All amounts payable pursuant to this Section 9.3 shall be payable by wire transfer of immediately available funds to an account designated by the recipient.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Expenses.  Except as provided in Section 9.3, whether or not the transactions contemplated hereby are consummated, (i) the Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the Merger and (ii) the Company shall pay all costs and expenses incurred by it in connection with this Agreement and the Merger.

10.2 Survival of Representations.  The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of signing or Closing.

10.3 Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of both parties hereto.

10.4 Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of the Buyer, on one hand, and the Company, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party or parties only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.

10.5 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one Business Day after sending by a reputable national over-night courier service or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

(a) Any notice to any of the Company shall be delivered to the following addresses:

Great Pee Dee Bancorp, Inc.
901 Chesterfield Highway
Cheraw, South Carolina 29520

Attention:	John S. Long
President and Chief Executive Officer
Telephone: (843) 537-7656
Facsimile: (843) 537-4436

with a copy to:

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Ave., NW
Suite 400
Washington, DC 20015
Attention: John J. Gorman
Telephone: (202) 274-2001
Facsimile: (202) 362-2902

(b) Any notice to the Buyer shall be delivered to the following addresses:

First Bancorp
341 North Main Street
Post Office Box 508
Troy, North Carolina 27371-0508
Attention: Chief Executive Officer
Telephone: (910) 576-6171
Facsimile: (910) 576-1070

with a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: Henry H. Ralston
Telephone: (704) 377-2536
Facsimile: (704) 378-4000

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

10.6 Assignment; Third Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. This Agreement shall not be deemed to confer upon any third party beneficiaries or other Persons, including any employees of the Company, any rights or remedies hereunder, except as expressly set forth herein.

10.7 Separable Provisions.  If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

10.8 Governing Law.  The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

10.9 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.11 Entire Agreement.  This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof, except as explicitly provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

GREAT PEE DEE BANCORP, INC.

By:	/s/ John S. Long
Name:     John S. Long

Title:	President & CEO

BUYER:

FIRST BANCORP

By:	/s/ Jerry L. Ocheltree
Name:     Jerry L. Ocheltree

Title:	President/CEO

Appendix 1

“Acquisition Proposal” means any offer or proposal by any Person concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or any divisions of any of the foregoing, or any proposal or offer to acquire in any manner, directly or indirectly, a 10% or more equity interest in, or 10% or more of the assets, business or deposits of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

“Acquisition Transaction” means the consummation of any merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or any divisions of the foregoing, or the acquisition in any manner, directly or indirectly, of a 10% or more equity interest in, or 10% or more of the assets, business or deposits of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, as used with respect to the Company, the term “Affiliates” includes its subsidiaries.

“Agreement” means this Merger Agreement.

“Assets” means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person’s name and wherever located.

“Average Closing Price” has the meaning given to it in Section 9.1(h).

“Benefit Plans” means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation “employee benefit plans” as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

“Business Day” means any day excluding Saturday, Sunday and any day that shall be a legal holiday in the State of North Carolina.

“Buyer” has the meaning given to it in the introductory paragraph hereof.

“Buyer Bank” means First Bank, a North Carolina bank and a wholly owned subsidiary of the Buyer.

“Buyer Contracts” has the meaning given to it in Section 5.15.

“Buyer ERISA Affiliate” has the meaning given to it in Section 5.14.

“Buyer Financial Statements” means, with respect to the Buyer and its subsidiaries, the consolidated audited statements of income and stockholder’s equity and cash flows for the years ended December 31, 2006, 2005 and 2004 and consolidated audited balance sheets as of December 31, 2006 and 2005, as well as the interim unaudited consolidated statements of income and stockholders’ equity and cash flows for the fiscal quarter ended March 31, 2007 and the consolidated interim balance sheet as of March 31, 2007.

“Buyer Improvements” has the meaning given to it in Section 5.9(b).

“Buyer Proprietary Rights” has the meaning given to it in Section 5.17(a).

“Buyer Real Property” has the meaning given to it in Section 5.9(a).

“Buyer SEC Reports” has the meaning given to it in Section 5.4.

“Buyer’s Stock” means the common stock of First Bancorp, no par value, as traded on the Nasdaq Global Select Market.

“Claim” has the meaning given to it in Section 6.2(d)(ii).

“Closing” means the closing of the Merger, as identified more specifically in Article III.

“Closing Date” has the meaning given to it in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Company” has the meaning given to it in the introductory paragraph hereof.

“Company Bank” means Sentry Bank & Trust, a federal savings association and a wholly owned subsidiary of the Company.

“Company Contracts” has the meaning given to it in Section 4.15.

“Company ERISA Affiliate” has the meaning given to it in Section 4.14.

“Company ESOP” means the Company’s Employee Stock Ownership Plan and Trust.

“Company Financial Statements” means, with respect to the Company and its subsidiaries, the consolidated audited statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2006, 2005 and 2004 and consolidated audited statements of financial condition as of June 30, 2006 and 2005, as well as the interim unaudited consolidated statements of operations and stockholders’ equity and cash flows for the periods ended September 30, 2006, December 31, 2006 and March 31, 2007 and the consolidated interim statements of financial condition as of September 30, 2006, December 31, 2006 and March 31, 2007.

“Company Improvements” has the meaning given to it in Section 4.9(b).

“Company Options” has the meaning given to it in Section 2.7.

“Company Pension Plan” means any Pension Plan operated or maintained at any time by the Company, the Company Bank, or any of their subsidiaries.

“Company Proprietary Rights” has the meaning given to it in Section 4.17.

“Company Real Property” has the meaning given to it in Section 4.9(a).

“Company Shares” has the meaning given to it in Section 2.2(a).

“Confidentiality Agreements” has the meaning given to it in Section 7.4.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given or granted with respect to any Contract, Law, Order, or Permit.

“Continuing Employees” has the meaning given to it in Section 6.2(c).

“Contract” means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.

“Costs” means the legal, accounting, investment banking, printing, mailing and other out-of-pocket fees and expenses incurred by the Company and it subsidiaries or the Buyer and its subsidiaries, as the case may be, in connection with this Agreement and the transactions contemplated herein.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of the parties to this agreement or any of their subsidiaries or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” has the meaning given to it in Section 2.6.

“Effective Time” has the meaning given to it in Section 2.1(e).

“Employment Agreement” means that certain Employment Agreement to be entered into between the Buyer and John Long in connection with the transactions contemplated hereby, substantially in the form of Exhibit B.

“Environmental Assessment” means any and all soil and groundwater tests, surveys, environmental assessments and other inspections, tests and inquiries conducted by the Buyer or any agent of the Buyer and related to the Real Property of the Company and its subsidiaries.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including but not limited to any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

“Environmental Survey” has the meaning given to it in Section 7.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Plan” means any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning given to it in Section 2.4.

“Exchange Ratio” means 1.15 shares of the Buyer’s Stock for each Company Share, subject to adjustment pursuant to Section 9.1(h).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“Governmental Authority” means any nation, province or state, or any political subdivision thereof, and any agency, department, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including Regulatory Authorities.

“Hazardous Material” means any substance or material that either is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law, or the presence of which in some quantity requires investigation, notification or remediation under any Environmental Law.

“Indemnified Parties” has the meaning given to it in Section 6.2(d)(ii).

“Indemnified Liabilities” has the meaning given to it in Section 6.2(d)(ii).

“Intellectual Property” means (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all know-how, trade secrets, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including data and related documentation) and (vi) all other proprietary rights.

“Knowledge of the Buyer” means the actual personal knowledge of any of the directors and officers of the Buyer and any of its subsidiaries.

“Knowledge of the Company” means the actual personal knowledge of any of the directors and officers of the Company and any of its subsidiaries.

“Law” means any code, law, ordinance, rule, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“Lien” means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have a Material Adverse Effect, and (iii) Liens to secure advances and other borrowings from Regulatory Authorities incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, complaint, criminal prosecution, governmental investigation, hearing, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Collateral” means all of the assets, properties, businesses and rights of every kind, nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, owned by whomever and wherever located, in which the Company or any of its subsidiaries has taken a security interest with respect to, on which the Company or any of it subsidiaries has placed a Lien with respect to, or which is otherwise used to secure, any loan made by the Company or any of its subsidiaries or any note, account, or other receivable payable to the Company or any of its subsidiaries.

“Market Value” of the Buyer’s Stock on any date shall be the closing price of such stock on the Nasdaq Global Select Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source), or if such date is not a trading day, on the last trading day preceding that date.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Person shall mean an event, change, or occurrence that, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in market interest rates, real estate markets or other market conditions applicable to banks or thrift institutions generally, (c) changes in GAAP or regulatory accounting principles generally applicable to banks or thrifts and their holding companies, (d) actions and omissions of a Person (or any of its subsidiaries) taken with the prior informed consent of the other Person in contemplation of the transactions contemplated hereby, or (e) the Merger (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of the Persons.

“Measurement Date” has the meaning given to it in Section 9.1(h).

“Merger” has the meaning given to it in the Background Statement hereof.

“Merger Consideration” has the meaning given to it in Section 2.3(a).

“Option Plan” means the 2003 Long-Term Incentive Stock Benefit Plan.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

“Participation Facility” shall mean any facility or property in which the Person in question or any of its subsidiaries participates in the management (including but not limited to participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Pension Plan” means any ERISA Plan that also is a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA).

“Permit” means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right given by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Permitted Real Property Encumbrances” means (i) minor imperfections of title, if any, none of which materially detracts from the value or impairs the present or anticipated use of the Real Property subject thereto, or impairs the present or anticipated operations of the Company and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the Real Property subject thereto.

“Person” means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

“Per Share Stock Consideration” has the meaning given to in Section 2.3(a).

“Plan of Merger” means a Plan of Merger to give effect to the Merger, which shall be substantially in the form of Exhibit A hereto.

“Proxy Statement” has the meaning given to it in Section 4.19.

“Real Property” means all of the land, buildings, premises, or other real property in which a Person has ownership or possessory rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties). Notwithstanding the foregoing, “Real Property,” as used with respect to any of the Company and its subsidiaries, does not include any Loan Collateral not yet foreclosed and conveyed to the Company or one of its subsidiaries as of the date with respect to which the term “Real Property” is being used.

“Registration Statement” has the meaning given to it in Section 4.19.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, the North Carolina Commissioner of Banks, the South Carolina Board of Financial Institutions, the FDIC, the FHLB, the National Association of Securities Dealers and the SEC, and all other regulatory agencies having jurisdiction over the Parties and their respective subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“SEC” means the Securities and Exchange Commission.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940 and the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated under each.

“Settlement Agreement” has the meaning given to it in Section 6.2(c).

“Shareholder Meeting” has the meaning given to it in Section 4.19.

“Stock Adjustment” has the meaning given to it in Section 2.3(b).

“Superior Proposal” means a bona fide written unsolicited Acquisition Proposal (including a new or solicited proposal received by the Company or any of its subsidiaries after execution of this Agreement from a party whose initial contact with the Company may have been solicited prior to the execution of this Agreement) that the Company’s board of directors concludes in good faith to be more favorable from a financial point of view to the Company’s shareholders than the Merger and the other transactions contemplated hereby, (i) based on the advice of its financial advisors (which shall be reasonably acceptable to the Buyer), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (iii) after taking into account all legal (with the advice of outside counsel reasonably acceptable to the Buyer), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Surviving Company” has the meaning given to it in Section 2.1(a).

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxable Period” shall mean any period prescribed by any Governmental Authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

“Termination Fee” has the meaning given to it in Section 9.3(a).

“Transmittal Letter” has the meaning given to it in Section 2.5(a).

AMENDMENT TO MERGER AGREEMENT

THIS AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of February 5, 2008, is by and between First Bancorp, a North Carolina corporation (“Buyer”), and Great Pee Dee Bancorp, Inc., a Delaware corporation (“Company”), and amends the Merger Agreement (the “Agreement”) dated as of July 12, 2007 between Buyer and Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, in order to ensure compliance with Section 368(a) of the Internal Revenue Code, the parties wish to amend the Agreement to revise the procedure for calculating the number of shares of Buyer’s Stock into which Company Options will be converted in the Merger, and the exercise price of such converted Company Options.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Amendment. Clauses (iii) and (iv) of Section 2.7(a) of the Agreement are hereby deleted in their entirety and replaced with the following:

“(iii) the number of shares of the Buyer’s Stock subject to such converted Company Options shall be equal to the number of Company Shares subject to such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share; and (iv) the per-share exercise price under each such converted Company Option shall be adjusted by dividing the exercise price of the Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest cent.”

2. Remainder Unaffected. The remainder of the Agreement shall not be affected by this Amendment, and the Agreement shall continue in full force and effect as amended hereby.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

4. Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Amendment shall be governed by and construed in all respects in accordance with the internal laws and judicial decisions of the State of North Carolina.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officer as of the day and year first above written.

COMPANY:

GREAT PEE DEE BANCORP, INC.

By:	/s/ John S. Long
Name:     John S. Long

Title:	President and Chief Executive Officer

BUYER:

FIRST BANCORP

By:	/s/ Jerry L. Ocheltree
Name:     Jerry L. Ocheltree

Title:	President and Chief Executive Officer

Appendix B

Fairness Opinion of Howe Barnes Hoefer & Arnett, Inc.

January 31, 2008

Board of Directors
Great Pee Dee Bancorp, Inc.
901 Chesterfield Highway
Cheraw, SC 29520

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of the outstanding shares of common stock of Great Pee Dee Bancorp, Inc. (“Great Pee Dee”) in the merger with First Bancorp, (the “Merger”) pursuant to the Agreement and Plan of Merger dated July 12, 2007 by and between Great Pee Dee and First Bancorp (the “Merger Agreement.”)

Pursuant to the Merger Agreement, each share of Great Pee Dee common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised) will be converted into 1.15 shares of common stock of First Bancorp (the “Exchange Ratio”). Options to purchase shares of Great Pee Dee’s common stock will be converted into options to purchase shares of First Bancorp’s common stock with the same economic value based upon the Exchange Ratio. The terms of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed certain publicly available business, financial and stockholder information relating to First Bancorp and its subsidiaries and to Great Pee Dee and its subsidiary. In addition, we have reviewed certain financial information provided to us by both Great Pee Dee and First Bancorp pertaining to their respective business plans and projections.

In connection with the foregoing, we have:

1. Reviewed the terms of the Merger Agreement;

2. Reviewed First Bancorp’s recent filings with the Securities and Exchange Commission including its proxy statement filed March 27, 2007, annual reports on Form 10-K for the three years ended December 31, 2006, 2005 and 2004, and quarterly reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007 and March 31, 2007;

3. Reviewed Great Pee Dee’s recent filings with the Securities and Exchange Commission including its proxy statement filed September 8, 2006, annual reports on Form 10-K for the four years ended June 30, 2007, 2006, 2005 and 2004, and quarterly reports on Form 10-Q for the quarters ended September 30, 2007, March 31, 2007, December 31, 2006 and September 30, 2006;

4. Reviewed current reports to shareholders of Great Pee Dee and First Bancorp as filed on Form 8-K with the Securities and Exchange Commission from January 1, 2004 to the date hereof;

5. Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to us by Great Pee Dee and First Bancorp;

6. Held discussions with members of senior management of Great Pee Dee and First Bancorp, including without limitation, their respective outside accountants, legal advisors and others concerning the past and current results of operations of Great Pee Dee and First Bancorp, their respective current financial condition and managements’ opinion of their respective future prospects;

7. Reviewed the historical record of reported prices, trading activity and dividend payments for both Great Pee Dee and First Bancorp;

8. Compared the reported financial terms of selected recent business combinations in the banking industry; and

9. Performed such other studies and analyses as we considered appropriate under the circumstances.

Board of Directors
Great Pee Dee Bancorp, Inc.
January 31, 2008

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the material furnished to us by Great Pee Dee and First Bancorp and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including forecasts we received from Great Pee Dee and First Bancorp, we assumed that they had been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of Great Pee Dee and First Bancorp. In addition, we have not made or obtained any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of Great Pee Dee or First Bancorp. We have further relied on the assurances of management of Great Pee Dee and First Bancorp that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Merger Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might produce consideration for Great Pee Dee or its stockholders in an amount in excess of that contemplated in the Merger (and Great Pee Dee has informed us that no alternative transaction is, and we are not otherwise aware of any alternative transaction that is, currently being contemplated by Great Pee Dee).

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement and that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Great Pee Dee or First Bancorp or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. This opinion was approved by the Fairness Committee of Howe Barnes.

We have acted as financial advisor to Great Pee Dee in connection with the Merger and have received a fee for such services, and expect an additional fee that is contingent upon consummation of the Merger. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Merger. In addition, Great Pee Dee has agreed to indemnify us for certain liabilities arising out of our engagement by Great Pee Dee in connection with the Merger.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, although this opinion may be (i) furnished to First Bancorp for inspection purposes only, provided however, that such consent to provide First Bancorp with a copy of this opinion is based on the condition that each of Great Pee Dee and First Bancorp have acknowledged and agreed that First Bancorp is not authorized to and shall not rely on this opinion, and (ii) included in its entirety in the proxy statement/prospectus of Great Pee Dee used to solicit stockholder approval of the Merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to revise or reaffirm this opinion. The opinion does not in any matter address the prices at which the capital stock of Great Pee Dee or First Bancorp or any of their respective affiliates may trade after the announcement of the Merger. It is understood that this letter is directed to the Board of Directors of Great Pee Dee in its consideration of the Merger Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of Great Pee Dee, or any class of such persons relative to the Exchange Ratio to be received by the holders of the common stock of Great Pee Dee in the transaction or with respect to the fairness of any such compensation.

Board of Directors
Great Pee Dee Bancorp, Inc.
January 31, 2008

During the two years preceding the date of the opinion, other than this engagement, Howe Barnes has not had a material relationship with Great Pee Dee where compensation was received or that it contemplates will be received after closing of the transaction.

Howe Barnes has received compensation from First Bancorp in the last two years. Howe Barnes advised First Bancorp with its trust preferred securities issuance in April 2006 and received a referral fee from a third party. In addition, Howe Barnes received a fee in September 2006 for a core deposit and purchase accounting analysis related to its acquisition of two branches.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of Great Pee Dee common stock.

Sincerely,

Howe Barnes Hoefer & Arnett, Inc.

William J. Wagner
First Vice President and Managing Director

Appendix C

Delaware General Corporation Law § 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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